Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-255836

PROSPECTUS SUPPLEMENT

(To Prospectus Dated July 22, 2021)

The Export-Import Bank of Korea

(A statutory juridical entity established under The Export-Import Bank of Korea Act of 1969, as amended, in the Republic of Korea)

US$1,000,000,000 1.250% Notes due 2025

US$1,000,000,000 1.625% Notes due 2027

US$1,000,000,000 2.125% Green Notes due 2032

Our US$1,000,000,000 aggregate principal amount of notes due 2025 (the “2025 Notes”) will bear interest at a rate of 1.250% per annum, our US$1,000,000,000 aggregate principal amount of notes due 2027 (the “2027 Notes”) will bear interest at a rate of 1.625% per annum and our US$1,000,000,000 aggregate principal amount of green notes due 2032 (the “2032 Notes,” and together with the 2025 Notes and the 2027 Notes, the “Notes”) will bear interest at a rate of 2.125% per annum. Interest on the 2025 Notes is payable semi-annually in arrears on January 18 and July 18 of each year, beginning on July 18, 2022. Interest on the 2027 Notes is payable semi-annually in arrears on January 18 and July 18 of each year, beginning on July 18, 2022. Interest on the 2032 Notes is payable semi-annually in arrears on January 18 and July 18 of each year, beginning on July 18, 2022.

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	2025 Notes			2027 Notes			2032 Notes
	Per Note	Total		Per Note	Total		Per Note	Total
Public offering price	99.850%	US$	998,500,000	99.675%	US$	996,750,000	99.517%	US$	995,170,000
Underwriting discounts	0.300%	US$	3,000,000	0.300%	US$	3,000,000	0.300%	US$	3,000,000
Proceeds to us, before expenses	99.550%	US$	995,500,000	99.375%	US$	993,750,000	99.217%	US$	992,170,000

In addition to the initial public offering price, you will have to pay for accrued interest, if any, from (and including) January 18, 2022.

Approval in-principle has been received from the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing and quotation of the Notes on the SGX-ST. There can be no assurance that we will obtain or be able to maintain a listing of the Notes on the SGX- ST. The SGX-ST assumes no responsibility for the correctness of any of the statements made, opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Approval in-principle from, admission to the Official List of, and listing and quotation of any Notes on, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes.

The underwriters expect to deliver the Notes to investors through the book-entry facilities of DTC, in each case on or about January 18, 2022.

Joint Bookrunners and Lead Managers

BNP PARIBAS
Citigroup
Daiwa Capital Markets Europe
HSBC
J.P. Morgan
KB Securities
MUFG

Co-Manager

KEXIM Asia Limited

Prospectus Supplement Dated January 5, 2022

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

Prospectus Supplement

Prospectus

CERTAIN DEFINED TERMS

All references to “we” or “us” mean The Export-Import Bank of Korea. All references to “Korea” or the “Republic” contained in this prospectus supplement mean The Republic of Korea. All references to the “Government” mean the government of Korea. References to “￦”, “Won” or “Korean won” are to the lawful currency of Korea and references to “US$” or “U.S. dollars” are to the lawful currency of the United States. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, where information has been provided in units of thousands, millions or billions, such amounts have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. Any discrepancy between the stated total amount and the actual sum of the itemized amounts listed in a table, is due to rounding.

Our financial information included in this prospectus supplement was prepared under International Financial Reporting Standards as adopted by Korea (“Korean IFRS” or “K-IFRS”). References in this prospectus supplement to “separate” financial statements and/or information are to financial statements and/or information prepared on a non-consolidated basis. Unless specified otherwise, our financial and other information included in this prospectus supplement is presented on a separate basis in accordance with Korean IFRS and does not include such information with respect to our subsidiaries.

ADDITIONAL INFORMATION

The information in this prospectus supplement is in addition to the information contained in our accompanying prospectus dated July 22, 2021. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-255836, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

WE ARE RESPONSIBLE FOR THE ACCURACY OF THE INFORMATION IN THIS DOCUMENT

We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The address of our registered office is 38 Eunhaeng-ro, Yeongdeungpo-gu, Seoul 07242, The Republic of Korea. The SGX-ST assumes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, and makes no representation as to liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus. Approval in-principle from, admission to the Official List of, and listing and quotation of any Notes on, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes.

NOTIFICATION UNDER SECTION 309B(1)(C) OF THE SECURITIES AND FUTURES ACT, CHAPTER 289 OF SINGAPORE

We have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

UK FINANCIAL PROMOTION LEGEND

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

NOT AN OFFER IF PROHIBITED BY LAW

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and it is prohibited to use them to make an offer, in any state or country which prohibits the offering.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Foreign Selling Restrictions.”

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA.

INFORMATION PRESENTED ACCURATE AS OF DATE OF DOCUMENT

This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. This prospectus supplement may only be used for the purposes for which it has been published. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

We are offering US$1,000,000,000 aggregate principal amount of 1.250% notes due January 18, 2025 (the “2025 Notes”), US$1,000,000,000 aggregate principal amount of 1.625% notes due January 18, 2027 (the “2027 Notes”) and US$1,000,000,000 aggregate principal amount of 2.125% green notes due January 18, 2032 (the “2032 Notes,” and together with the 2025 Notes and the 2027 Notes, the “Notes”).

The 2025 Notes will bear interest at a rate of 1.250% per annum, payable semi-annually in arrears on January 18 and July 18 of each year. The first interest payment on the 2025 Notes will be made on July 18, 2022 in respect of the period from (and including) January 18, 2022 to (but excluding) July 18, 2022. Interest on the 2025 Notes will accrue from January 18, 2022 and will be computed based on a 360-day year consisting of twelve 30-day months. See “Description of the Notes—Payment of Principal and Interest—2025 Notes.”

The 2027 Notes will bear interest at a rate of 1.625% per annum, payable semi-annually in arrears on January 18 and July 18 of each year. The first interest payment on the 2027 Notes will be made on July 18, 2022 in respect of the period from (and including) January 18, 2022 to (but excluding) July 18, 2022. Interest on the 2027 Notes will accrue from January 18, 2022 and will be computed based on a 360-day year consisting of twelve 30-day months. See “Description of the Notes—Payment of Principal and Interest—2027 Notes.”

The 2032 Notes will bear interest at a rate of 2.125% per annum, payable semi-annually in arrears on January 18 and July 18 of each year. The first interest payment on the 2032 Notes will be made on July 18, 2022 in respect of the period from (and including) January 18, 2022 to (but excluding) July 18, 2022. Interest on the 2032 Notes will accrue from January 18, 2022 and will be computed based on a 360-day year consisting of twelve 30-day months. See “Description of the Notes—Payment of Principal and Interest—2032 Notes.”

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

We do not have any right to redeem the Notes prior to maturity.

Listing

Approval in-principle has been received from the SGX-ST for the listing and quotation of the Notes on the SGX-ST. The SGX-ST assumes no responsibility for the correctness of any of the statements made, opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Approval in-principle from, admission to the Official List of, and listing and quotation of any Notes on, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes. For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, the Notes, if traded on the SGX-ST, will be traded in a minimum board lot size of S$200,000 (or its equivalent in foreign currencies). Accordingly, the Notes, if traded on the SGX-ST, will be traded in a minimum board lot size of US$200,000.

Form and settlement

We will issue each series of the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Except as described in the accompanying prospectus under “Description of the

Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the Notes. We will not issue any such additional debt securities unless the issuance would constitute a “qualified reopening” for U.S. federal income tax purposes or such additional debt securities would otherwise be part of the same “issue” for U.S. federal income tax purposes.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about January 18, 2022, which we expect will be the eighth business day following the date of this prospectus supplement, referred to as “T+8.” You should note that initial trading of the Notes may be affected by the T+8 settlement. See “Underwriting—Delivery of the Notes.”

Underwriting

KEXIM Asia Limited is an affiliate of ours and has agreed not to offer or sell any Notes in the United States or to any U.S. persons. See “Underwriting—Relationship with the Underwriters.”

USE OF PROCEEDS

The 2025 Notes and the 2027 Notes

We will use the net proceeds from the sale of the 2025 Notes and the 2027 Notes for our general operations, including extending foreign currency loans and repayment of our maturing debt and other obligations.

The 2032 Notes

Use of the Proceeds from the Sale of the 2032 Notes

We will use the net proceeds from the sale of the 2032 Notes to finance or refinance, in whole or in part, new or existing projects or assets related to (i) renewable energy, (ii) clean transportation, (iii) energy efficiency, (iv) sustainable water and wastewater management and (v) pollution prevention and control (collectively, “Eligible Green Projects or Assets”) in accordance with our Sustainable Finance Framework, which is in alignment with the Green Bond Principles 2021, Social Bond Principles 2021 and Sustainability Bond Guidelines 2021 published by the International Capital Markets Association. Examples of Eligible Green Projects or Assets include the following:

•

Renewable energy: infrastructure dedicated to connecting renewable energy production and storage units to the grid (including powerlines and related infrastructure such as substations) and projects aimed at developing the generation and use of renewable energy, such as solar energy, wind energy, marine energy, hydro energy, bioenergy and geothermal energy, as well as fuel cell and other energy storage systems for renewable energy projects and assets;

•

Clean transportation: projects aimed at developing and manufacturing low-carbon passenger and freight transportation or related infrastructure, including but not limited to passenger non-public transportation, passenger public transportation, freight rail and road freight, as well as developing, manufacturing and recycling of rechargeable batteries and fuel cell for clean transportation;

•

Energy efficiency: projects aimed at developing and manufacturing infrastructure, equipment and technology that improve energy efficiency, including but not limited to battery facilities, energy storage facilities, smart grid technologies, waste heat recovery technologies and energy management systems, as well as developing technologies such as LED lighting, smart meters for households and replacement of boilers to improve energy performance;

•

Sustainable water and wastewater management: projects aimed at developing and manufacturing infrastructure equipment and technology for provision of clean and/or drinking water, wastewater treatment, prevention of water pollution, increase of water-use efficiency, restoration of hydro-ecological systems and flooding mitigation such as urban drainage systems; and

•

Pollution prevention and control: projects aimed at developing and manufacturing infrastructure equipment and technology for recycling of materials, reuse of materials and recycling of organic waste into biogas or biomass energy.

Project Evaluation and Selection Process

Under our project evaluation and selection process, the Eligible Green Projects or Assets will be identified and selected using the criteria indicated above by our Sustainable Finance Working Group, which is composed of representatives from our Treasury, ESG Management, Credit Policy, Engineering & Environment Advisory and Finance departments. The Sustainable Finance Working Group will review and monitor the allocation of net proceeds from the sale of the 2032 Notes on an annual basis, and as necessary, to ensure that the proceeds are allocated to Eligible Green Projects or Assets in accordance with our Sustainable Finance Framework.

Management of Proceeds

An amount equal to the net proceeds from the issue of the 2032 Notes will be deposited in our general funding accounts and earmarked for allocation to Eligible Green Projects or Assets. We will monitor and track the allocation of the net proceeds from the 2032 Notes through our internal records.

Any balance of the net proceeds from the 2032 Notes not yet allocated to Eligible Green Projects or Assets may be managed in cash or cash equivalents or used to repay existing borrowings under our general credit facilities.

Reporting

We will publish a report on the allocation of the net proceeds from the 2032 Notes within one year from the date of issuance of the 2032 Notes and annually thereafter until the proceeds from the 2032 Notes have been fully allocated. Such reports will include allocation information, such as the aggregate amount allocated to Eligible Green Projects or Assets, examples of such Eligible Green Projects or Assets (subject to our confidentiality obligations) and the remaining balance of unallocated proceeds. Impact reporting will be disclosed where possible and will include relevant environmental impacts associated with the Eligible Green Projects or Assets that were funded with the net proceeds of the 2032 Notes.

DNV, an external consultant, has issued an opinion dated September 24, 2021 on our Sustainable Finance Framework (the “Second Party Opinion”). An independent verifier will also be issuing verification reports (“Verification Reports”) on the allocation of the net proceeds from the issue of the 2032 Notes on an annual basis. The Second Party Opinion and our Sustainable Finance Framework are, and the Verification Reports will be, publicly available on the following website: https://www.koreaexim.go.kr/site/homepage/menu/viewMenu?menuid=002001006006.

Investment Considerations

The 2032 Notes may not be a suitable investment for all investors seeking exposure to “green” assets. We will allocate an amount equivalent to the net proceeds from the issuance of the 2032 Notes to finance and/or refinance, in whole or in part, Eligible Green Projects or Assets as described in “Use of the Proceeds from the Sale of the 2032 Notes” above in accordance with our Sustainable Finance Framework, which is in alignment with the Green Bond Principles 2021, Social Bond Principles 2021 and Sustainability Bond Guidelines 2021 published by the International Capital Markets Association. The examples of Eligible Green Projects or Assets provided in “Use of the Proceeds from the Sale of the 2032 Notes” section are for illustrative purposes only and no assurance can be provided by us or any of the Underwriters that disbursements for projects with these specific characteristics will be made by us during the term of the 2032 Notes. Our Sustainable Finance Framework and the Second Party Opinion are not incorporated into, and do not form a part of, this prospectus supplement or the accompanying prospectus.

There is currently no market consensus on what precise attributes are required for a particular project or series of notes to be defined as “green,” and therefore, no assurance can be provided by us or any of the Underwriters to investors that investing in the 2032 Notes or that the selected Eligible Green Projects or Assets will meet, whether in whole or in part, any present or future investor expectations or requirements regarding environmental performance or sustainability. Although the Eligible Green Projects or Assets will be selected in accordance with the categories recognized under our Sustainable Finance Framework, and will be developed in accordance with relevant legislation and standards, there can be no guarantee that the projects will deliver the environmental benefits as anticipated, or that adverse environmental and/or social impacts will not occur during the design, construction, commissioning and operation of the projects. In addition, where any negative impacts are insufficiently mitigated, the projects may become controversial and may be criticized by activist groups or other stakeholders.

The Second Party Opinion may not reflect the potential impact of all risks related to the structure, market, additional risks discussed above and other factors that may affect the value of the 2032 Notes. The Second Party Opinion is not a recommendation to buy, sell or hold securities and is only current as of the date that the Second Party Opinion was initially issued. In addition, although we have agreed to certain reporting and use of proceeds obligations in connection with certain environmental criteria, our failure to comply with such obligations will not constitute a breach or an event of default under the 2032 Notes. A withdrawal of the Second Party Opinion or any failure by us to use an amount equivalent to the net proceeds from the issue of the 2032 Notes on Eligible Green Projects or Assets or to meet or continue to meet the investment requirements of certain environmentally-focused investors with respect to the 2032 Notes may affect the value of the 2032 Notes and may have consequences for certain investors with portfolio mandates to invest in green assets.

No representation or assurance is given by us or any of the Underwriters with respect to the suitability of the Second Party Opinion or that the 2032 Notes will fulfill, whether in whole or in part, the environmental and sustainability criteria to qualify as “green” bonds. Each potential purchaser of 2032 Notes should determine for itself the relevance of the information contained in this prospectus supplement regarding the use of proceeds and its purchase of 2032 Notes should be based upon such investigation as it deems necessary.

RECENT DEVELOPMENTS

This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated July 22, 2021. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE EXPORT-IMPORT BANK OF KOREA

Unless specified otherwise, the information provided below is stated on a separate basis in accordance with K-IFRS. Our financial information as of and for the nine months ended September 30, 2021 and 2020 in this prospectus supplement is presented based on our unaudited internal management accounts.

Overview

As of June 30, 2021, we had ￦77,516 billion of outstanding loans, including ￦39,281 billion of outstanding export credits, ￦30,033 billion of outstanding overseas investment credits and ￦6,126 billion of outstanding import credits, as compared to ￦76,288 billion of outstanding loans, including ￦38,487 billion of outstanding export credits, ￦28,617 billion of outstanding overseas investment credits and ￦5,332 billion of outstanding import credits as of December 31, 2020.

Capitalization

As of June 30, 2021, our authorized capital was ￦15,000 billion and our capitalization was as follows:

	June 30, 2021(1)
	(billions of Won) (unaudited)
Long-Term Debt(2)(3)(4)(5)(6):
Borrowings in Korean Won	￦	—
Borrowings in Foreign Currencies		723
Export-Import Financing Debentures		48,424

Total Long-term Debt	￦	49,148

Capital and Reserves:
Capital Stock(7)	￦	12,748
Additional Paid-in Capital		—
Capital Adjustments		(134)
Retained Earnings		1,832
Legal Reserve(8)		446
Voluntary Reserve(8)		712
Regulatory Reserve for Loan Losses(9)		149
Unappropriated Retained Earnings		524
Other Components of Equity(10)		1,145

Total Capital and Reserves	￦	15,591

Total Capitalization	￦	64,739

(1)	Except as described in this prospectus supplement, there has been no material adverse change in our capitalization since June 30, 2021.
(2)	Consists of borrowings and debentures with maturities of more than a year remaining.

(3)

We have translated borrowings in foreign currencies as of June 30, 2021 into Won at the rate of ￦1,130.0 to US$1.00, which was the market average exchange rate as announced by the Seoul Monetary Brokerage Services Ltd., on June 30, 2021.

(4)

As of June 30, 2021, we had contingent liabilities totaling ￦35,767 billion, which consisted of ￦27,273 billion under outstanding guarantees and acceptances and ￦8,494 billion under contingent guarantees and acceptances issued on behalf of our clients. See “—Financial Statements and the Auditors—Notes to Separate Financial Statements as of and for the six months ended June 30, 2021 and 2020—Note 36.”

(5)

As of June 30, 2021, we had entered into 438 interest rate related derivative contracts with a notional amount of ￦42,058 billion and 476 currency related derivative contracts with a notional amount of ￦30,596 billion in accordance with our policy to hedge interest rate and currency risks. See “—Financial Statements and the Auditors—Notes to Separate Financial Statements as of and for the six months ended June 30, 2021 and 2020—Note 20.”

(6)

See “The Export-Import Bank of Korea—Description of Assets and Liabilities—Sources of Funding” of the accompanying prospectus for an explanation of these sources of funds. All of our borrowings, whether domestic or international, are unsecured and unguaranteed.

(7)

As of June 30, 2021, our authorized ordinary share capital was ￦15,000 billion and issued fully-paid ordinary share capital was ￦12,748 billion. For more information, see “The Export-Import Bank of Korea—Business—Government Support and Supervision” of the accompanying prospectus.

(8)

See “The Export-Import Bank of Korea—Business—Government Support and Supervision” of the accompanying prospectus for a description of the manner in which annual net income is transferred to the legal reserve and may be transferred to the voluntary reserve.

(9)

If the estimated allowance for credit loss determined by K-IFRS for accounting purposes is lower than that for regulatory purposes as required by Regulation on Supervision of Banking Business, we reserve such difference as regulatory reserve for loan losses. See “—Financial Statements and the Auditors—Notes to Separate Financial Statements as of and for the six months ended June 30, 2021 and 2020—Note 23.”

(10)	See “—Financial Statements and the Auditors—Notes to Separate Financial Statements as of and for the six months ended June 30, 2021 and 2020—Note 22.”

Government Support

In March, April and June 2021, the Government made contributions to our capital of ￦110 billion, ￦29 billion and ￦160 billion, respectively, in cash.

Selected Financial Statement Data

Recent Developments

The following tables present selected separate financial information as of September 30, 2021 and December 31, 2020 and for the first nine months of 2021 and 2020, which has been derived from our unaudited separate internal management accounts as of September 30, 2021 and for the first nine months of 2021 and 2020 prepared in accordance with K-IFRS.

	Nine Months Ended September 30,
	2021		2020
	(billions of Won)
	(unaudited)
Income Statement Data
Total Interest Income	￦	1,297	￦	1,814
Total Interest Expense		594		1,153
Net Interest Income		703		661
Operating Income		895		452
Income before Income Tax		903		467
Income Tax Expense		240		115
Net Income		662		351

	As of September 30, 2021 (unaudited)		As of December 31, 2020
	(billions of Won)
Balance Sheet Data
Total Loan Credits(1)	￦	79,417	￦	76,288
Total Borrowings(2)		81,821		78,718
Total Assets		101,592		97,590
Total Liabilities		85,790		83,121
Total Shareholders’ Equity		15,802		14,469

(1)

Gross amount, including domestic usance bills, foreign-currency bills bought, advance payments on acceptances and guarantees, call loans, inter-bank loans in foreign currency, private placement corporate bonds in local currency and others and before deducting allowance for loan losses and net deferred loan origination fees and costs.

(2)	Includes debentures.

For the first nine months of 2021, we had net income of ￦662 billion compared to net income of ￦351 billion for the first nine months of 2020, primarily due to a reversal of provision for credit losses in the amount of ￦81 billion in the first nine months of 2021 compared to recognition of such losses in the amount of ￦391 billion in the corresponding period of 2020, mainly reflecting an improvement in the overall asset quality of our loan portfolio. Such effect was partially offset by an increase in income tax expense to ￦240 billion in the first nine months of 2021 from ￦115 billion in the corresponding period of 2020, primarily due to an increase in income before income tax to ￦903 billion in the first nine months of 2021 from ￦467 billion in the corresponding period of 2020, as well as a decrease in net commission income to ￦200 billion in the first nine months of 2021 from ￦281 billion in the corresponding period of 2020, primarily due to a decrease in commissions received in connection with structuring transactions and guarantee contracts.

As of September 30, 2021, our total assets increased to ￦101,592 billion from ￦97,590 billion as of December 31, 2020, primarily due to an increase in Loan Credits to ￦79,417 billion as of September 30, 2021 from ￦76,288 billion as of December 31, 2020.

As of September 30, 2021, our total liabilities increased to ￦85,790 billion from ￦83,121 billion as of December 31, 2020, primarily due to an increase in debentures to ￦75,790 billion as of September 30, 2021 from ￦72,642 billion as of December 31, 2020.

The increases in assets and liabilities were primarily due to increases in the volume of loans and debt, respectively. The depreciation of the Won against the U.S. dollar as of September 30, 2021 compared to December 31, 2020 magnified the effect of the increases in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt (including significant percentages in U.S. dollars).

As of September 30, 2021, our total shareholders’ equity increased to ￦15,802 billion from ￦14,469 billion as of December 31, 2020, primarily due to (i) an increase in retained earnings to ￦1,970 billion as of September 30, 2021 from ￦1,349 billion as of December 31, 2020 and (ii) an increase in capital stock to ￦12,748 billion as of September 30, 2021 from ￦12,449 billion as of December 31, 2020.

Based on preliminary data, our capital adequacy ratio as of September 30, 2021, on a consolidated basis, was 15.6%, an increase from 15.1% as of December 31, 2020.

Separate Financial Statement Data

You should read the following financial statement data together with our separate financial statements and notes included in this prospectus supplement. The following tables present selected separate financial information as of June 30, 2021 and December 31, 2020 and for the six months ended June 30, 2021 and 2020, which has been derived from our unaudited separate K-IFRS financial statements as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 included in this prospectus supplement:

	Six Months Ended June 30,
	2021		2020
	(billions of Won)
	(unaudited)
Income Statement Data
Total Interest Income	￦	871	￦	1,294
Total Interest Expense		395		862
Net Interest Income		476		432
Operating Income		681		222
Income before Income Tax		690		237
Income Tax Expense		166		57
Net Income		523		180

	As of June 30, 2021 (unaudited)		As of December 31, 2020
	(billions of Won)
Balance Sheet Data
Total Loan Credits(1)	￦	77,516	￦	76,288
Total Borrowings(2)		79,964		78,718
Total Assets		99,284		97,590
Total Liabilities		83,693		83,121
Total Shareholders’ Equity		15,591		14,469

(1)

Gross amount, including domestic usance bills, foreign-currency bills bought, advance payments on acceptances and guarantees, call loans, inter-bank loans in foreign currency, private placement corporate bonds in local currency and others and before deducting allowance for loan losses and net deferred loan origination fees and costs.

(2)	Includes debentures.

In the first half of 2021, we had net income of ￦523 billion compared to net income of ￦180 billion in the corresponding period of 2020. The principal factors for the increase in net income to ￦523 billion in the first half of 2021 from ￦180 billion in the corresponding period of 2020 included:

•

net other operating income in the amount of ￦655 billion in the first half of 2021 compared to net other operating expense in the amount of ￦1,232 billion in the corresponding period of 2020, primarily due to net gain on fair value hedged items of ￦645 billion in the first half of 2021 compared to net loss on such items of ￦1,215 billion in the corresponding period of 2020; and

•

reversal of impairment loss on credit in the amount of ￦74 billion in the first half of 2021 compared to recognition of such losses in the amount of ￦335 billion in the corresponding period of 2020, mainly reflecting an improvement in the overall asset quality of our loan portfolio.

The above factors were partially offset by net loss on hedging derivative assets in the amount of ￦760 billion in the first half of 2021 compared to net gain on such assets in the amount of ￦964 billion in the corresponding period of 2020, as well as a decrease in net gain on financial assets at fair value through profit or loss to ￦28 billion in the first half of 2021 from ￦148 billion in the corresponding period of 2020.

As of June 30, 2021, our total assets increased to ￦99,284 billion from ￦97,590 billion as of December 31, 2020, primarily due to an increase in Loan Credits to ￦77,516 billion as of June 30, 2021 from ￦76,288 billion as of December 31, 2020.

As of June 30, 2021, our total liabilities increased to ￦83,693 billion from ￦83,121 billion as of December 31, 2020, primarily due to an increase in debentures to ￦74,391 billion as of June 30, 2021 from ￦72,642 billion as of December 31, 2020.

The increases in assets and liabilities were primarily due to increases in the volume of loans and debt, respectively. The depreciation of the Won against the U.S. dollar as of June 30, 2021 compared to December 31, 2020 magnified the effect of the increase in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt (including significant percentages in U.S. dollars).

As of June 30, 2021, our total shareholders’ equity increased to ￦15,591 billion from ￦14,469 billion as of December 31, 2020, primarily due to our net income of ￦523 billion in the first half of 2021 as well as contributions made to our capital by the Government in the first half of 2021.

Operations

Loan Operations

In the first half of 2021, we provided total loans of ￦31,503 billion, a decrease of 12% from the corresponding period of 2020.

Export Credits

As of June 30, 2021, export credits in the amount of ￦39,281 billion represented 51% of our total outstanding Loan Credits. Our disbursements of export credits amounted to ￦17,976 billion in the first half of 2021, a decrease of 15% from the corresponding period of 2020, which was mainly due to a decrease in demand for loan and trade financing from domestic exporters. The appreciation of the Won against the U.S. dollar as of June 30, 2021 compared to June 30, 2020 magnified the effect of the decrease in the volume of export credits in the first half of 2021, as a majority of our export credits consisted of foreign currency credits (including a significant percentage in U.S. dollars).

Overseas Investment Credits

As of June 30, 2021, overseas investment credits amounted to ￦30,033 billion, representing 39% of our total outstanding Loan Credits. Our disbursements of overseas investment credits in the first half of 2021 decreased by 13% to ￦8,417 billion from the corresponding period of 2020, primarily due to decreased demand in overseas investment and project credits. The appreciation of the Won against the U.S. dollar as of June 30, 2021 compared to June 30, 2020 magnified the effect of the decrease in the volume of overseas investment credits in the first half of 2021, as a majority of our overseas investment credits consisted of foreign currency credits (including a significant percentage in U.S. dollars).

Import Credits

As of June 30, 2021, import credits in the amount of ￦6,126 billion represented 8% of our total outstanding Loan Credits. Our disbursements of import credits amounted to ￦5,110 billion in the first half of 2021, an increase of 1% over the corresponding period of 2020, which was mainly due to an increase in demand for financing for raw materials used for export and domestic consumption. The appreciation of the Won against the U.S. dollar as of June 30, 2021 compared to June 30, 2020 partially offset the effect of the increase in the volume of import credits in the first half of 2021, as a majority of our import credits consisted of foreign currency credits (including a significant percentage in U.S. dollars).

Guarantee Operations

Guarantee commitments as of June 30, 2021 increased slightly to ￦35,767 billion from ￦34,703 billion as of December 31, 2020. Guarantees we had confirmed as of June 30, 2021 decreased to ￦27,273 billion from ￦27,961 billion as of December 31, 2020.

For further information regarding our guarantee and letter of credit operations, see “—Financial Statements and the Auditors—Notes to Separate Financial Statements as of June 30, 2021 and for the six months ended June 30, 2021 and 2020—Note 36”.

Description of Assets and Liabilities

Total Credit Exposure

The following table sets out our Credit Exposure as of June 30, 2021, categorized by type of exposure extended:

		June 30, 2021
		(billions of Won, except for percentages)
A	Loans in Won	￦	24,538	24%
B	Loans in Foreign Currencies		49,251	48
C	Loans (A+B)		73,789	72
D	Other Loans(1)		3,728	4
E	Loan Credits (C+D)		77,516	75
F	Allowances for Possible Loan Losses		1,744	2
G	Loan Credits (including present value discounts) (E-F)		75,772	74
H	Confirmed Guarantees		27,273	26

I	Credit Exposure (G+H)	￦	103,046	100%

(1)

Includes domestic usance bills, foreign currency bills bought, advance payments on acceptances and guarantees, call loans, inter-bank loans in foreign currencies and private placement corporate bonds in Won.

Loan Credits by Geographic Area

The following table sets out the total amount of our outstanding Loan Credits (including call loans and inter-bank loans in foreign currency) as of June 30, 2021, categorized by geographic area(1):

	June 30, 2021		As % of June 30, 2021 Total
	(billions of Won, except for percentages)
Asia(2)	￦	60,916	79%
Europe		8,275	11
America		6,605	9
Africa		1,721	2

Total	￦	77,516	100%

(1)

For purposes of this table, export credits have been allocated to the geographic areas in which the foreign buyers of Korean exports are located; overseas investment credits have been allocated to the geographic areas in which the overseas investments being financed are located; and import credits have been allocated to the geographic areas in which the sellers of the imported goods are located.

(2)	Includes Australia.

Individual Exposure

As of June 30, 2021, our largest Credit Exposure was to Samsung Heavy Industries Co., Ltd. in the amount of ￦3,559 billion, an increase from ￦3,515 billion as of December 31, 2020, primarily due to an increase in guarantees.

As of June 30, 2021, our second and third largest Credit Exposures, respectively, were to Daewoo Shipbuilding & Marine Engineering Co., Ltd. in the amount of ￦3,010 billion and Doosan Heavy Industries & Construction in the amount of ￦2,286 billion.

The following table sets out our five largest Credit Exposures as of June 30, 2021(1):

Rank	Name of Borrower	Loans	Guarantees	Total
		(billions of Won)
1	Samsung Heavy Industries	1,457	2,102	3,559
2	Daewoo Shipbuilding & Marine Engineering	540	2,470	3,010
3	Doosan Heavy Industries & Construction	1,979	307	2,286
4	Korean Air Lines	1,066	449	1,515
5	GS Engineering & Construction	646	730	1,376

(1)	Excludes loans and guarantees extended to affiliates.

Source: Internal accounting records

Asset Quality

Asset Classifications

The following table provides information on our asset quality and loan loss reserves as of June 30, 2021:

	As of June 30, 2021
	Loan Amount(1)		Loan Loss Reserve(2)
Normal	￦	126,902	￦	755
Precautionary		8,879		1,260
Sub-standard		118		48
Doubtful		499		430
Estimated Loss		248		234

Total	￦	136,646	￦	2,726

(1)

These figures include loans (excluding inter-bank loans and call loans), domestic usance bills, bills bought, notes bought, advances for customers, confirmed and unconfirmed acceptances and guarantees and unused loan commitments, among others.

(2)	These figures include present value discount.

Reserves for Credit Losses

As of June 30, 2021, the amount of our non-performing assets was ￦865 billion, a decrease of 47.0% from ￦1,631 billion as of December 31, 2020. As of June 30, 2021, our non-performing asset ratio was 0.6%, compared to 1.2% as of December 31, 2020.

We cannot provide any assurance that our current level of exposure to non-performing assets will not increase in the future or that any of our borrowers (including our largest borrowers as described above) is not currently facing, or in the future will not face, material financial difficulties.

The following table sets forth information regarding our loan loss reserves as of June 30, 2021:

As of June 30, 2021
Loan Amount(1)
Loan Loss Reserve (A)	￦ 2,726
NPA (B)(1)	865
Total Equity (C)	15,591
Reserve to NPA (A/B)	315%
Equity at Risk (B-A)/C	—

(1)	Non-performing assets, which are defined as assets that are classified as substandard or below.

Source: Internal accounting records.

Investments

As of June 30, 2021, our total investment in securities amounted to ￦14,451 billion, representing 14.6% of our total assets.

The following table sets out the composition of our investment securities as of June 30, 2021:

Type of Investment Securities	Amount		%
	(billions of Won
Financial Assets at FVOCI	￦	12,178	84%
Securities at Amortized Cost		708	5
Investments in Associates and Subsidiaries		1,565	11

Total	￦	14,451	100%

For further information relating to the classification guidelines and methods of valuation of our financial instruments (including securities), see “—Financial Statements and the Auditors—Notes to Separate Financial Statements as of June 30, 2021 and for the six months ended June 30, 2021 and 2020—Note 5”.

Guarantees and Acceptances and Contingent Liabilities

As of June 30, 2021, we had issued a total amount of ￦27,273 billion in confirmed guarantees and acceptances, of which ￦24,158 billion, representing 88.6% of the total amount, was classified as normal and ￦2,867 billion, representing 10.5% of the total amount, was classified as precautionary, and ￦248 billion, representing 0.9% of the total amount, was classified as substandard or below.

Derivatives

As of June 30, 2021, our outstanding loans made at floating rates of interest totaled approximately ￦51,904 billion, whereas our outstanding borrowings made at floating rates of interest totaled approximately ￦54,519 billion, including those raised in Australian Dollar, Euro and Brazil Real and swapped into U.S. dollar floating rate borrowings. As of June 30, 2021, we had entered into 438 interest rate related derivative contracts with a notional amount of ￦42,058 billion and had entered into 476 currency related derivative contracts with a notional amount of ￦30,596 billion. See “—Financial Statements and the Auditors—Notes to Separate Financial Statements as of June 30, 2021 and for the six months ended June 30, 2021 and 2020—Note 20”.

Sources of Funding

We raised a net total of ￦30,801 billion (new borrowings plus loan repayments by our clients less repayment of our existing debt) during the first half of 2021, a decrease of 27.7% from ￦42,578 billion in the corresponding period of 2020. The total loan repayments, including prepayments by our clients, during the first half of 2021 amounted to ￦29,962 billion, a decrease of 11.7% from ￦33,933 billion during the corresponding period of 2020.

As of June 30, 2021, we had no outstanding borrowings from the Government. We issued Won-denominated domestic bonds in the aggregate amount of ￦8,230 billion during the first half of 2021.

During the first half of 2021, we issued eurobonds in the aggregate principal amount of US$2,813 million in various types of currencies under our existing global medium term notes program, a 1.0% increase from US$2,785 million in the corresponding period of 2020. In addition, we issued global bonds during the first half of 2021 in the aggregate amount of US$3,500 million under our U.S. shelf registration statement compared with US$500 million in the corresponding period of 2020. As of June 30, 2021, the outstanding amounts of our notes and debentures were US$33,335 million, JPY 23,600 million, HKD 6,363 million, BRL 1,266 million, EUR 3,929 million, THB 8,880 million, CHF 1,250 million, AUD 4,606 million, INR 27,400 million, CNY 6,162 million, IDR 13,083,000 million, PEN 473 million, NZD 854 million, ZAR 1,900 million, NOK 2,250 million, SEK 250 million, GBP 35 million, CAD 65 million, MXN 12,150 million, CZK 3,420 million, PLN 194 million and SGD 200 million.

We also borrow from foreign financial institutions in the form of loans that are principally made bilaterally or by syndicates of commercial banks at floating or fixed interest rates and in foreign currencies, with original maturities ranging from one to five years. As of June 30, 2021, the outstanding amount of such borrowings from foreign financial institutions was US$1,381 million.

As of June 30, 2021, our total paid-in capital amounted to ￦12,748 billion, and the Government, The Bank of Korea and Korea Development Bank owned 69%, 9% and 22%, respectively, of our paid-in capital.

As of June 30, 2021, the aggregate outstanding principal amount of our borrowings (including export-import financing debentures), which was ￦79,366 billion, was equal to 20.1% of the authorized amount of ￦394,980 billion.

Debt

Debt Repayment Schedule

The following table sets out the principal repayment schedule for our debt outstanding as of June 30, 2021:

	Maturing on or before December 31,
	2021		2022		2023		2024		Thereafter
	(billions of won)
Won	￦	8,475	￦	9,760	￦	2,310	￦	850	￦	1,650
Foreign(2)		7,449		11,317		9,002		8,863		19,689

Total Won Equivalent	￦	15,924	￦	21,077	￦	11,312	￦	9,713	￦	21,339

(1)	Borrowings in foreign currency have been translated into Won at the market average exchange rates on June 30, 2021, as announced by the Seoul Money Brokerage Services Ltd.
(2)	This figure includes debentures, bank loans, commercial papers and repurchase agreements.

As of June 30, 2021, our foreign currency assets maturing within three months, six months and one year exceeded our foreign currency liabilities coming due within such periods by US$4,571 million, US$6,461 million and US$5,266 million, respectively. As of June 30, 2021, our total foreign currency liabilities exceeded our total foreign currency assets by US$281 million.

Capital Adequacy

As of June 30, 2021, our capital adequacy ratio, on a consolidated basis, was 16.0%, an increase from 15.1% as of December 31, 2020.

The following table sets forth our capital base and capital adequacy ratios (on a consolidated basis) reported as of June 30, 2021:

June 30, 2021
(billions of Won, except for percentages)
Tier I	￦ 15,596
Paid-in Capital (including capital adjustments)	12,748
Retained Earnings(1)	1,887
Accumulated other comprehensive income	1,120
Common shares issued by consolidated subsidiaries of the bank and held by third parties	2
Deductions from Tier I Capital	162
Capital Adjustments	134
Deferred Tax Asset	0
Others	28
Tier II (General Loan Loss Reserves)	1,824
Total Capital	17,420
Risk Adjusted Assets	108,606
Capital Adequacy Ratios
Tier I common equity	14.36%
Tier 1	14.36%
Tier I and Tier II	16.0%

(1)	Net amount after deducting regulatory reserve for bad loans.

Source: Internal accounting records.

Management and Employees

Management

The members of the Board of Directors are currently as follows:

Name	Board Member Since	Position
Moon-kyu Bang	October 30, 2019	Chairman and President
Woo-seog Kwon	May 15, 2021	Vice President
Tae-soo Kim	May 15, 2021	Executive Director
Bok-hwan Yu	January 6, 2020	Non-Executive Director
Tammy Chung	January 6, 2020	Non-Executive Director
Jaimin Lee	September 18, 2021	Non-Executive Director
Tae-ho Yun	September 18, 2021	Non-Executive Director

Financial Statements and the Auditors

Our interim separate financial statements as of June 30, 2021 and December 31, 2020 and for the six months ended June 30, 2021 and 2020 appearing in this prospectus supplement were prepared in conformity with K-IFRS, as summarized in Note 2 of the notes to our unaudited separate financial statements as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 included in this prospectus supplement.

THE EXPORT-IMPORT BANK OF KOREA

CONDENSED SEPARATE INTERIM STATEMENTS OF FINANCIAL POSITION

AS OF JUNE 30, 2021 AND DECEMBER 31, 2020

	June 30, 2021		December 31, 2020

	(Korean won in millions)
ASSETS:
Cash and due from financial institutions (Notes 4, 5 and 7)	￦	4,131,909	￦	4,025,737
Financial assets at fair value through profit or loss (“FVTPL”) (Notes 4, 5, 8 and 20)		2,162,547		3,478,402
Hedging derivative assets (Notes 4, 5 and 20)		931,344		1,499,766
Loans at amortized cost (Notes 4, 5, 10 and 37)		75,412,061		73,407,381
Financial investments (Notes 4, 5 and 9)		12,885,999		11,042,411
Investments in associates and subsidiaries (Note 11)		1,565,153		1,919,212
Tangible assets, net (Note 12)		263,826		263,087
Intangible assets, net (Note 13)		26,849		28,082
Deferred tax assets (Note 34)		964,042		1,107,370
Retirement benefit assets, net (Note 18)		—		4,801
Other assets (Notes 4, 5, 14 and 37)		939,926		813,786

	￦	99,283,656	￦	97,590,035

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Financial liabilities at FVTPL (Notes 4, 5 and 20)	￦	524,340	￦	753,442
Hedging derivative liabilities (Notes 4, 5 and 20)		430,660		418,970
Borrowings (Notes 4, 5 and 15)		5,573,065		6,076,631
Debentures (Notes 4, 5 and 16)		74,390,786		72,641,777
Provisions (Notes 17 and 36)		560,798		626,611
Retirement benefit liabilities, net (Note 18)		901		—
Other liabilities (Notes 4, 5, 19 and 37)		2,212,065		2,603,158

		83,692,615		83,120,589

STOCKHOLDERS’ EQUITY:
Capital stock (Notes 1 and 21)		12,748,254		12,449,456
Capital adjustments		(133,713)		(132,271)
Other components of equity (Notes 20 and 22)		1,144,973		803,317
Retained earnings (Note 23)
(Regulatory reserve for loan losses as of June 30, 2021 and December 31 2020: ￦149,219 million and ￦338,574 million)		1,831,527		1,348,944

		15,591,041		14,469,446

	￦	99,283,656	￦	97,590,035

See accompanying notes to condensed separate interim financial statements.

THE EXPORT-IMPORT BANK OF KOREA

CONDENSED SEPARATE INTERIM STATEMENTS OF COMPREHENSIVE INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

	Six months ended June 30, 2021		Six months ended June 30, 2020

	(Korean won in millions)
OPERATING INCOME:
Net interest income (Notes 24 and 37):
Interest income	￦	871,249	￦	1,293,547
Interest expenses		(395,039)		(861,890)

		476,210		431,657

Net commission income (Notes 25 and 37):
Commission income		139,261		171,028
Commission expenses		(8,994)		(5,740)

		130,267		165,288

Dividend income (Note 26)		38,493		34,150
Net gain (loss) on financial assets at FVTPL (Note 27)		28,306		148,232
Net gain (loss) on hedging derivative assets (Notes 20 and 28)		(760,263)		963,781
Net gain (loss) on financial investments (Note 29)		1,530		497
Net gain (loss) on foreign exchange transaction		150,840		152,989
Net other operating income (expenses) (Note 30)		655,028		(1,232,169)
Reversal of (additional) impairment loss on credit (Notes 31 and 37)		74,165		(334,602)
General and administrative expenses (Note 32)		(113,201)		(107,387)

Total operating income		681,375		222,436

NON-OPERATING INCOME (Note 33):
Net gain (loss) on investments in associates and subsidiaries		10,931		16,913
Net other non-operating income (expenses)		(2,563)		(1,924)

		8,368		14,989

PROFIT BEFORE INCOME TAX		689,743		237,425
INCOME TAX EXPENSES (Note 34)		(166,401)		(57,397)

PROFIT FOR THE PERIOD		523,342		180,028

(Adjusted profit for the period after regulatory reserve for loan losses for the six months ended June 30, 2021 and 2020: ￦550,657 million and ￦280,353 million) (Note 23)
OTHER COMPREHENSIVE INCOME (LOSS) FOR THE PERIOD (Note 22)
Items not reclassified subsequently to profit or loss:
Remeasurement of net defined benefit liabilities		—		(1,040)
Net gain (loss) on equity securities at fair value through other comprehensive income(“FVOCI”)		465,732		85,755
Income tax effect		(112,705)		(20,501)
Items that are or may be reclassified subsequently to profit or loss:
Net gain (loss) on debt securities at FVOCI		(15,971)		16,297
Net gain (loss) on valuation of cash flow hedge		970		—
Income tax effect		3,630		(3,944)

		341,656		76,567

TOTAL COMPREHENSIVE INCOME	￦	864,998	￦	256,595

See accompanying notes to condensed separate interim financial statements.

THE EXPORT-IMPORT BANK OF KOREA

CONDENSED SEPARATE INTERIM STATEMENTS OF CHANGES IN EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

					Other components of equity
	Capital stock		Capital adjustments		Gain (Loss) on valuation of financial assets at FVOCI		Gain (Loss) on valuation of cash- flow hedge		Remeasurement, net of defined benefit liabilities		Gain (loss) on disposal of financial assets at FVOCI		Retained earnings		Total

	(Korean won in millions)
January 1, 2020	￦	11,871,143	￦	(129,487)	￦	642,729	￦	—	￦	15,094	￦	(63,415)	￦	1,355,571	￦	13,691,635
Payment of dividends		—		—		—		—		—		—		(109,037)		(109,037)
Total comprehensive income		—		—		78,581		—		(789)		(1,225)		180,028		256,595
Profit for the period		—		—		—		—		—		—		180,028		180,028
Other comprehensive income (loss):		—		—		78,581		—		(789)		(1,225)		—		76,567
Net loss on valuation of financial assets at FVOCI, net of tax		—		—		78,581		—		—		—		—		78,581
Remeasurement of net defined benefit liabilities, net of tax		—		—		—		—		(789)		—		—		(789)
Net loss on disposal of financial assets at FVOCI, net of tax		—		—		—		—		—		(1,225)		—		(1,225)

June 30, 2020	￦	11,871,143	￦	(129,487)	￦	721,310	￦	—	￦	14,305	￦	(64,640)	￦	1,426,562	￦	13,839,193

January 1, 2021	￦	12,449,456	￦	(132,271)	￦	853,563	￦	3	￦	11,855	￦	(62,104)	￦	1,348,944	￦	14,469,446

Paid-in capital increase		298,798		(1,442)		—		—		—		—		—		297,356
Payment of dividends		—		—		—		—		—		—		(40,759)		(40,759)
Total comprehensive income		—		—		325,518		735		—		15,403		523,342		864,998
Profit for the period		—		—		—		—		—		—		523,342		523,342
Other comprehensive income (loss):		—		—		325,518		735		—		15,403		—		341,656
Net gain on valuation of financial assets at FVOCI, net of tax		—		—		325,518		—		—		—		—		325,518
Net gain on valuation of cash flow hedge, net of tax		—		—		—		735		—		—		—		735
Net loss on disposal of financial assets at FVOCI , net of tax		—		—		—		—		—		15,403		—		15,403

June 30, 2021	￦	12,748,254	￦	(133,713)	￦	1,179,081	￦	738	￦	11,855	￦	(46,701)	￦	1,831,527	￦	15,591,041

See accompanying notes to condensed separate interim financial statements.

THE EXPORT-IMPORT BANK OF KOREA

CONDENSED SEPARATE INTERIM STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

	Six months ended June 30, 2021		Six months ended June 30, 2020

	(Korean won in millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Profit for the period	￦	523,342	￦	180,028

Adjustments to reconcile profit for the period to net cash used in operating activities:
Income tax expenses		166,401		57,397
Interest income		(871,249)		(1,293,547)
Interest expenses		395,039		861,890
Dividend and distribution income		(45,602)		(44,853)
Dividend received from subsidiaries and associates		(10,931)		(16,913)
Loss on financial assets at FVTPL		11,064		2,917
Transfer to derivatives’ credit risk provision		—		14,145
Loss on redemption of bonds		—		28
Loss on foreign exchange transactions		464,283		1,157,392
Additional impairment loss on credit		—		334,602
Depreciation and amortization		8,917		9,668
Loss on disposal of tangible, intangible and other assets		1		—
Loss on valuation of derivative assets for trading		557,372		537,750
Loss on valuation of derivative assets for hedging		702,584		538,902
Loss on fair value hedged items		29,676		1,294,259
Retirement benefits		5,617		5,494
Gain on financial assets at FVTPL		(5,030)		(9,483)
Gain on financial assets at FVOCI		(1,530)		(497)
Reversal of derivatives’ credit risk provision		(14,378)		—
Gain on foreign exchange transactions		(696,758)		(1,308,298)
Reversal of impairment loss on credit		(74,165)		—
Gain on fair value hedged items		(674,246)		(79,032)
Gain on valuation of derivative assets for trading		(416,376)		(682,116)
Gain on valuation of derivative assets for hedging		(46,010)		(856,234)
Gain on disposal of tangible, intangible and other assets		(23)		(77)

		(515,344)		523,394

Changes in operating assets and liabilities:
Due from financial institutions		(148,776)		440,220
Financial assets and liabilities at FVTPL		947,655		(510,101)
Hedging derivative assets and liabilities		(75,492)		(205,123)
Loans at amortized cost		(278,891)		(9,004,251)
Other assets		284,761		(256,946)
Provisions		3,147		30,053
Net retirement benefit liabilities (assets)		85		(1,446)
Other liabilities		(495,416)		130,099

		237,073		(9,377,495)

Payment of income tax		(400,397)		(366,777)
Interest received		845,957		1,301,667
Interest paid		(352,007)		(870,149)
Dividend received		56,533		61,766

Net cash provided by (used in) operating activities		395,157		(8,547,566)

THE EXPORT-IMPORT BANK OF KOREA

CONDENSED SEPARATE INTERIM STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020 (CONTINUED)

	Six months ended June 30, 2021		Six months ended June 30, 2020

	(Korean won in millions)
CASH FLOWS FROM INVESTING ACTIVITIES:
Disposals of financial investments	￦	466,064	￦	281,562
Disposals of investments in associates		—		7,614
Disposals of tangible assets		23		77
Acquisitions of financial investments		(1,353,538)		(1,624,808)
Acquisitions of investments in associates		(26,461)		—
Acquisitions of tangible assets		(4,256)		(1,321)
Acquisitions of intangible assets		(4,168)		(1,867)

Net cash used in investing activities		(922,336)		(1,338,743)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in call-money		—		380,243
Proceeds from borrowings		10,882,659		8,518,490
Proceeds from debentures		30,623,094		18,109,034
Paid-in capital increase		297,356		—
Increase in deposits		—		2
Repayment of borrowings		(11,607,377)		(5,369,003)
Repayment of debentures		(29,714,381)		(11,861,892)
Decrease in deposits		—		(2)
Payment of dividends		(40,759)		(109,037)

Net cash provided by financing activities		440,592		9,667,835

NET DECREASE IN CASH AND CASH EQUIVALENTS		(86,587)		(218,474)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD		3,071,235		2,913,676
EFFECTS OF FOREIGN EXCHANGE RATE CHANGES ON THE BALANCE OF CASH AND CASH EQUIVALENTS IN FOREIGN CURRENCIES		41,869		(403,034)

CASH AND CASH EQUIVALENTS, END OF THE PERIOD (Note 7 and 35)	￦	3,026,517	￦	2,292,168

See accompanying notes to condensed separate interim financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO THE CONDENSED SEPARATE INTERIM FINANCIAL STATEMENTS

AS OF JUNE 30, 2021 AND DECEMBER 31, 2020,

AND FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

1.	GENERAL:

(1)	Summary of The Export-Import Bank of Korea

The Export-Import Bank of Korea (the “Bank”) was established in 1976 as a special financial institution under The Export-Import Bank of Korea Act (the “EXIM Bank Act”) to grant financial facilities for overseas trade (i.e., export and import), investments and resources development activities. As of June 30, 2021, the Bank operates a head office in Seoul, Marine Finance Center in Busan, ten domestic branches, three domestic offices, a domestic subsidiary, four overseas subsidiaries, and twenty-four overseas offices.

The Bank’s authorized capital is ￦15,000,000 million, and through numerous capital increases since the establishment, its paid-in capital is ￦12,748,254 million as of June 30, 2021. The Government of the Republic of Korea (the “Government”), the Bank of Korea, and the Korea Development Bank hold 68.74%, 9.14%, and 22.12%, respectively, of the ownership of the Bank as of June 30, 2021.

The Bank, as a trustee of the Government, has managed the Economic Development Cooperation Fund (“EDCF”) since June 1987 and the Inter-Korean Cooperation Fund (“IKCF”) since March 1991. These funds are accounted for separately and are not included in the Bank’s separate interim financial statements. The Bank receives fees from the Government for the trustee services.

(2)	Summary of subsidiaries and associates

1)	Subsidiaries of the Bank as of June 30, 2021 and December 31, 2020 are as follows:

(June 30, 2021)

Subsidiaries	Location	Capital stock		Main business	Number of shares owned	Percentage of owner- ship (%)	Financial statements as of
KEXIM Bank UK Limited	United Kingdom	GBP	81mil.	Finance	81,283,897	100.00	Jun. 30, 2021
KEXIM Vietnam Leasing Co. (*1)	Vietnam	USD	53mil.	Finance	—	100.00	Jun. 30, 2021
PT.KOEXIM Mandiri Finance	Indonesia	IDR	52,000mil.	Finance	442	85.00	Jun. 30, 2021
KEXIM Asia Limited	Hong Kong	USD	130mil.	Finance	130,000,000	100.00	Jun. 30, 2021
EXIM PLUS Co., Ltd.	Korea	KRW	950mil.	Service	190,000	100.00	Jun. 30, 2021

(December 31, 2020)

Subsidiaries	Location	Capital stock		Main business	Number of shares owned	Percentage of owner- ship (%)	Financial statements as of
KEXIM Bank UK Limited	United Kingdom	GBP	81mil.	Finance	81,283,897	100.00	Dec. 31, 2020
KEXIM Vietnam Leasing Co. (*1)	Vietnam	USD	53mil.	Finance	—	100.00	Dec. 31, 2020
PT.KOEXIM Mandiri Finance	Indonesia	IDR	52,000mil.	Finance	442	85.00	Dec. 31, 2020
KEXIM Asia Limited	Hong Kong	USD	130mil.	Finance	130,000,000	100.00	Dec. 31, 2020
EXIM PLUS Co., Ltd.	Korea	KRW	950mil.	Service	190,000	100.00	Dec. 31, 2020

(*1)	This entity does not issue share certificates.

2)	Associates of the Bank as of June 30, 2021 and December 31, 2020 are as follows:

(June 30, 2021)

Associates	Location	Capital stock		Main business	Number of shares owned	Percentage of owner- ship (%)	Financial statements as of
Credit Guarantee and Investment Fund	Philippines	USD	1,129mil.	Financial service	171,400,000	15.18	Jun. 30, 2021
KTB Newlake Global Healthcare PEF	Korea	KRW	33,850mil.	Financial service	8,462,558,125	25.00	Jun. 30, 2021
Korea Aerospace Industries. Ltd.	Korea	KRW	487,376mil.	Manufacturing	25,745,964	26.41	Jun. 30, 2021
Daewoo Shipbuilding & Marine Engineering Co., Ltd.	Korea	KRW	541,453mil.	Shipbuilding	—	—	Jun. 30, 2021

(December 31, 2020)

Associates	Location	Capital stock		Main business	Number of shares owned	Percentage of owner- ship (%)	Financial statements as of
Korea Asset Management Corporation	Korea	KRW	949,566mil.	Financial service	44,482,396	23.41	Dec. 31, 2020
Credit Guarantee and Investment Fund	Philippines	USD	1,102mil.	Financial service	147,600,000	13.39	Dec. 31, 2020
DAESUN Shipbuilding & Engineering Co., Ltd.	Korea	KRW	6,262mil.	Shipbuilding	1,040,000	83.03	Dec. 31, 2020
KTB Newlake Global Healthcare PEF	Korea	KRW	33,850mil.	Financial service	8,462,558,125	25.00	Dec. 31, 2020
Korea Aerospace Industries. Ltd.	Korea	KRW	487,376mil.	Manufacturing	25,745,964	26.41	Dec. 31, 2020
Daewoo Shipbuilding & Marine Engineering Co., Ltd.	Korea	KRW	541,453mil.	Shipbuilding	—	—	Dec. 31, 2020

2.	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES:

(1)	Basis of condensed separate financial statement preparation

These condensed separate interim financial statements were prepared in accordance with K-IFRS No.1034, ‘Interim Financial Reporting’ as part of the period covered by the Bank’s K-IFRS annual financial statements. These condensed separate interim financial statements do not include all of the disclosures required for full annual financial statements.

These financial statements are separate financial statements prepared in accordance with K-IFRS No.1027, ‘Separate Financial Statements’ presented by a parent, an investor with joint control of, or significant influence over, an investee, in which the investments are accounted for at cost.

The Bank’s accounting policies applied for the accompanying condensed separate interim financial statements are the same as the policies applied for the preparation of separate financial statements as of and for the year ended December 31, 2020.

(2)	Functional Currency

Items included in the separate financial statements in the Bank are measured using the currency of the primary economic environment in which the entity operates (the functional currency). The separate financial statements are presented in Korean won, which is the Bank’s functional and presentation currency.

(3)	New and amended standards and interpretation adopted by the Bank

The Bank has applied the following standards and amendments for the first time for their annual reporting period commenced January 1, 2021.

1)

Amendments to K-IFRS No.1109 ‘Financial Instruments’, K-IFRS No.1039 ‘Financial Instruments: Recognition and Measurement’, K-IFRS No.1107 ‘Financial Instruments: Disclosure’, K-IFRS No.1104 ‘Insurance Contracts’ and K-IFRS No.1116 ‘Leases’ – Interest Rate Benchmark Reform

In relation to interest rate benchmark reform, the amendments provide a practical expedient allowing entities to change the effective interest rate instead of changing the carrying amount and apply hedge accounting without discontinuance although the interest rate benchmark is replaced in hedging relationship. These amendments do not have a significant impact on the Bank’s financial statements.

(4)	New standards and interpretations not yet adopted by the Bank

The following new accounting standards and interpretations have been published that are not mandatory for June 30, 2021 reporting periods and have not been early adopted by the Bank.

1)	Amendments to K-IFRS No.1116 ‘Leases’ – COVID-19 related rent concessions after June 30, 2021

The practical expedient which allows for a lessee to not assess whether a rent concession occurring as a direct consequence of the COVID-19 pandemic is a lease modification, is extended by 12 months –permitting lessees to apply it to rent concessions for which any reduction in lease payments affects payments originally due on or before June 30, 2022. A lessee that chooses to apply the practical expedient has to consistently apply the practical expedient to eligible contracts with similar characteristics and in similar circumstances. These amendments should be applied for annual periods beginning on or after April 1, 2021, and earlier application is permitted. The Bank does not expect that these amendments have a significant impact on the financial statements.

2)	Amendments to K-IFRS No.1016 ‘Property, Plant and Equipment’ – Proceeds before intended use

The amendments prohibit an entity from deducting from the cost of an item of property, plant and equipment any proceeds from selling items produced while the entity is preparing the asset for its intended use. Instead, the entity will recognize the proceeds from selling such items, and the costs of producing those items, as profit or loss. The amendments should be applied for annual periods beginning on or after January 1, 2022, and earlier application is permitted. The Bank does not expect that these amendments have a significant impact on the financial statements.

3)	Amendments to K-IFRS No.1103 ‘Business Combination’ – Reference to the Conceptual Framework

The amendments update a reference of definition of assets and liabilities to qualify for recognition in revised Conceptual Framework for Financial Reporting. However, the amendments add an exception for the recognition of liabilities and contingent liabilities within the scope of K-IFRS No.1037 ‘Provisions, Contingent Liabilities and Contingent Assets’, and K-IFRS No.2121 ‘Levies’. The amendments also confirm that contingent assets should not be recognized at the acquisition date. The amendments should be applied for annual periods beginning on or after January 1, 2022, and earlier application is permitted. The Bank does not expect that these amendments have a significant impact on the financial statements.

4)	Amendments to K-IFRS No.1037 ‘Provisions, Contingent Liabilities and Contingent Assets’ – Onerous Contracts: Cost of Fulfilling a Contract

The amendments clarify that the direct costs of fulfilling a contract include both the incremental costs of fulfilling the contract and an allocation of other costs directly related to fulfilling contracts when assessing whether the contract is onerous. The amendments should be applied for annual periods beginning on or after January 1, 2022, and earlier application is permitted. The Bank does not expect that these amendments have a significant impact on the financial statements.

3.	SIGNIFICANT ESTIMATES AND JUDGMENTS:

The preparation of separate financial statements requires the application of accounting policies, especially certain critical accounting estimates and assumptions that may have a significant impact on assets (liabilities) and income (expenses). The management’s estimate of outcome may differ from an actual outcome if the management’s estimates and assumptions based on its best judgment at the reporting date are different from the actual environment.

Estimates and assumptions are continually evaluated and the change in an accounting estimate is recognized prospectively by including it in profit or loss in the period of the change, if the change affects that period only, or the period of the change and future periods, if the change affects both. Significant judgments are the same as those applied in preparation of the annual separate financial statements for the year ended December 31, 2020.

4.	RISK MANAGEMENT:

4-1.	Summary

(1)	Overview of Risk Management Policy

The financial risks that the Bank is exposed to are credit risk, market risk, liquidity risk, operational risk, interest risk, credit concentration risk, strategy/reputational risk, outsourcing risk, settlement risk and others. Credit risk, market risk, liquidity risk, and operational risk have been recognized as the Bank’s key risks.

The Bank’s risk management system focuses on increasing transparency, developing risk management environment and preemptive response to risks due to rapid changes in financial environment to support the Bank’s long-term strategy and business decision efficiently.

The note regarding financial risk management provides information about the risks that the Bank is exposed to, the objective, policies and process for managing the risk, the methods used to measure the risk and capital adequacy. Additional quantitative information is disclosed throughout the separate financial statements.

(2)	Risk Management Group

1)	Risk Management Committee

The Risk Management Committee establishes risk management strategies in accordance with the directives of the board of directors and determines the Bank’s target risk appetite, approves significant risk matters and reviews the level of risks that the Bank is exposed to and the appropriateness of the Bank’s risk management operations as an ultimate decision-making authority.

2)	Risk Management Council

The Risk Management Council is a consultative group that reviews and makes decisions on matters delegated by the Risk Management Committee and discusses the detailed issues relating to the Bank’s risk management.

3)	Risk Management Practices Committee

The Risk Management Practices Committee assists the Risk Management Committee and the Risk Management Council. It performs practical work process relating to risk management plan, including targeted Bank for International Settlements (“BIS”) ratio, risk management strategy, risk measurement, risk analysis, economic capital limit and others.

4-2. Credit risk

(1)	Overview of Credit Risk

Credit risk is the risk of possible losses in an asset portfolio in the events of counterparty’s default, breach of contract and deterioration in the credit quality of the counterparty. For the risk management reporting purposes, the individual borrower’s default risk, country risk, specific risks and other credit risk exposure components are considered as a whole.

(2)	Credit Risk Management

The Bank controls the credit concentration risk exposure by applying and managing total exposure limits to prevent the excessive risk concentration to specific industry and specific borrowers. The Bank maintains allowances for loan losses associated with credit risk on loans and receivables to manage its credit risk.

(3)	Maximum exposure to credit risk

The Bank’s maximum exposure of financial instruments to credit risk as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

	Jun. 30, 2021		Dec. 31, 2020
Cash and due from financial institutions	￦	4,131,909	￦	4,025,737
Financial assets at FVTPL (*1)		755,138		1,028,226
Hedging derivative assets		931,344		1,499,766
Loans at amortized cost (*2)		75,412,473		73,421,763
Financial investments		3,468,728		2,440,374
Other financial assets		918,496		792,202
Acceptances and guarantee contracts		35,767,478		34,702,514
Commitments (*3)		25,437,494		26,024,757

Total	￦	146,823,060	￦	143,935,339

(*1)	Financial assets at FVTPL exclude debt securities related to beneficiary certificates and paid-in capital.

(*2)	Loans at amortized cost exclude loan valuation adjustment related to fair value hedging.

(*3)	Commitments exclude commitments on purchase of beneficiary certificates which are included in other commitments in Note 36.

(4)	Credit risk of loans

In order to secure asset quality and enhance equity capital adequacy, the Bank reserves and manages allowances for loan losses on loans that have credit risk. Impairment on loans can be either deducted directly from the carrying amount thereof or can be deducted using the account of allowances for loan losses. The Bank’s financial statements presents impairment on loans using the account of allowances for loan losses, after the measurement of credit risk inherent in loans.

The Bank writes off on non-profitable loans, non-recoverable loans, loans classified as estimated loss by asset quality category, loans requested to be written off by Financial Supervisory Service (“FSS”) and others upon approval of Loan Management Committee.

Loans as of June 30, 2021 and December 31, 2020 are categorized as follows (Korean won in millions):

(June 30, 2021)

	12 month expected credit losses		Lifetime expected credit losses		Credit-impaired financial assets		Total
Collective assessment:
Best	￦	21,947,375	￦	192	￦	504,115	￦	22,451,682
Outstanding		24,213,573		—		41,500		24,255,073
Good		23,053,916		2,747,256		13,717		25,814,889
Below normal		—		1,145,529		87,279		1,232,808

Subtotal		69,214,864		3,892,977		646,611		73,754,452

Individual assessment:
Best		—		—		3,804		3,804
Outstanding		—		—		—		—
Good		—		1,988,955		17,404		2,006,359
Below normal		—		1,205,422		546,439		1,751,861

Subtotal		—		3,194,377		567,647		3,762,024

Total	￦	69,214,864	￦	7,087,354	￦	1,214,258	￦	77,516,476

Net deferred origination fees and costs								(359,657)

Allowances								(1,744,346)

Total							￦	75,412,473

(December 31, 2020)

	12 month expected credit losses		Lifetime expected credit losses		Credit-impaired financial assets		Total
Collective assessment:
Best	￦	22,586,463	￦	4,534	￦	4,601	￦	22,595,598
Outstanding		22,639,881		—		—		22,639,881
Good		24,329,178		1,713,345		4,894		26,047,417
Below normal		—		516,491		86,999		603,490

Subtotal		69,555,522		2,234,370		96,494		71,886,386

Individual assessment:
Best		—		—		3,663		3,663
Outstanding		—		—		—		—
Good		—		2,062,518		25,677		2,088,195
Below normal		—		1,116,284		1,193,484		2,309,768

Subtotal		—		3,178,802		1,222,824		4,401,626

Total	￦	69,555,522	￦	5,413,172	￦	1,319,318	￦	76,288,012

Net deferred origination fees and costs								(364,854)

Allowances								(2,501,395)

Total							￦	73,421,763

The above carrying amounts exclude loan valuation adjustment related to fair value hedging amounting to ￦(412) million and ￦(14,382) million as of June 30, 2021 and December 31, 2020, respectively.

(5)	Credit quality of securities

Securities (debt securities) exposed to credit risk as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

	12 month expected credit losses		Lifetime expected credit losses		Credit- impaired financial assets		Total
Grade 1	￦	3,468,728	￦	—	￦	—	￦	3,468,728
Grade 2		—		—		—		—
Grade 3		—		—		—		—
Grade 4		—		—		—		—
Grade 5		—		—		—		—

Total	￦	3,468,728	￦	—	￦	—	￦	3,468,728

(December 31, 2020)

	12 month expected credit losses		Lifetime expected credit losses		Credit- impaired financial assets		Total
Grade 1	￦	2,440,374	￦	—	￦	—	￦	2,440,374
Grade 2		—		—		—		—
Grade 3		—		—		—		—
Grade 4		—		—		—		—
Grade 5		—		—		—		—

Total	￦	2,440,374	￦	—	￦	—	￦	2,440,374

(6)	Concentration of credit risk

The amounts disclosed below exclude loan valuation adjustment related to fair value hedging amounting to ￦(412) million and ￦(14,382) million as of June 30, 2021 and December 31, 2020, respectively.

1)	Loans by country where the credit risk belongs to as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)	Deferred loan origination fees		Allowances
Asia:
Korea	￦	24,508,945	￦	6,989,888	￦	2,287,696	￦	33,786,529	43.59	￦	(12,273)	￦	(754,313)
China		—		2,247,554		419,691		2,667,245	3.44		(1,765)		(26,820)
Saudi Arabia		—		2,329,344		35,112		2,364,456	3.05		(28,407)		(8,728)
India		—		2,704,842		13,343		2,718,185	3.51		(17,363)		(3,391)
Indonesia		17,000		3,130,956		15,743		3,163,699	4.08		(46,711)		(13,339)
Vietnam		—		3,833,594		102,229		3,935,823	5.08		(28,887)		(36,326)
Australia		—		337,870		258		338,128	0.44		—		(149)
Philippines		—		39,956		—		39,956	0.05		(7)		(715)
Qatar		—		516,681		—		516,681	0.67		(1,866)		(2,959)
Singapore		—		405,716		87,826		493,542	0.64		(4,218)		(912)
Oman		—		1,162,482		—		1,162,482	1.50		(13,620)		(9,505)
Hong Kong		—		322,251		234,527		556,778	0.72		(73)		(9,844)
The United Arab Emirates		—		4,433,193		4,654		4,437,847	5.73		(21,161)		(2,009)
Uzbekistan		—		1,123,900		—		1,123,900	1.45		(9,403)		(30,753)
Others		12,200		3,228,897		369,995		3,611,092	4.64		(88,257)		(89,766)

Subtotal		24,538,145		32,807,124		3,571,074		60,916,343	78.59		(274,011)		(989,529)

Europe:
Russia		—		189,995		—		189,995	0.25		(111)		(843)
United Kingdom		—		1,327,004		8,995		1,335,999	1.72		(9,545)		(275,040)
France		—		85,746		6,442		92,188	0.12		(672)		(124)
Netherlands		—		—		10,969		10,969	0.01		—		(62)
Greece		—		1,870,507		—		1,870,507	2.41		(10,090)		(2,862)
Ireland		—		52,602		—		52,602	0.07		(264)		(115)
Turkey		—		1,299,242		13,535		1,312,777	1.69		(13,082)		(55,866)
Germany		—		301,167		342		301,509	0.39		(429)		(961)
Ukraine		—		31,640		—		31,640	0.04		—		(31)
Hungary		—		1,201,037		75		1,201,112	1.55		(1,966)		(1,528)
Others		—		1,772,017		103,328		1,875,345	2.42		(6,461)		(11,727)

Subtotal		—		8,130,957		143,686		8,274,643	10.67		(42,620)		(349,159)

America:
Panama		—		878,793		—		878,793	1.13		(4,199)		(11,219)
United States		—		2,427,149		12,479		2,439,628	3.15		(3,803)		(12,404)
The British Virgin Islands		—		16,750		—		16,750	0.02		—		—
Mexico		—		333,015		—		333,015	0.43		(3,404)		(1,683)
Bermuda		—		—		—		—	—		—		—
Brazil		—		1,789,672		—		1,789,672	2.31		(3,884)		(4,098)
Others		—		1,147,042		46		1,147,088	1.48		(4,304)		(15,099)

Subtotal		—		6,592,421		12,525		6,604,946	8.52		(19,594)		(44,503)

Africa:
Marshall Islands		—		535,531		—		535,531	0.69		(2,794)		(2,453)
Nigeria		—		382,140		—		382,140	0.49		(6,361)		(7,542)
Morocco		—		105,809		467		106,276	0.14		(1,017)		(140)
Others		—		696,597		—		696,597	0.90		(13,260)		(351,020)

Subtotal		—		1,720,077		467		1,720,544	2.22		(23,432)		(361,155)

Total	￦	24,538,145	￦	49,250,579	￦	3,727,752	￦	77,516,476	100.00	￦	(359,657)	￦	(1,744,346)

(December 31, 2020)

	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)	Deferred loan origination fees		Allowances
Asia:
Korea	￦	23,613,174	￦	7,168,916	￦	2,481,756	￦	33,263,846	43.60	￦	(11,881)	￦	(1,235,386)
China		—		2,054,071		389,330		2,443,401	3.20		(2,121)		(27,196)
Saudi Arabia		—		2,373,563		315,958		2,689,521	3.53		(28,597)		(10,531)
India		—		2,337,629		94,826		2,432,455	3.19		(17,974)		(3,171)
Indonesia		17,000		3,069,737		6,217		3,092,954	4.05		(51,141)		(12,867)
Vietnam		—		3,510,539		81,247		3,591,786	4.71		(24,260)		(34,211)
Australia		—		325,312		524		325,836	0.43		—		(144)
Philippines		—		63,299		—		63,299	0.08		(21)		(763)
Qatar		—		550,527		—		550,527	0.72		(2,003)		(3,028)
Singapore		—		504,408		292		504,700	0.66		(2,083)		(792)
Oman		—		1,005,790		52		1,005,842	1.32		(14,130)		(8,464)
Hong Kong		—		270,700		1,051,401		1,322,101	1.73		(107)		(9,845)
The United Arab Emirates		—		4,159,300		5,734		4,165,034	5.46		(19,862)		(1,874)
Uzbekistan		—		1,062,147		—		1,062,147	1.39		(9,929)		(29,620)
Others		13,000		3,174,857		1,231,313		4,419,170	5.79		(92,654)		(89,988)

Subtotal		23,643,174		31,630,795		5,658,650		60,932,619	79.87		(276,763)		(1,467,880)

Europe:
Russia		—		114,835		—		114,835	0.15		—		(506)
United Kingdom		—		997,553		831		998,384	1.31		(8,941)		(262,805)
France		—		87,201		5,384		92,585	0.12		(712)		(147)
Netherlands		—		—		9,199		9,199	0.01		—		(53)
Greece		—		1,517,733		2,513		1,520,246	1.99		(10,349)		(2,432)
Ireland		—		46,710		—		46,710	0.06		(272)		(102)
Turkey		—		1,043,559		8,087		1,051,646	1.38		(13,513)		(54,237)
Germany		—		167,815		22,297		190,112	0.25		(265)		(1,041)
Ukraine		—		30,464		—		30,464	0.04		—		(32)
Hungary		—		605,948		—		605,948	0.79		(390)		(608)
Others		—		1,868,075		78,157		1,946,232	2.55		(7,294)		(12,032)

Subtotal		—		6,479,893		126,468		6,606,361	8.66		(41,736)		(333,995)

America:
Panama		—		803,007		—		803,007	1.05		(3,656)		(51,223)
United States		—		2,303,389		19,275		2,322,664	3.04		(4,065)		(12,171)
The British Virgin Islands		—		29,865		—		29,865	0.04		(124)		(14)
Mexico		—		459,154		—		459,154	0.60		(3,616)		(1,944)
Bermuda		—		88,499		—		88,499	0.12		(652)		—
Brazil		—		1,842,203		—		1,842,203	2.41		(4,074)		(4,672)
Others		—		1,102,916		—		1,102,916	1.45		(4,106)		(15,947)

Subtotal		—		6,629,033		19,275		6,648,308	8.71		(20,293)		(85,971)

Africa:
Marshall Islands		—		549,415		—		549,415	0.72		(2,848)		(9,384)
Madagascar		—		377,443		—		377,443	0.49		(1,123)		(376,320)
Nigeria		—		392,252		—		392,252	0.51		(6,926)		(7,395)
Morocco		—		114,195		—		114,195	0.15		(1,090)		(150)
Others		—		667,294		125		667,419	0.89		(14,075)		(220,300)

Subtotal		—		2,100,599		125		2,100,724	2.76		(26,062)		(613,549)

Total	￦	23,643,174	￦	46,840,320	￦	5,804,518	￦	76,288,012	100.00	￦	(364,854)	￦	(2,501,395)

2)	Loans by industry as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

	Loans									Deferred loan origination fees		Allowances
	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)
Manufacturing	￦	14,512,832	￦	23,356,008	￦	751,525	￦	38,620,365	49.82	￦	(183,093)	￦	(1,150,634)
Transportation		1,362,748		6,494,345		249,600		8,106,693	10.46		(33,690)		(163,254)
Financial institutions		7,346,540		5,797,126		2,573,390		15,717,056	20.28		(3,637)		(16,886)
Wholesale and retail		441,684		774,439		112,532		1,328,655	1.71		(1,978)		(26,050)
Real estate		—		307,066		—		307,066	0.40		(1,894)		(2,360)
Construction		271,450		1,114,644		2,371		1,388,465	1.79		(10,711)		(33,271)
Public sector and others		602,891		11,406,951		38,334		12,048,176	15.54		(124,654)		(351,891)

Total	￦	24,538,145	￦	49,250,579	￦	3,727,752	￦	77,516,476	100.00	￦	(359,657)	￦	(1,744,346)

(December 31, 2020)

	Loans									Deferred loan origination fees		Allowances
	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)
Manufacturing	￦	14,910,922	￦	22,265,933	￦	812,594	￦	37,989,449	49.79	￦	(191,945)	￦	(1,856,758)
Transportation		1,479,886		5,929,875		282,513		7,692,274	10.08		(32,280)		(218,842)
Financial institutions		5,898,046		5,254,076		4,632,890		15,785,012	20.69		(3,227)		(14,095)
Wholesale and retail		594,874		808,517		44,806		1,448,197	1.90		(1,942)		(26,336)
Real estate		—		149,666		—		149,666	0.20		(1,680)		(1,868)
Construction		240,814		965,852		12,463		1,219,129	1.60		(11,652)		(46,831)
Public sector and others		518,632		11,466,401		19,252		12,004,285	15.74		(122,128)		(336,665)

Total	￦	23,643,174	￦	46,840,320	￦	5,804,518	￦	76,288,012	100.00	￦	(364,854)	￦	(2,501,395)

3)	Concentration of credit risk of financial assets at FVTPL and financial investments (debt securities) by industry as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

	Jun. 30, 2021			Dec. 31, 2020
	Amount		Ratio (%)	Amount		Ratio (%)
Financial Assets at FVTPL
Banking and insurance	￦	16,945	47.03	￦	5,314	33.77
Others		19,085	52.97		10,423	66.23

Subtotal		36,030	100.00		15,737	100.00

Financial Assets at FVOCI
Government and government sponsored institutions		1,753,174	63.51		1,097,762	56.75
Banking and insurance		615,029	22.28		375,565	19.41
Others		392,351	14.21		461,170	23.84

Subtotal		2,760,554	100.00		1,934,497	100.00

Securities at amortized cost
Government and government sponsored institutions		510,659	72.11		331,116	65.45
Banking and insurance		110,788	15.64		133,108	26.31
Others		86,727	12.25		41,653	8.24

Subtotal		708,174	100.00		505,877	100.00

Total	￦	3,504,758		￦	2,456,111

4)	Concentration of credit risk of financial assets at FVTPL and financial investments (debt securities) by country as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

	Jun. 30, 2021			Dec. 31, 2020
	Amount		Ratio (%)	Amount		Ratio (%)
Financial Assets at FVTPL
Korea	￦	19,085	52.97	￦	10,423	66.23
Others		16,945	47.03		5,314	33.77

Subtotal		36,030	100.00		15,737	100.00

Financial Assets at FVOCI
Korea		1,377,735	49.91		1,230,720	63.62
Others		1,382,819	50.09		703,777	36.38

Subtotal		2,760,554	100.00		1,934,497	100.00

Securities at amortized cost
Korea		253,993	35.87		213,250	42.15
Others		454,181	64.13		292,627	57.85

Subtotal		708,174	100.00		505,877	100.00

Total	￦	3,504,758		￦	2,456,111

5)	Credit enhancement and its financial effect as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

	Loans (*1)		Acceptances and guarantees		Unused loan commitments		Total		Ratio (%)
Maximum exposure to credit risk	￦	75,412,473	￦	35,767,478	￦	25,437,494	￦	136,617,445	100.00

Credit enhancement:
Deposits and savings		194,615		114,429		45,812		354,856	0.26
Export guarantee insurance		409,335		907,328		4,069		1,320,732	0.97
Guarantee		1,991,597		1,614,000		121,441		3,727,038	2.73
Securities		119,108		404,390		—		523,498	0.38
Real estate		2,935,888		502,777		82,796		3,521,461	2.57
Ships		734,412		143,626		—		878,038	0.64
Others		34,290		—		—		34,290	0.03

Subtotal		6,419,245		3,686,550		254,118		10,359,913	7.58

Exposure to credit risk after deducting credit enhancement	￦	68,993,228	￦	32,080,928	￦	25,183,376	￦	126,257,532	92.42

(December 31, 2020)

	Loans (*1)		Acceptances and guarantees		Unused loan commitments		Total		Ratio (%)
Maximum exposure to credit risk	￦	73,421,763	￦	34,702,514	￦	26,024,757	￦	134,149,034	100.00

Credit enhancement:
Deposits and savings		167,339		43,175		39,025		249,539	0.19
Export guarantee insurance		—		947,590		7,818		955,408	0.71
Guarantee		1,846,556		1,699,941		353,972		3,900,469	2.91
Securities		227,473		433,001		—		660,474	0.49
Real estate		2,632,355		476,773		19,210		3,128,338	2.33
Ships		697,744		175,893		41,237		914,874	0.68
Others		388,607		—		2,859		391,466	0.29

Subtotal		5,960,074		3,776,373		464,121		10,200,568	7.60

Exposure to credit risk after deducting credit enhancement	￦	67,461,689	￦	30,926,141	￦	25,560,636	￦	123,948,466	92.40

(*1)	Loans exclude loan valuation adjustment related to fair value hedging.

4-3. Liquidity risk

(1)	Overview of liquidity risk

Liquidity risk is the risk that the Bank is unable to meet its payment obligations arising from financial liabilities as they become due. The Bank discloses all financial asset, financial liabilities and off-balance sheet items, such as loan commitments and analysis of the contractual maturity, which are related to liquidity risk, into seven categories. The cash flows disclosed in the maturity analysis are undiscounted contractual amounts, including principal and future interest, which resulted in disagreement with the discounted cash flows included in the separate statements of financial position. However, for derivatives, each discounted cash flow consisting of current fair value is presented.

(2)	Principles of the liquidity risk management

1)	Liquidity risk is managed with integration. The Bank measures, reports and controls liquidity risk by quantification with reasonable method.

2)	Liquidity risk reflects financing plans and fund-using plans, and the Bank reports the liquidity risk with preciseness, timeliness and consistency.

3)	The Bank establishes liquidity risk management strategy by analyzing liquidity maturity, liquidity gap structure and market environment.

(3)	Liquidity risk management

Risk management department monitors changes by liquidity risk sources and compliance of risk limits. It notifies related departments to prepare countermeasures in case the measured liquidity risk is close to risk limits. Also, it analyzes crisis situations and effects of the crisis situations and reports to the Risk Management Committee on a regular basis. Each related department monitors changes of liquidity risk sources and compliance of risk limits by itself and if exposure to new risk is expected, it discusses the matter with the head of risk management department.

(4)	Measurement of liquidity risk

The Bank measures liquidity ratio, liquidity gap ratio and others for local currency and foreign currencies and simulates analysis reflecting market environment, product features and the Bank’s strategies.

(5)	Analysis on remaining contractual maturity of financial liabilities and off-balance-sheet items

Remaining contractual maturity and amount of financial liabilities and off-balance-sheet items as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

	On demand		Within 1 month		1 to 3 months		3 to 6 months		6 to 12 months		1 year to 5 years		Over 5 years		Total
Financial liabilities:
Financial liabilities at FVTPL	￦	524,340	￦	—	￦	—	￦	—	￦	—	￦	—	￦	—	￦	524,340
Hedging derivative liabilities		—		10,514		58,040		4,237		11,503		242,974		103,392		430,660
Borrowings		—		113,187		1,339,179		2,093,305		1,314,375		731,080		—		5,591,126
Debentures		—		1,742,835		4,577,290		6,373,780		13,554,769		40,224,303		12,692,856		79,165,833
Other financial liabilities		—		742,419		33		42,724		4,203		220,543		927,750		1,937,672

Total	￦	524,340	￦	2,608,955	￦	5,974,542	￦	8,514,046	￦	14,884,850	￦	41,418,900	￦	13,723,998	￦	87,649,631

	On demand		Within 1 month		1 to 3 months		3 to 6 months		6 to 12 months		1 year to 5 years		Over 5 years		Total
Off-balance sheet items (*1):
Commitments	￦	25,437,494	￦	—	￦	—	￦	—	￦	—	￦	—	￦	—	￦	25,437,494
Financial guarantee contracts		12,548,298		—		—		—		—		—		—		12,548,298

Total	￦	37,985,792	￦	—	￦	—	￦	—	￦	—	￦	—	￦	—	￦	37,985,792

(December 31, 2020)

	On demand		Within 1 month		1 to 3 months		3 to 6 months		6 to 12 months		1 year to 5 years		Over 5 years		Total
Financial liabilities:
Financial liabilities at FVTPL	￦	753,442	￦	—	￦	—	￦	—	￦	—	￦	—	￦	—	￦	753,442
Hedging derivative liabilities		—		24,087		23,878		56,425		41,361		188,486		84,733		418,970
Borrowings		—		337,469		524,406		2,529,342		1,395,729		1,317,114		—		6,104,060
Debentures		—		2,530,630		5,546,667		6,642,817		12,260,797		37,380,189		12,202,465		76,563,565
Other financial liabilities		—		1,190,104		—		72		49,835		197,447		934,544		2,372,002

Total	￦	753,442	￦	4,082,290	￦	6,094,951	￦	9,228,656	￦	13,747,722	￦	39,083,236	￦	13,221,742	￦	86,212,039

Off-balance sheet items (*1):
Commitments	￦	26,024,757	￦	—	￦	—	￦	—	￦	—	￦	—	￦	—	￦	26,024,757
Financial guarantee contracts		12,097,063		—		—		—		—		—		—		12,097,063

Total	￦	38,121,820	￦	—	￦	—	￦	—	￦	—	￦	—	￦	—	￦	38,121,820

(*1)	Financial guarantees and loan commitments provided by the Bank have maturities. The Bank should fulfill the obligation immediately when the counterparty requests payment.

4-4. Market risk

(1)	Overview of market risk

1)	Definition of market risk

Market risk is the risk of possible losses that arise from the changes of market factors, such as interest rate, stock price, foreign exchange rate, commodity value. The Bank classifies exposures to market risk into either foreign exchange rate risk or interest rate risk. Foreign exchange risk is the possible losses on assets and liabilities denominated in foreign currencies due to changes of foreign exchange rate. Interest rate risk is the possible losses on assets and liabilities due to changes of interest rate.

2)	Market risk management group

The Bank operates the Risk Management Committee and the Risk Management Council for managing risks and risk limits. The Risk Management Practices Committee assists the Risk Management Committee and the Risk Management Council for practical matters, such as managing adequate assets and liabilities by analyzing foreign exchange risk, interest rate risk, liquidity risk and effects by initiating new product. Market risk is managed by product and currency for minimizing segments exposed to changes of foreign exchange, interest rate and securities’ price. Foreign exchange risk is measured by definite method. Interest rate risk is measured by IRRBB standards, definite method and probabilistic method and definite method is used for limits management. Meanwhile, the Bank performs financial crisis analysis supposing exceptional, but possible events for evaluating latent weakness. The analysis is used for important decision making, such as risk mitigation, emergency plan development and limit setup. The results of the analysis are reported to the board of directors and management on a quarterly basis.

(2)	Foreign exchange risk

1)	Management of foreign exchange risk

Foreign exchange risk management limit is set up and a risk management division head monitors changes of foreign exchange risk by source and compliance of risk limits regularly. A finance division head also monitors changes of foreign exchange risk by source and compliance of risk limits. The finance division head needs to cooperate with the risk management division head in case it is expected that the Bank will be exposed to a new risk. The risk management division head orders related divisions to prepare countermeasures in case it is apprehended that foreign exchange risk exceeds risk limit. If foreign exchange risk exceeds the risk limit, the risk management division head orders related divisions to prepare countermeasures and reports to Risk Management Committee after resolving the exceeded limit problem.

2)	Measurement of foreign exchange risk

Foreign exchange risk is managed by foreign exchange VaR and foreign exchange position. Foreign exchange VaR is measured on a monthly basis and foreign exchange position is measured on a daily basis. It is measured separately by currency for assets and liabilities denominated in foreign currencies exceeding 5% of total assets and liabilities denominated in foreign currencies.

3)	Measurement method

Value at Risk (VaR)

The Bank uses a yearly VaR to measure market risk. The yearly VaR is a statistically estimated maximum amount of loss that could occur in one year under normal distribution of financial variables. The Bank calculates VaR using equal weighted-average method based on historical changes in market rates, prices and volatilities over the previous five years data and measures VaR at a 99% single tail confidence level. VaR is a commonly used market risk management technique. However, the method has some shortcomings.

VaR estimates possible losses over a certain period at a particular confidence level using past market movement data. Past market movement, however, is not necessarily a good indicator of future events, as there may be conditions and circumstances in the future that the model does not anticipate. As a result, the timing and magnitude of the actual losses can be different, depending on the assumptions made at the time of calculation. In addition, the time periods used for the model, generally one day or 10 days, are assumed to be a sufficient holding period before liquidating the relevant underlying positions. If these holding periods are not sufficient, or too long, the VaR results may understate or overstate the potential loss.

Stress testing

The stress testing is carried out to analyze the abnormal market situation reflecting intrinsic volatility of foreign exchange that has significant influent on the value of portfolio.

Results of measurement

Results of foreign exchange VaR as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

	Jun. 30, 2021								Dec. 31, 2020
	Average		Minimum		Maximum		Ending		Average		Minimum		Maximum		Ending
Foreign exchange risk	￦	25,442	￦	14,425	￦	42,470	￦	24,319	￦	55,957	￦	10,811	￦	91,200	￦	10,811

(3)	Interest rate risk in bank account

1)	Management of interest rate risk

Interest rate risk management limit is set up and included in internal capital management limit. A risk management division head monitors changes of interest rate risk by source and compliance of risk limits regularly. A finance division head also monitors changes of interest rate risk by source and compliance of risk limits. The finance division head needs to cooperate with the risk management division head in case it is expected that the Bank will be exposed to a new risk. The risk management division head orders related divisions to prepare countermeasures in case it is apprehended that interest rate risk exceeds risk limit. If interest rate risk exceeds the risk limit, the risk management division head orders related divisions to prepare countermeasures and reports to Risk Management Committee after resolving the exceeded limit problem.

The Bank is closely monitoring the outputs of various industry groups and markets that manage the transition to the new interest rate, including announcements by Inter-Bank Offered Rate (“IBOR”) regulation authority. Regulation authority has made it clear that as of December 31, 2021, they will no longer persuade or force banks to submit IBORs. In response to these announcements, the Bank established an IBOR transition program and plan consisting of major business areas such as finance, accounting, tax, legal, IT, and risk. The purpose of the program is to understand where exposure to IBOR occurs within the business and prepare and implement an action plan to facilitate the transition to alternative interest rate. The Bank aims to complete the transition and alternative plan by the year-end of 2021.

2)	Measurement of interest rate risk

Interest rate risk is managed by measuring ΔNII (Change in Net Interest Income) and ΔEVE (Change in Economic Value of Equity) and uses interest rate sensitivity gap and duration gap as supplementary index.

ΔNII and ΔEVE are measured on a monthly basis, and interest rate sensitivity gap and duration gap are measured on a daily basis. The Bank simulates analysis reflecting market environment, product features and the Bank’s strategies.

3)	Measurement method

Change in Economic Value of Equity (ΔEVE)

The Bank uses a yearly ΔEVE to measure interest rate risk. The yearly ΔEVE is the maximum amount of loss that could occur in one year under normal distribution of financial variables. The Bank calculates the yearly ΔEVE by using variance-covariance method at a 99% single tail confidence level based on the previous five years data using equal weighted-average method.

ΔEVE estimates possible losses over a certain period at a particular confidence level using past market movement data. Past market movement, however, is not necessarily a good indicator of future events, as there may be conditions and circumstances in the future that the model does not anticipate. As a result, the timing and magnitude of the actual losses can be different depending on the assumptions made at the time of calculation.

Stress testing

The stress testing is carried out to analyze the abnormal market situation reflecting intrinsic volatility of interest rate that has significant influence on the value of portfolio and is performed at least once in every quarter.

Results of measurement

Results of interest rate risk as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

	Jun. 30, 2021								Dec. 31, 2020
	Average		Minimum		Maximum		Ending		Average		Minimum		Maximum		Ending
Interest rate risk	￦	25,962	￦	12,694	￦	37,966	￦	24,847	￦	29,669	￦	15,452	￦	47,859	￦	38,356

4-5. Capital risk

The Bank follows the standard of capital adequacy established by the Financial Services Commission. The standard is based on Basel III, which was established by Basel Committee on Banking Supervision in BIS. In Korea, this standard has been followed since December 2013. According to the standard, the Bank should maintain at least 8% or above of BIS capital ratio for risk-weighted asset, and quarterly report BIS capital ratio to the FSS.

According to Korean Banking Supervision rules for operations, the Bank’s capitals are mainly divided into two categories:

(1)

Tier 1 capital (basic capital): Basic capital is composed of capital stock-common and other basic capital. Capital stock-common includes common stock satisfied with qualifications, capital surplus, retained earnings, accumulated other comprehensive income, other reserves and non-controlling interests among the common stock of consolidated subsidiaries. Other basic capital includes securities and capital surplus satisfied with qualifications

(2)

Tier 2 capital (supplementary capital): Supplementary capital is composed of the securities and capital surplus satisfied with qualifications, non-controlling interests among the securities of consolidated subsidiaries and the amounts of less than below 1.25% of credit risk-weighted asset like allowance for credit losses in respect of credits classified as normal or precautionary.

The risk-weighted asset includes intrinsic risks in total assets, errors of internal operation processes and loss risk from external events. It indicates a size of assets reflecting the level of risks that the Bank bears. The Bank computes the risk-weighted asset by risks (credit risk, market risk and operational risk) and uses it for calculation of BIS capital ratio.

5.	FINANCIAL ASSETS AND FINANCIAL LIABILITIES:

5-1. Classification and fair value

(1)	Carrying amounts and fair values of financial instruments as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

	Jun. 30, 2021				Dec. 31, 2020
	Carrying amount		Fair value		Carrying amount		Fair value
Financial assets:
Cash and due from financial institutions	￦	4,131,909	￦	4,131,429	￦	4,025,737	￦	4,025,686
Financial assets at FVTPL		2,162,547		2,162,547		3,478,402		3,478,402
Hedging derivative assets		931,344		931,344		1,499,766		1,499,766
Loans at amortized cost		75,412,061		75,968,670		73,407,381		74,065,894
Financial assets at FVOCI		12,177,825		12,177,825		10,536,535		10,536,535
Securities at amortized cost		708,174		710,985		505,876		515,610
Other financial assets		918,496		918,496		792,202		792,202

Total	￦	96,442,356	￦	97,001,296		92,245,899		94,914,095

Financial liabilities:
Financial liabilities at FVTPL	￦	524,340	￦	524,340	￦	753,442	￦	753,442
Hedging derivative liabilities		430,660		430,660		418,970		418,970
Borrowings		5,573,065		5,578,546		6,076,631		6,071,603
Debentures		74,390,786		75,240,845		72,641,777		73,332,650
Other financial liabilities		1,937,672		1,937,672		2,372,002		2,372,002

Total	￦	82,856,523	￦	83,712,063	￦	82,262,822	￦	82,948,667

Fair value is the amount at which the assets could be exchanged or the liabilities could be settled in transaction between knowledgeable and willing independent parties. For each class of financial assets and financial liabilities, the Bank discloses the fair value of that class of assets and liabilities in a way that permits them to be compared with their carrying amount at the end of each reporting period. The best estimate of the fair value of a financial instrument is the price quoted in an active market.

Methods for measuring fair value of financial instruments are as follows:

Financial instruments	Method of measuring fair value

Loans and receivables

As demand deposits and transferable deposits do not have maturity and are readily convertible to cash, the carrying amounts of these deposits approximate their fair values. Fair values of the deposits with the maturity of more than one year are determined by discounted cash flow model (“DCF model”).

DCF model is also used to determine the fair value of loans. Fair value is determined by discounting the cash flows expected from each contractual period by applying the discount rates for each period.

Investment securities	Financial investments are measured at fair value using a quoted market price in an active market. If a quoted market price is not available, they are measured by using a price quoted by a third party, such as a pricing service or broker or using the DCF model.

Derivatives	For exchange traded derivative, quoted price in active market is used to determine fair value and for OTC (over-the-counter) derivative, fair value is determined primarily using the DCF model. The Bank uses internally developed valuation models that are widely used by market participants to determine fair value of plain OTC derivatives including option, interest rate swap and currency swap based on observable market parameters. However, some complex financial instruments are valued using the results of independent pricing services, where part or all of the inputs are not observable in the market.

Borrowings	Fair value is determined using DCF model discounting contractual future cash flows by appropriate discount rate.

Debentures

Fair value of debentures denominated in local currency is determined by using the valuation of independent third-party pricing services in accordance with the market prices that are quoted in active markets.

Fair value of debentures denominated in foreign currencies is determined by DCF model.

Fair values of financial assets and financial liabilities classified as fair value Level 3 of the fair value hierarchy are determined by using the valuation of independent third-party pricing services. Meanwhile, carrying amounts of other financial assets and financial liabilities are regarded as an approximation of fair values.

(2)	Fair value hierarchy

1)	The Bank classifies financial instruments as three level of fair value hierarchy as below:

Level 1:

Financial instruments measured at quoted prices from active markets are classified as fair value Level 1. This level includes listed equity securities, derivatives, and government bonds traded in an active exchange market.

Level 2:

Financial instruments measured using valuation techniques where all significant inputs are observable market data are classified as Level 2. This level includes the majority of debt and general OTC derivatives such as swap, futures and options

Level 3:

Financial instruments measured using valuation techniques where one or more significant inputs are not based on observable market data are classified as Level 3. This level includes unlisted equity securities, structured bonds and OTC derivatives.

2)	Fair value hierarchy of financial assets and liabilities, which are not measured at fair value as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

	Level 1		Level 2		Level 3		Total
Financial assets:
Cash and due from financial institutions	￦	2,860,117	￦	—	￦	1,271,312	￦	4,131,429
Loans at amortized cost		—		—		75,968,670		75,968,670
Securities at amortized cost		—		710,985		—		710,985
Other financial assets		—		—		918,496		918,496

Total	￦	2,860,117	￦	710,985	￦	78,158,478	￦	81,729,580

Financial liabilities:
Borrowings	￦	—	￦	5,578,546	￦	—	￦	5,578,546
Debentures		—		75,240,845		—		75,240,845
Other financial liabilities		—		—		1,937,672		1,937,672

Total	￦	—	￦	80,819,391	￦	1,937,672	￦	82,757,063

(December 31, 2020)

	Level 1		Level 2		Level 3		Total
Financial assets:
Cash and due from financial institutions	￦	2,299,935	￦	—	￦	1,725,751	￦	4,025,686
Loans at amortized cost		—		—		74,065,894		74,065,894
Securities at amortized cost		—		515,610		—		515,610
Other financial assets		—		—		792,202		792,202

Total	￦	2,299,935	￦	515,610	￦	76,583,847	￦	79,399,392

Financial liabilities:
Borrowings	￦	—	￦	6,071,603	￦	—	￦	6,071,603
Debentures		—		73,332,650		—		73,332,650
Other financial liabilities		—		—		2,372,002		2,372,002

Total	￦	—	￦	79,404,253	￦	2,372,002	￦	81,776,255

3)	Fair value hierarchy of financial assets and liabilities measured at fair value as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

	Level 1		Level 2		Level 3		Total
Financial assets:
Financial assets at FVTPL	￦	—	￦	1,657,114	￦	505,433	￦	2,162,547
Hedging derivative assets		—		931,344		—		931,344
Financial assets at FVOCI		204,050		2,760,554		9,213,221		12,177,825

	￦	204,050	￦	5,349,012	￦	9,718,654	￦	15,271,716

Financial liabilities:
Financial liabilities at FVTPL	￦	—	￦	523,631	￦	709	￦	524,340
Hedging derivative liabilities		—		430,660		—		430,660

	￦	—	￦	954,291	￦	709	￦	955,000

(December 31, 2020)

	Level 1		Level 2		Level 3		Total
Financial assets:
Financial assets at FVTPL	￦	—	￦	3,030,986	￦	447,416	￦	3,478,402
Hedging derivative assets		—		1,499,766		—		1,499,766
Financial assets at FVOCI		168,171		1,934,498		8,433,866		10,536,535

	￦	168,171	￦	6,465,250	￦	8,881,282	￦	15,514,703

Financial liabilities:
Financial liabilities at FVTPL	￦	—	￦	751,319	￦	2,123	￦	753,442
Hedging derivative liabilities		—		418,970		—		418,970

	￦	—	￦	1,170,289	￦	2,123	￦	1,172,412

4)	The valuation techniques and input variables of Level 2 financial instruments subsequently not measured at fair value as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

	Fair value		Valuation techniques	Input variables
Financial assets
Financial assets at amortized cost Debt securities	￦	710,985	DCF Model	Discount rate
Financial liabilities
Borrowings		5,578,546	DCF Model	Discount rate
Debentures		75,240,845	DCF Model	Discount rate

(December 31, 2020)

	Fair value		Valuation techniques	Input variables
Financial assets
Financial assets at amortized cost Debt securities	￦	515,610	DCF Model	Discount rate
Financial liabilities
Borrowings		6,071,603	DCF Model	Discount rate
Debentures		73,332,650	DCF Model	Discount rate

5)	The valuation techniques and input variables of Level 3 financial instruments subsequently not measured at fair value as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

	Fair value		Valuation techniques	Input variables
Financial assets
Cash and due from financial Institutions	￦	1,271,312	DCF Model	Discount rate
Loans at amortized cost		75,968,670	DCF Model	Discount rate
Other financial assets		918,496	DCF Model	Discount rate
Financial liabilities
Other financial liabilities		1,937,672	DCF Model	Discount rate

(December 31, 2020)

	Fair value		Valuation techniques	Input variables
Financial assets
Cash and due from financial Institutions	￦	1,725,751	DCF Model	Discount rate
Loans at amortized cost		74,065,894	DCF Model	Discount rate
Other financial assets		792,202	DCF Model	Discount rate
Financial liabilities
Other financial liabilities		2,372,002	DCF Model	Discount rate

6)

The valuation techniques and input variables of Level 2 financial instruments, measured at fair value after initial recognition, as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

	Fair value		Valuation techniques	Input variables
Financial assets
Financial assets at FVTPL:
Debt securities	￦	938,245	DCF Model	Discount rate
Derivative assets for trading		718,869	DCF Model	Discount rate
Hedging derivative assets		931,344	DCF Model	Discount rate
Financial assets at FVOCI:
Debt securities		2,760,554	DCF Model	Discount rate
Financial liabilities
Financial liabilities at FVTPL:
Derivative liabilities for trading		523,631	DCF Model	Discount rate
Hedging derivative liabilities		430,660	DCF Model	Discount rate

(December 31, 2020)

	Fair value		Valuation techniques	Input variables
Financial assets
Financial assets at FVTPL:
Debt securities	￦	2,019,807	DCF Model	Discount rate
Derivative assets for trading		1,011,179	DCF Model	Discount rate
Hedging derivative assets		1,499,766	DCF Model	Discount rate
Financial assets at FVOCI:
Debt securities		1,934,498	DCF Model	Discount rate
Financial liabilities
Financial liabilities at FVTPL:
Derivative liabilities for trading		751,319	DCF Model	Discount rate
Hedging derivative liabilities		418,970	DCF Model	Discount rate

7)

The valuation techniques and input variables (significant but unobservable) of Level 3 financial instruments, measured at fair value after initial recognition, as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

	Fair value (Korean won in million)		Valuation techniques	Significant unobservable input factors	Range	Relationship between unobservable input factors and fair value estimates
Financial assets at FVTPL:
Unlisted stock	￦	8,473
Beneficiary certificates		368,067	NAV Methods	—	—	—
Paid-in capital		109,569
Loans		19,085	LSMC Simulation	Volatility	16.69%~22.01%	If volatility is increased (decreased), fair value is increased (decreased).
Derivative assets		239	Binomial Model	Volatility	34.97%	If volatility is increased (decreased), fair value is increased (decreased).
Financial assets at FVOCI:
Unlisted stock	￦	9,190,247	DCF Model/ Binomial Model CCA Methods/ NAV Methods	Discount rate Growth rate Volatility	7.52%~15.32% 1% 23.74%~34.97%	If discount rate is decreased (increased)/ if growth rate is increased (decreased), if volatility is increased (decreased) fair value is increased (decreased).
Paid-in capital		22,974	NAV Methods	—	—	—
Financial liabilities at FVTPL:
Derivative liabilities	￦	709	Binomial Model	Volatility	34.97%	If volatility is increased (decreased), fair value is increased (decreased).

(December 31, 2020)

	Fair value (Korean won in million)		Valuation techniques	Significant unobservable input factors	Range	Relationship between unobservable input factors and fair value estimates
Financial assets at FVTPL:
Unlisted stock	￦	8,669
Beneficiary certificates		308,468	NAV Methods	—	—	—
Paid-in capital		118,546
Loans		10,423	LSMC Simulation	Volatility	22.64%	If volatility is increased (decreased), fair value is increased (decreased).
Derivative assets		1,310	Binomial Model	Volatility	22.84%	If volatility is increased (decreased), fair value is increased (decreased).
Financial assets at FVOCI:
Unlisted stock	￦	8,412,403	DCF Model/ Binomial Model CCA Methods/ NAV Methods	Discount rate Growth rate Volatility	7.82%~15.29% 1% 22.84%~32.60%	If discount rate is decreased (increased)/ if growth rate is increased (decreased), if volatility is increased (decreased) fair value is increased (decreased).
Paid-in capital		21,463	NAV Methods	—	—	—
Financial liabilities at FVTPL:
Derivative liabilities	￦	2,123	Binomial Model	Volatility	22.84%	If volatility is increased (decreased), fair value is increased (decreased).

8)	Changes in Level 3 financial assets that are measured at fair value for the six months ended June 30, 2021 and for the year ended December 31, 2020 are as follows (Korean won in millions):

(Six months ended June 30, 2021)

	Beginning balance		Profit (Loss)		Other comprehensive income (loss)		Purchases/ issues		Sales/ settlements		Transfers into Level 3 / Transfers out of Level 3		Ending balance
Financial assets
Securities at FVTPL	￦	435,683	￦	(2,324)	￦	—	￦	78,336	￦	(25,586)	￦	—	￦	486,109
Loans at FVTPL		10,423		3,662		—		5,000		—		—		19,085
Derivative assets for trading		1,310		(1,071)		—		—		—		—		239
Financial assets at FVOCI		8,433,866		—		418,095		380,520		(19,260)		—		9,213,221

Total	￦	8,881,282	￦	267	￦	418,095	￦	463,856	￦	(44,846)	￦	—	￦	9,718,654

Financial liabilities
Derivative liabilities for trading	￦	(2,123)	￦	1,414	￦	—	￦	—	￦	—	￦	—	￦	(709)

(2020)

	Beginning balance		Profit (Loss)		Other comprehensive income (loss)		Purchases/ issues		Sales/ settlements		Transfers into Level 3 / Transfers out of Level 3		Ending balance
Financial assets
Securities at FVTPL	￦	329,105	￦	1,474	￦	—	￦	157,057	￦	(51,953)	￦	—	￦	435,683
Loans at FVTPL		11,074		191		—		—		(842)		—		10,423
Derivative assets for trading		—		1,310		—		—		—		—		1,310
Financial assets at FVOCI		7,957,930		—		267,138		208,798		—		—		8,433,866

Total	￦	8,298,109	￦	2,975	￦	267,138	￦	365,855	￦	(52,795)	￦	—	￦	8,881,282

Financial liabilities
Derivative liabilities for trading	￦	—	￦	(2,123)	￦	—	￦	—	￦	—	￦	—	￦	(2,123)

9)

In relation to changes in Level 3 of the fair value hierarchy, total gains or losses recognized in profit or loss for the period and total gains or losses for financial instruments held at the end of the reporting period in the separate statements of comprehensive income for the six months ended June 30, 2021 and for the year ended December 31, 2020 are as follows (Korean won in millions):

	Net gain (loss) from financial investments
	Six months ended June 30, 2021		2020
Total gains (losses) on financial assets held at the end of the period	￦	267	￦	2,975
Total gains (losses) on financial liabilities held at the end of the period		1,414		(2,123)

Total gains (losses) included in profit or loss for the period		1,681		852

10)	The sensitivity of fair value analysis for the Level 3 financial instruments

The Bank performed the sensitivity analysis for the Level 3 financial instruments for which fair value would be measured differently upon reasonably possible alternative assumptions. The Bank classified the effect from changes upon the alternative assumptions into favorable effect and unfavorable effect and presented the most favorable effect or the most unfavorable effect in the table hereunder. Stocks are the financial instruments subject to sensitivity analysis, which are classified as Level 3 and of which changes in fair value are recognized as other comprehensive income. Meanwhile, equity instruments, which are recognized as cost among the financial instruments and are classified as Level 3 are excluded from the sensitivity analysis.

Sensitivity analysis details per market risk variable of each Level 3 financial instrument held and measured at fair value as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

	Profit(loss)				Other comprehensive income (loss)
	Favorable		Unfavorable		Favorable		Unfavorable
Financial assets:
Loans at FVTPL (*1)	￦	719	￦	(1,200)	￦	—	￦	—
Derivative assets for trading (*1)		71		(67)		—		—
Financial assets at FVOCI (*1,2)		—		—		29,081		(25,421)

Total	￦	790	￦	(1,267)	￦	29,081	￦	(25,421)

Financial liabilities:
Derivative liabilities for trading (*1)	￦	211	￦	(199)	￦	—	￦	—

(December 31, 2020)

	Profit(loss)				Other comprehensive income (loss)
	Favorable		Unfavorable		Favorable		Unfavorable
Financial assets:
Loans at FVTPL (*1)	￦	43	￦	(30)	￦	—	￦	—
Derivative assets for trading (*1)		4		(4)		—		—
Financial assets at FVOCI (*1,2)		—		—		32,469		(28,467)

Total	￦	47	￦	(34)	￦	32,469	￦	(28,467)

Financial liabilities:
Derivative liabilities for trading (*1)	￦	257	￦	(254)	￦	—	￦	—

(*1)	Changes in fair value are computed by increasing or decreasing the volatility of the underlying asset by 10%, which are unobservable inputs.
(*2)	Changes in fair value of stocks are computed by increasing or decreasing growth rate by 0.5% and discount rate by 1%, which are unobservable inputs.

5-2. Classification by categories of financial instruments

The carrying amounts of each category of financial assets and financial liabilities as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

	Financial assets at FVTPL		Financial assets at amortized cost		Financial assets at FVOCI		Hedging derivative assets		Total
Financial assets:
Cash and due from financial institutions	￦	—	￦	4,131,909	￦	—	￦	—	￦	4,131,909
Financial assets at FVTPL		2,162,547		—		—		—		2,162,547
Hedging derivative assets		—		—		—		931,344		931,344
Loans at amortized cost		—		75,412,061		—		—		75,412,061
Financial investments		—		708,174		12,177,825		—		12,885,999
Other financial assets		—		918,496		—		—		918,496

Total	￦	2,162,547	￦	81,170,640	￦	12,177,825	￦	931,344	￦	96,442,356

	Financial liabilities at FVTPL		Financial liabilities at amortized cost		Hedging derivative liabilities		Total
Financial liabilities:
Financial liabilities at FVTPL	￦	524,340	￦	—	￦	—	￦	524,340
Hedging derivative liabilities		—		—		430,660		430,660
Borrowings		—		5,573,065		—		5,573,065
Debentures		—		74,390,786		—		74,390,786
Other financial liabilities		—		1,937,672		—		1,937,672

Total	￦	524,340	￦	81,901,523	￦	430,660	￦	82,856,523

(December 31, 2020)

	Financial assets at FVTPL		Financial assets at amortized cost		Financial assets at FVOCI		Hedging derivative assets		Total
Financial assets:
Cash and due from financial institutions	￦	—	￦	4,025,737	￦	—	￦	—	￦	4,025,737
Financial assets at FVTPL		3,478,402		—		—		—		3,478,402
Hedging derivative assets		—		—		—		1,499,766		1,499,766
Loans at amortized cost		—		73,407,381		—		—		73,407,381
Financial investments		—		505,876		10,536,535		—		11,042,411
Other financial assets		—		792,202		—		—		792,202

Total	￦	3,478,402	￦	78,731,196	￦	10,536,535	￦	1,499,766	￦	94,245,899

	Financial liabilities at FVTPL		Financial liabilities at amortized cost		Hedging derivative liabilities		Total
Financial liabilities:
Financial liabilities at FVTPL	￦	753,442	￦	—	￦	—	￦	753,442
Hedging derivative liabilities		—		—		418,970		418,970
Borrowings		—		6,076,631		—		6,076,631
Debentures		—		72,641,777		—		72,641,777
Other financial liabilities		—		2,372,002		—		2,372,002

Total	￦	753,442	￦	81,090,410	￦	418,970	￦	82,262,822

5-3.	Offset of financial instruments

The bank holds the financial instruments which grant it the rights to offset in case of default, insolvency, or bankruptcy of the counterparties though it does not meet the criteria for offsetting of K-IFRS No. 1032. Cash collaterals do not meet the offsetting criteria in K-IFRS No. 1032, but they can be set off with net amounts of financial instruments.

The effects of netting agreements as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

	Gross amounts of recognized financial assets (liabilities)		Gross amounts of recognized financial liabilities (assets) to be setoff		Net amounts of financial assets (liabilities) presented in the separate statements of financial position		Amount that is not offset in the separate statements of financial position				Net amount
							Financial instruments		Cash collateral
Financial assets:
Derivatives	￦	1,650,211	￦	—	￦	1,650,211	￦	(486,141)	￦	(482,766)	￦	681,304
Receivable spot exchange		67,830		—		67,830		(67,830)		—		—

Total	￦	1,718,041	￦	—	￦	1,718,041	￦	(553,971)	￦	(482,766)	￦	681,304

Financial liabilities:
Derivatives	￦	954,291	￦	—	￦	954,291	￦	(486,141)	￦	(108,912)	￦	359,238
Payable spot exchange		67,830		—		67,830		(67,830)		—		—

Total	￦	1,022,121	￦	—	￦	1,022,121	￦	(553,971)	￦	(108,912)	￦	359,238

(December 31, 2020)

	Gross amounts of recognized financial assets (liabilities)		Gross amounts of recognized financial liabilities (assets) to be setoff		Net amounts of financial assets (liabilities) presented in the separate statements of financial position		Amount that is not offset in the separate statements of financial position				Net amount
							Financial instruments		Cash collateral
Financial assets:
Derivatives	￦	2,510,945	￦	—	￦	2,510,945	￦	(699,981)	￦	(878,186)	￦	932,778
Receivable spot exchange		10,860		—		10,860		(10,860)		—		—

Total	￦	2,521,805	￦	—	￦	2,521,805	￦	(710,841)	￦	(878,186)	￦	932,778

Financial liabilities:
Derivatives	￦	1,170,290	￦	—	￦	1,170,290	￦	(699,981)	￦	(115,544)	￦	354,765
Payable spot exchange		10,860		—		10,860		(10,860)		—		—

Total	￦	1,181,150	￦	—	￦	1,181,150	￦	(710,841)	￦	(115,544)	￦	354,765

5-4. Transfer of financial assets

The Bank continues to recognize the financial assets related to repurchase agreements on the statements of financial position since those transactions are not qualified for derecognition even though the Bank transfers the financial assets. Since financial assets sold under repurchase agreements is sold to be repurchased at fixed prices, the Bank retains substantially all the risks and rewards of ownership of the asset. There are no carrying amounts of transferred assets and relevant liabilities as of June 30, 2021 and December 31, 2020.

6.	OPERATING SEGMENT:

Though the Bank conducts business activities related to financial services, in accordance with relevant laws, such as the Export-Import Bank of Korea Act, it does not report separate segment information, as management considers the Bank to be operating under one core business.

7.	CASH AND DUE FROM FINANCIAL INSTITUTIONS:

(1)	Cash and cash equivalents as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

Detail	Jun. 30, 2021		Dec. 31, 2020
Due from financial institutions in local currency	￦	762,626	￦	1,176,870
Due from financial institutions in foreign currencies		3,369,283		2,848,867

Subtotal		4,131,909		4,025,737

Restricted due from financial institutions		(516,368)		(554,502)
Due from financial institutions with original maturities of more than three months at acquisition date		(589,024)		(400,000)

Subtotal		(1,105,392)		(954,502)

Total (*1)	￦	3,026,517	￦	3,071,235

(*1)	Equal to the cash and due from financial institutions as presented on the separate statements of cash flows.

(2)	Details of due from financial institutions as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

	Jun. 30, 2021			Dec. 31, 2020
Detail	Amount		Interest (%)	Amount		Interest (%)
Due from financial institutions in local currency:
Demand deposits	￦	3,646	—	￦	1,061	—
Time deposits		530,000	0.65~0.93		948,301	0.72~0.94
Certificate of deposits		225,425	0.88~1.10		223,000	0.84
Others		3,400	0.35		3,500	0.35
Margin for derivatives		155	—		1,008	—

Subtotal		762,626			1,176,870

Due from financial institutions in foreign currencies:
Demand deposits		358,391	—		250,863	—
On demand		2,466,684	—		1,928,442	—
Offshore demand deposits		27,995	—		116,068	—
Others		114,810	—		190,940	—
Margin for derivatives		401,403	—		362,554	—

Subtotal		3,369,283			2,848,867

Total	￦	4,131,909		￦	4,025,737

(3)	Restricted due from financial institutions as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

Detail	Financial Institution	Jun. 30, 2021		Dec. 31, 2020		Reason for restriction
Others	DEUTSCHE BANK TRUST COMPANY AMERICAS and others	￦	516,367	￦	554,502	Credit Support Annex (CSA) for derivative transactions

8.	FINANCIAL ASSETS AT FVTPL:

Details of financial assets at FVTPL as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

	Jun. 30, 2021		Dec. 31 2020
Debt securities in local currency
Paid-in capital	￦	98,486	￦	107,377
Beneficiary certificates		1,076,070		2,133,661

Subtotal		1,174,556		2,241,038

Debt securities in foreign currencies
Bonds		16,945		5,314
Paid-in capital		11,083		11,169
Beneficiary certificates		213,297		189,300

Subtotal		241,325		205,783

Equity securities in foreign currency stocks
Stocks		8,473		8,669
Loans at FVTPL
Privately placed corporate bonds		19,085		10,423
Derivative assets for trading
Equity related		239		1,310
Interest rates related		467,706		529,715
Foreign currencies related		251,161		481,464
Others		2		—

Subtotal		719,108		1,012,489

Total	￦	2,162,547	￦	3,478,402

9.	FINANCIAL INVESTMENTS:

Details of financial investments as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

	Jun. 30, 2021		Dec. 31 2020
Financial assets at FVOCI
Debt securities in local currency
National bond	￦	1,045,954	￦	1,052,310
Equity securities in local currency
Stocks		9,394,297		8,580,575
Paid-in capital		22,974		21,463

Subtotal		9,417,271		8,602,038

Debt securities in foreign currencies
Corporate bonds and etc. (*1)		1,714,600		882,187
Securities at amortized cost
Debt securities in local currencies
National bond		100,543		100,732
Debt securities in foreign currencies
Corporate bonds and etc. (*1)		607,631		405,144

Total	￦	12,885,999	￦	11,042,411

(*1)	It includes debt securities, which are pledged as collateral amounting to ￦129,503 million and ￦125,457 million as of June 30, 2021 and December 31, 2020, respectively.

10.	LOANS AT AMORTIZED COST:

Loans as presented below exclude loan valuation adjustment related to fair value hedging amounting to ￦(412) million and ￦(14,382) million as of June 30, 2021 and December 31, 2020, respectively.

(1)	Details of loans as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

	Detail	Jun. 30, 2021		Dec. 31, 2020
Loans in local currency	Loans for export	￦	15,621,591	￦	14,961,693
	Loans for foreign investments		2,477,552		2,648,893
	Loans for import		4,684,960		3,929,944
	Troubled Debt Restructuring		1,544,118		1,812,100
	Others		209,924		290,544

	Subtotal		24,538,145		23,643,174

Loans in foreign currencies	Loans for export		23,395,426		22,022,802
	Loans for foreign investments		23,746,912		22,624,489
	Loans for rediscounted trading notes		282,500		467,840
	Loans for import		1,205,743		1,206,460
	Overseas funding loans		592,788		492,471
	Others		27,210		26,258

	Subtotal		49,250,579		46,840,320

Others	Domestic usance bills		235,720		195,732
	Foreign-currency bills bought		1,098,580		1,407,927
	Advance payments on acceptances and guarantees		32,952		42,266
	Call loans		1,241,000		2,649,600
	Interbank loans in foreign currencies		847,500		1,206,593
	Private placement corporate bonds in local currency		272,000		302,400

	Subtotal		3,727,752		5,804,518

	Total		77,516,476		76,288,012

Net deferred origination fees and costs			(359,657)		(364,854)
Allowance for loan losses			(1,744,346)		(2,501,395)

	Total	￦	75,412,473	￦	73,421,763

(2)	Changes in allowance for loan losses for the six months ended June 30, 2021 and for the year ended December 31, 2020, are as follows (Korean won in millions):

(Six months ended June 30, 2021)

	12 month expected credit losses		Lifetime expected credit losses		Credit- impaired financial assets		Total
Beginning balance	￦	321,298	￦	1,116,426	￦	1,063,671	￦	2,501,395
- Transfer to 12 month expected credit losses		36,512		(1,512)		(35,000)		—
- Transfer to lifetime expected credit losses		(7,504)		57,519		(50,015)		—
- Transfer to credit-impaired financial assets		(829)		(786)		1,615		—
Written-off		—		—		(309)		(309)
Collection		—		—		5,416		5,416
Loan-for-equity swap		—		—		(409,110)		(409,110)
Others		(48,754)		(376,320)		—		(425,074)
Unwinding effect		—		—		(3,964)		(3,964)
Foreign exchange translation		5,610		18,927		10,998		35,535
Additional provisions (Reversal of provisions)		678		92,666		(52,887)		40,457

Ending balance (*1)	￦	307,011	￦	906,920	￦	530,415	￦	1,744,346

(2020)

	12 month expected credit losses		Lifetime expected credit losses		Credit- impaired financial assets		Total
Beginning balance	￦	286,290	￦	758,393	￦	1,131,277	￦	2,175,960
- Transfer to 12 month expected credit losses		4,272		(4,272)		—		—
- Transfer to lifetime expected credit losses		(12,303)		27,636		(15,333)		—
- Transfer to credit-impaired financial assets		(1,826)		(80,629)		82,455		—
Written-off		—		—		(218,764)		(218,764)
Collection		51,904		—		207		52,111
Loan-for-equity swap		—		—		(8,403)		(8,403)
Others		(26,808)		—		—		(26,808)
Unwinding effect		(69)		(582)		(13,198)		(13,849)
Foreign exchange translation		(5,684)		(37,818)		(13,259)		(56,761)
Additional provisions (Reversal of provisions)		25,522		453,698		118,689		597,909

Ending balance (*1)	￦	321,298	￦	1,116,426	￦	1,063,671	￦	2,501,395

(*1)	Includes additional allowance for loan losses to cover the losses due to economic downturn caused by the spread of the COVID-19.

11.	INVESTMENTS IN ASSOCIATES AND SUBSIDIARIES:

(1)	Details of investments in associates and subsidiaries as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

Company	Detail	Location	Business	Year-end	Ownership (%)	Net asset (*1)		Carrying amount
KEXIM Bank UK Limited	Subsidiary	United Kingdom	Financial service	December	100.00	￦	150,238	￦	138,312
KEXIM Vietnam Leasing Co.	Subsidiary	Vietnam	Financial service	December	100.00		66,657		57,755
PT.KOEXIM Mandiri Finance	Subsidiary	Indonesia	Financial service	December	85.00		21,245		25,270
KEXIM Asia Limited	Subsidiary	Hong Kong	Financial service	December	100.00		188,478		167,839
EXIM PLUS Co., Ltd.	Subsidiary	Korea	Service	December	100.00		1,313		950
Credit Guarantee and Investment Fund (*2)	Associate	Philippines	Financial service	December	15.18		221,900		197,820
KTB Newlake Global Healthcare PEF	Associate	Korea	Financial service	December	25.00		7,744		8,463
Korea Aerospace Industries. Ltd.	Associate	Korea	Manufacturing	December	26.41		328,349		968,744
Daewoo Shipbuilding & Marine Engineering Co., Ltd (*3)	Associate	Korea	Shipbuilding	December	—		—		—

Total								￦	1,565,153

(December 31, 2020)

Company	Detail	Location	Business	Year-end	Ownership (%)	Net asset (*1)		Carrying amount
KEXIM Bank UK Limited	Subsidiary	United Kingdom	Financial service	December	100.00	￦	144,182	￦	138,312
KEXIM Vietnam Leasing Co.	Subsidiary	Vietnam	Financial service	December	100.00		63,446		57,755
PT.KOEXIM Mandiri Finance	Subsidiary	Indonesia	Financial service	December	85.00		20,890		25,270
KEXIM Asia Limited	Subsidiary	Hong Kong	Financial service	December	100.00		180,097		167,839
EXIM PLUS Co., Ltd.	Subsidiary	Korea	Service	December	100.00		1,016		950
Korea Asset Management Corporation	Associate	Korea	Financial service	December	23.41		473,327		380,520
Credit Guarantee and Investment Fund (*2)	Associate	Philippines	Financial service	December	13.39		184,173		171,359
DAESUN Shipbuilding & Engineering Co., Ltd. (*4)	Associate	Korea	Shipbuilding	December	83.03		(333,211)		—
KTB Newlake Global Healthcare PEF	Associate	Korea	Financial service	December	25.00		7,992		8,463
Korea Aerospace Industries. Ltd.	Associate	Korea	Manufacturing	December	26.41		315,473		968,744
Daewoo Shipbuilding & Marine Engineering Co., Ltd (*3)	Associate	Korea	Shipbuilding	December	—		—		—

Total								￦	1,919,212

(*1)	In cases of associates, the amounts represent net asset after considering account percentage of ownership.
(*2)

As of June 30, 2021 and December 31, 2020 the entity is classified into an associate because the Bank has significant influence in the way of representation on the board of directors or equivalent governing body of the investee.

(*3)

This entity is not an associate with the current ownership. However, considering potential voting rights, the Bank has classified the entity as an associate. The Bank holds convertible bonds issued by the entity amounting to ￦2,332,832 million.

(*4)

This entity was under the creditor-led work out programs. The Bank should have at least 75% of the total creditor’s loans to have a substantive control based on the creditor’s agreement. As the Bank had only 70.60% of the total creditor’s loans, this was classified into associates.

(2)	Changes in investments in associates and subsidiaries for the six months ended June 30, 2021 and for the year ended December 31, 2020 are as follows (Korean won in millions):

(Six months ended June 30, 2021)

Company	Detail	Beginning balance		Acquisitions		Disposals (*1)		Impairment loss		Ending balance
KEXIM Bank UK Limited	Subsidiary	￦	138,312	￦	—	￦	—	￦	—	￦	138,312
KEXIM Vietnam Leasing Co.	Subsidiary		57,755		—		—		—		57,755
PT.KOEXIM Mandiri Finance	Subsidiary		25,270		—		—		—		25,270
KEXIM Asia Limited	Subsidiary		167,839		—		—		—		167,839
EXIM PLUS Co., Ltd.	Subsidiary		950		—		—		—		950
Korea Asset Management Corporation	Associate		380,520		—		(380,520)		—		—
Credit Guarantee and Investment Fund	Associate		171,359		26,461		—		—		197,820
DAESUN Shipbuilding & Engineering Co., Ltd.	Associate		—		—		—		—		—
KTB Newlake Global Healthcare PEF	Associate		8,463		—		—		—		8,463
Korea Aerospace Industries. Ltd.	Associate		968,744		—		—		—		968,744
Daewoo Shipbuilding & Marine Engineering Co., Ltd.	Associate		—		—		—		—		—

Total		￦	1,919,212	￦	26,461	￦	(380,520)	￦	—	￦	1,565,153

(*1)

As the Bank did not participate in the Korea Asset Management Corporation’s paid-in capital increase and lost significant influence on the Korea Asset Management Corporation for the period of six months ended June 30, 2021, it was reclassified from investments in associates to financial assets at FVOCI.

(2020)

Company	Detail	Beginning balance		Acquisition		Disposals		Impairment loss		Ending balance
KEXIM Bank UK Limited	Subsidiary	￦	48,460	￦	89,852	￦	—	￦	—	￦	138,312
KEXIM Vietnam Leasing Co.	Subsidiary		10,275		47,480		—		—		57,755
PT.KOEXIM Mandiri Finance	Subsidiary		25,270		—		—		—		25,270
KEXIM Asia Limited	Subsidiary		49,139		118,700		—		—		167,839
EXIM PLUS Co., Ltd.	Subsidiary		950		—		—		—		950
Korea Asset Management Corporation	Associate		380,520		—		—		—		380,520
Credit Guarantee and Investment Fund	Associate		143,220		28,139		—		—		171,359
HSG SUNGDONG Shipbuilding Co., Ltd.	Associate		—		—		—		—		—
DAESUN Shipbuilding & Engineering Co., Ltd.	Associate		—		—		—		—		—
KTB Newlake Global Healthcare PEF	Associate		10,045		—		(1,582)		—		8,463
KBS-KDB Private Equity Fund	Associate		6,032		—		(6,032)		—		—
Korea Aerospace Industries. Ltd.	Associate		1,110,990		—		—		(142,246)		968,744
Daewoo Shipbuilding & Marine Engineering Co., Ltd.	Associate		—		—		—		—		—

Total		￦	1,784,901	￦	284,171	￦	(7,614)	￦	(142,246)	￦	1,919,212

(3)	Summarized financial information of associates and subsidiaries as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

Company	Assets		Liabilities		Operating income (loss)		Profit (loss) for the period		Total comprehensive income (loss)
KEXIM Bank UK Limited	￦	545,712	￦	395,475	￦	586	￦	(139)	￦	6,118
KEXIM Vietnam Leasing Co.		212,971		146,314		1,042		832		3,291
PT.KOEXIM Mandiri Finance		167,311		146,066		856		194		355
KEXIM Asia Limited		671,257		482,779		3,121		2,392		8,549
EXIM PLUS Co., Ltd.		2,473		1,161		318		297		297
Credit Guarantee and Investment Fund		1,553,224		91,435		23,962		23,962		56,045
KTB Newlake Global Healthcare PEF		31,116		140		168		168		168
Korea Aerospace Industries. Ltd.		5,851,117		4,570,520		68,389		65,773		65,813
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		9,816,076		7,189,675		(1,220,345)		(1,246,945)		(1,241,471)

(December 31, 2020)

Company	Assets		Liabilities		Operating income (loss)		Profit (loss) for the year		Total comprehensive income (loss)
KEXIM Bank UK Limited	￦	499,074	￦	354,892	￦	1,805	￦	2,748	￦	3,647
KEXIM Vietnam Leasing Co.		204,020		140,574		1,841		1,962		(3,314)
PT.KOEXIM Mandiri Finance		160,964		140,074		(1,437)		(5,948)		(7,623)
KEXIM Asia Limited		544,995		364,898		4,224		3,547		(10,741)
EXIM PLUS Co., Ltd.		1,950		934		166		162		162
Korea Asset Management Corporation		5,844,961		3,823,061		53,888		60,496		66,506
Credit Guarantee and Investment Fund		1,470,605		95,156		27,655		7,367		(38,711)
DAESUN Shipbuilding & Engineering Co., Ltd.		385,557		786,871		(14,586)		(21,702)		(21,702)
KTB Newlake Global Healthcare PEF		32,273		305		1,334		1,334		1,334
Korea Aerospace Industries. Ltd.		5,137,550		3,904,310		141,988		71,274		88,098
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		10,320,775		6,451,804		153,437		86,573		114,107

12.	TANGIBLE ASSETS:

Changes in tangible assets for the six months ended June 30, 2021 and for the year ended December 31, 2020 are as follows (Korean won in millions):

(Six months ended June 30, 2021)

Detail	Beginning balance		Acquisitions		Disposals		Depreciation		Ending balance
Lands	￦	190,807	￦	—	￦	—	￦	—	￦	190,807
Buildings		60,570		—		—		(963)		59,607
Leasehold improvements		172		1,023		—		(74)		1,121
Vehicles		1,258		34		—		(219)		1,073
Furniture and fixture		9,825		3,199		(1)		(2,260)		10,763
Construction in progress		455		—		—		—		455

Total	￦	263,087	￦	4,256	￦	(1)	￦	(3,516)	￦	263,826

(2020)

Detail	Beginning balance		Acquisitions		Disposals		Depreciation		Ending balance
Lands	￦	190,807	￦	—	￦	—	￦	—	￦	190,807
Buildings		62,496		—		—		(1,926)		60,570
Leasehold improvements		145		60		—		(33)		172
Vehicles		783		858		—		(383)		1,258
Furniture and fixture		10,885		4,034		(2)		(5,092)		9,825
Construction in progress		—		455		—		—		455

Total	￦	265,116	￦	5,407	￦	(2)	￦	(7,434)	￦	263,087

13.	INTANGIBLE ASSETS:

Changes in intangible assets for the six months ended June 30, 2021 and for the year ended December 31, 2020 are as follows (Korean won in millions):

(Six months ended June 30, 2021)

Detail	Beginning balance		Acquisitions		Disposals		Amortization		Reversal of (Additional) impairment		Ending balance
Computer software	￦	8,484	￦	517	￦	—	￦	(1,912)	￦	—	￦	7,089
System development fees		15,942		3,651		—		(3,489)		—		16,104
Memberships		3,656		—		—		—		—		3,656

Total	￦	28,082	￦	4,168	￦	—	￦	(5,401)	￦	—	￦	26,849

(2020)

Detail	Beginning balance		Acquisitions		Disposals		Amortization		Reversal of (Additional) impairment		Ending balance
Computer software	￦	10,756	￦	1,632	￦	(1)	￦	(3,903)	￦	—	￦	8,484
System development fees		19,970		3,488		—		(7,516)		—		15,942
Memberships		3,656		—		—		—		—		3,656

Total	￦	34,382	￦	5,120	￦	(1)	￦	(11,419)	￦	—	￦	28,082

14.	OTHER ASSETS:

(1)	Details of other assets as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

	Jun. 30, 2021		Dec. 31, 2020
Other financial assets:
Guarantee deposits	￦	49,152	￦	39,874
Accounts receivable		108,616		53,102
Accrued income		769,950		728,740
Receivable spot exchange		56		78
Allowances for loan losses on other assets		(9,278)		(29,592)

Subtotal		918,496		792,202

Other assets:
Advance payments		62		—
Prepaid expenses		9,934		11,440
Current income tax asset		3,596		2,570
Sundry assets		7,838		7,574

Subtotal		21,430		21,584

Total	￦	939,926	￦	813,786

(2)	Changes in allowances for loan losses on other assets for the six months ended June 30, 2021 and for the year ended December 31, 2020 are as follows (Korean won in millions):

	Six months ended June 30, 2021		2020
Beginning balance	￦	29,592	￦	7,888
Collection		—		116
Additional provisions (Reversal of provisions)		(20,366)		21,980
Others		52		(392)

Ending balance	￦	9,278	￦	29,592

15.	BORROWINGS:

(1)	Details of borrowings as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

Detail	Lender	Interest rate (%)	Amount
Borrowings in foreign currencies:
Borrowings from the Government	MINISTRY OF ECONOMY AND FINANCE	LIBOR 3M+0.64 ~ LIBOR 3M+0.78	￦	1,221,620
Short term borrowings from foreign financial institutions	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD, SEOUL BRANCH	LIBOR 3M+0.38		543,424
Long term borrowings from foreign financial institutions	CREDIT AGRICOLE CIB and others	LIBOR 3M+0.47 ~ LIBOR 3M+0.55		1,017,000
Discount on borrowings				(36)
Commercial papers denominated in foreign currencies	CITIBANK N.A., HONG KONG(US) And others	0.14 ~ 0.30		1,423,800
Offshore commercial papers denominated in foreign currencies	CITIBANK N.A., HONG KONG(US) And others	(-)0.52 ~ 0.25		279,777
Others (Foreign banks)	HSBC BANK, SEOUL BRANCH and others	0.05 ~ 0.35		235,720
Others (CSA)	BANK OF AMERICA (VM) and others	0.08		851,760

Total			￦	5,573,065

(December 31, 2020)

Detail	Lender	Interest rate (%)	Amount
Borrowings in foreign currencies:
Borrowings from the Government	MINISTRY OF ECONOMY AND FINANCE	LIBOR 3M+0.64 ~ LIBOR 3M+0.78	￦	1,176,216
Short term borrowings from foreign financial institutions	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD, SEOUL BRANCH	LIBOR 3M+0.38		537,252
Long term borrowings from foreign financial institutions	CREDIT AGRICOLE CIB and others	LIBOR 3M+0.32 ~ LIBOR 3M+0.85		1,686,400
Discount on borrowings				(131)
Commercial papers denominated in foreign currencies	MIZUHO SECURITIES ASIA LTD and others	0.21 ~ 2.33		911,744
Offshore commercial papers denominated in foreign currencies	CITIBANK N.A., HONG KONG And others	(-)0.46 ~ 0.28		225,107
Others (Foreign banks)	DBS BANK LTD and others	0.06 ~ 0.20		195,732
Others (CSA)	BANK OF AMERICA (VM) and others	0.09		1,344,311

Total			￦	6,076,631

(2)	Details of the borrowings from other financial institutions as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

Type	Borrowings in foreign currencies
Commercial banks	￦	4,351,481

(December 31, 2020)

Type	Borrowings in foreign currencies
Commercial banks	￦	4,900,546

The above borrowings excluded the present value discounting effect.

16.	DEBENTURES:

Details of debentures as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

	June 30, 2021			Dec. 31, 2030
Detail	Interest rate (%)	Amount		Interest rate (%)	Amount
Local currencies:
Floating rate	31-Day CD-0.01~ 31-Day CD+0.12	￦	2,490,000	31-Day CD-0.01~ 31-Day CD+0.12	￦	1,340,000
Fixed rate	0.63~4.70		20,555,000	0.67~4.70		21,465,000

Subtotal			23,045,000			22,805,000

Fair value hedging adjusting			(33,472)			(31,803)
Discount on debentures			(37,281)			(47,141)

Subtotal			22,974,247			22,726,056

Foreign currencies:
Floating rate	Libor3M+0.30~ Libor3M+1.35		9,991,890	Libor3M+0.30~ Libor3M+1.35		10,543,268
Fixed rate	0.00 ~ 8.50		40,756,321	0.00~8.50		38,057,286

Subtotal			50,748,211			48,600,554

Fair value hedging adjusting			764,322			1,393,009
Discount on debentures			(95,994)			(77,842)

Subtotal			51,416,539			49,915,721

Total		￦	74,390,786		￦	72,641,777

17.	PROVISIONS:

(1)	Details of provisions as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

	Jun. 30, 2021		Dec. 31, 2020
Provisions for acceptances and guarantees	￦	335,196	￦	387,027
Provisions for unused loan commitments		222,456		239,584
Provisions for legal proceedings		3,146		—

Total	￦	560,798	￦	626,611

(2)	Changes in provisions for the six months ended June 30, 2021 and for the year ended December 31, 2020 are as follows (Korean won in millions):

(Six months ended June 30, 2021)

	Acceptances and guarantees
	12 month expected credit losses		Lifetime expected credit losses		Credit- impaired financial assets		Total
Beginning balance	￦	42,507	￦	272,431	￦	72,089	￦	387,027
- Transfer to 12 month expected credit losses		32,147		(7,165)		(24,982)		—
- Transfer to lifetime expected credit losses		(7,483)		7,483		—		—
- Transfer to credit-impaired financial assets		(11)		—		11		—
Foreign exchange translation		1,841		7,375		438		9,654
Additional provisions (Reversal of provisions)		(33,701)		3,135		(30,919)		(61,485)

Ending balance	￦	35,300	￦	283,259	￦	16,637	￦	335,196

	Unused loan commitments
	12 month expected credit losses		Lifetime expected credit losses		Credit- impaired financial assets		Total
Beginning balance	￦	34,073	￦	188,718	￦	16,793	￦	239,584
- Transfer to 12 month expected credit losses		15,000		—		(15,000)		—
- Transfer to lifetime expected credit losses		—		—		—		—
- Transfer to credit-impaired financial assets		(58)		—		58		—
Foreign exchange translation		544		—		11		555
Reversal of provisions		(16,974)		(598)		(111)		(17,683)

Ending balance	￦	32,585	￦	188,120	￦	1,751	￦	222,456

(2020)

	Acceptances and guarantees
	12 month expected credit losses		Lifetime expected credit losses		Credit- impaired financial assets		Total
Beginning balance	￦	48,514	￦	209,840	￦	48,087	￦	306,441
- Transfer to 12 month expected credit losses		187		(187)		—		—
- Transfer to lifetime expected credit losses		(4,107)		4,107		—		—
- Transfer to credit-impaired financial assets		(40)		—		40		—
Foreign exchange translation		(1,369)		(10,113)		(997)		(12,479)
Additional provisions (Reversal of provisions)		(678)		68,784		24,959		93,065

Ending balance	￦	42,507	￦	272,431	￦	72,089	￦	387,027

	Unused loan commitments
	12 month expected credit losses		Lifetime expected credit losses		Credit- impaired financial assets		Total
Beginning balance	￦	23,771	￦	200,695	￦	8,474	￦	232,940
- Transfer to 12 month expected credit losses		2,268		(2,268)		—		—
- Transfer to lifetime expected credit losses		(45)		474		(429)		—
- Transfer to credit-impaired financial assets		(1)		—		1		—
Foreign exchange translation		(382)		(28)		(38)		(448)
Additional provisions (Reversal of provisions)		8,462		(10,155)		8,785		7,092

Ending balance	￦	34,073	￦	188,718	￦	16,793	￦	239,584

18.	RETIREMENT BENEFIT PLAN:

The Bank operates both defined benefit plan and defined contribution plan.

(1)	Defined benefit plan

The Bank operates defined benefit plans, which have the following characteristics:

•	The entity has the obligation to pay the agreed benefits to all its current and past employees.

•	The entity is liable for actuarial risk (excess of actual payment against expected amount) and investment risk.

The present value of the defined benefit obligation recognized in the separate statements of financial position is calculated annually by independent actuaries in accordance with actuarial valuation method. The present value of the defined benefit obligation is calculated using the projected unit credit method (“PUC”). The data used in the PUC, such as interest rates, future salary increase rate, mortality rate, consumer price index and expected return on plan asset, are based on observable market data and historical data, which are annually updated.

Actuarial assumptions may differ from actual results due to change in the market, economic trend and mortality trend, which may affect defined benefit obligation liabilities and future payments. Actuarial gains and losses arising from changes in actuarial assumptions are recognized in the period incurred through other comprehensive income or loss.

(2)	Details of defined benefit obligation as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

	Jun. 30, 2021		Dec. 31, 2020
Present value of defined benefit obligations	￦	114,782	￦	111,011
Fair value of plan assets		(113,881)		(115,812)

Net defined benefit liabilities (assets)	￦	901	￦	(4,801)

(3)	Changes in net defined benefit obligations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are as follows (Korean won in millions):

(Six months ended June 30, 2021)

	Present value of the defined benefit obligations		Plan assets		Net defined benefit liabilities (assets)
Beginning balance	￦	111,011	￦	(115,812)	￦	(4,801)
Contributions from the employer		—		—		—
Current-service cost		5,703		—		5,703
Interest expense (income)		1,733		(1,819)		(86)
Actuarial gains and losses arising from changes in demographic assumptions		—		—		—
Actuarial gains and losses arising from changes in financial assumptions		—		—		—
Actuarial gains and losses arising from experience adjustments		—		—		—
Management fees on plan assets		—		—		—
Benefits paid		(3,665)		3,750		85

Ending balance	￦	114,782	￦	(113,881)	￦	901

(2020)

	Present value of the defined benefit obligations		Plan assets		Net defined benefit liabilities (assets)
Beginning balance	￦	100,628	￦	(103,871)	￦	(3,243)
Contributions from the employer		—		(14,700)		(14,700)
Current-service cost		11,100		—		11,100
Interest expense (income)		3,045		(3,156)		(111)
Actuarial gains and losses arising from changes in demographic assumptions		1,945		—		1,945
Actuarial gains and losses arising from changes in financial assumptions		(834)		1,235		401
Actuarial gains and losses arising from experience adjustments		885		—		885
Management fees on plan assets		—		190		190
Benefits paid		(5,758)		4,490		(1,268)

Ending balance	￦	111,011	￦	(115,812)	￦	(4,801)

(4)	Details of plan assets as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

	Jun. 30, 2021		Dec. 31, 2020
Cash and cash equivalent	￦	35,907	￦	14,600
Others		77,974		101,212

Total	￦	113,881	￦	115,812

(5)	Retirement benefit costs incurred from the defined contribution plan for the six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

	Six months ended June 30, 2021		Six months ended June 30, 2020
Retirement benefits	￦	2,342	￦	247

19.	OTHER LIABILITIES:

Details of other liabilities as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

	Jun. 30, 2021		Dec. 31, 2020
Other financial liabilities:
Financial guarantee contract liabilities	￦	1,195,093	￦	1,182,101
Foreign exchanges payable		75		543,678
Accounts payable		121,999		24,639
Accrued expenses		620,345		621,424
Guarantee deposit received		160		160

Subtotal		1,937,672		2,372,002

Other liabilities:
Allowance for credit loss in derivatives		23,387		37,765
Unearned income		110,961		148,608
Current tax payable		135,519		11,426
Sundry liabilities		4,526		33,357

Subtotal		274,393		231,156

Total	￦	2,212,065	￦	2,603,158

20.	DERIVATIVES:

The Bank operates derivatives both for trading and hedging purposes. Derivatives held for trading purpose are included in financial assets and liabilities at FVTPL.

(1)	Fair value hedge

Fair value hedge is a hedge of the exposure to changes in fair value of a recognized asset or liability or an unrecognized firm commitment, or an identified portion of such an asset, liability or firm commitment, that is attributable to a particular risk and could affect profit or loss. When applying fair value hedge, the gain or loss on the hedged item attributable to the hedged risk shall adjust the carrying amount of the hedged item and be recognized in profit or loss.

The Bank shall discontinue prospectively the fair value hedge if the hedging instrument expires or is sold, terminated or exercised, the hedge no longer meets the criteria for hedge accounting or the Bank revokes the designation. Any adjustment arising from the gain or loss on the hedged item attributable to the hedged risk to the carrying amount of a hedged financial instrument for which the effective interest method is used shall be amortized to profit or loss.

The Bank uses interest rate swaps for hedging changes of fair values in hedged items arising from changes in interest rates. The Bank also uses currency swaps for hedging changes of fair values in hedged items arising from changes in foreign exchange rates.

(2)	Cash flow hedge

Cash flow hedge is a hedge of the exposure to variability in cash flows that is attributable to a particular risk associated with a recognized asset or liability (such as all or some future interest payments on variable rate debt) or a highly probable forecast transaction and could affect profit or loss. When applying cash flow hedge, the portion of the gain or loss on the hedging instrument that is determined to be an effective hedge shall be recognized in other comprehensive income; and the ineffective portion of the gain or loss on the hedging instrument are recognized in profit or loss. If a hedge of a forecast transaction subsequently results in the recognition of a financial asset or a financial liability, the associated gains or losses that were recognized in other comprehensive income are reclassified from equity to profit or loss as a reclassification adjustment in the same period or periods during which the hedged forecast cash flows affect profit or loss.

The Bank shall discontinue prospectively the cash flow hedge if hedging instrument expires or is sold, terminated or exercised, the hedge no longer meets the criteria for hedge accounting or the Bank revokes the designation. The forecasted transaction is no longer expected to occur, any related cumulative gain or loss on the hedging instrument that has been recognized in other comprehensive income from the period when the hedge was effective are reclassified from equity to profit or loss as a reclassification adjustment.

The Bank uses interest rate swaps for hedging changes of cash flows in hedged items arising from changes in interest rates. The Bank also uses currency swaps for hedging changes of cash flows in hedged items arising from changes in foreign exchange.

(3)	Details of derivative assets and liabilities as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

			Derivative assets
Detail	Notional		Fair value hedge		Cash flow hedge		Trading		Total
Interest:
Interest rate forwards	￦	39,550	￦	—	￦	—	￦	—	￦	—
Interest rate swaps		42,057,985		413,884		—		467,706		881,590

Subtotal		42,097,535		413,884		—		467,706		881,590

Currency:
Currency forwards		4,491,467		—		—		25,408		25,408
Currency swaps		26,104,428		516,502		958		225,753		743,213

Subtotal		30,595,895		516,502		958		251,161		768,621

Stock:
Stock options		46,952		—		—		239		239
Other:
Other derivatives		10,170		—		—		2		2

Total	￦	72,750,552	￦	930,386	￦	958	￦	719,108	￦	1,650,452

			Derivative liabilities
Detail	Notional		Fair value hedge		Cash flow hedge		Trading		Total
Interest:
Interest rate forwards	￦	39,550	￦	—	￦	—	￦	—	￦	—
Interest rate swaps		42,057,985		90,477		—		286,319		376,796

Subtotal		42,097,535		90,477		—		286,319		376,796

Currency:
Currency forwards		4,491,467		—		—		17,393		17,393
Currency swaps		26,104,428		340,183		—		219,919		560,102

Subtotal		30,595,895		340,183		—		237,312		577,495

Stock:
Stock options		46,952		—		—		709		709
Other:
Other derivatives		10,170		—		—		—		—

Total	￦	72,750,552	￦	430,660	￦	—	￦	524,340	￦	955,000

(December 31, 2020)

			Derivative assets
Detail	Notional		Fair value hedge		Cash flow hedge		Trading		Total
Interest:
Interest rate forwards	￦	10,880	￦	—	￦	—	￦	—	￦	—
Interest rate swaps		39,330,211		636,346		—		529,715		1,166,061

Subtotal		39,341,091		636,346		—		529,715		1,166,061

Currency:
Currency forwards		5,110,583		—		—		96,037		96,037
Currency swaps		27,596,486		863,420		—		385,427		1,248,847

Subtotal		32,707,069		863,420		—		481,464		1,344,884

Stock:
Stock options		46,952		—		—		1,310		1,310
Other:
Other derivatives		—		—		—		—		—

Total	￦	72,095,112	￦	1,499,766	￦	—	￦	1,012,489	￦	2,512,255

			Derivative liabilities
Detail	Notional		Fair value hedge		Cash flow hedge		Trading		Total
Interest:
Interest rate forwards	￦	10,880	￦	—	￦	—	￦	—	￦	—
Interest rate swaps		39,330,211		54,003		—		237,316		291,319

Subtotal		39,341,091		54,003		—		237,316		291,319

Currency:
Currency forwards		5,110,583		—		—		157,331		157,331
Currency swaps		27,596,486		364,967		—		356,672		721,639

Subtotal		32,707,069		364,967		—		514,003		878,970

Stock:
Stock options		46,952		—		—		2,123		2,123
Other:
Other derivatives		—		—		—		—		—

Total	￦	72,095,112	￦	418,970	￦	—	￦	753,442	￦	1,172,412

(4)	Gains and losses from fair value hedging instruments and hedged items attributable to the hedged risk for the six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

	Six months ended June 30, 2021		Six months ended June 30, 2020
Fair value hedge – hedged items	￦	644,570	￦	(1,215,227)
Fair value hedge – hedging instruments		(760,324)		963,781

(5)

As a result of cash flow hedge, the Bank recognized ￦970 million as other comprehensive income (before tax effect) for the six months ended June 30, 2021, and there is no ineffectiveness recognized in relation to cash flow hedge for the six months ended June 30, 2021 and 2020.

(6)	Hedge accounting

1)	Purpose and strategy of risk avoidance

The Bank transacts with derivative financial instruments to hedge its interest rate risk and currency risk arising from the assets and liabilities of the Bank. The Bank applies the fair value hedge accounting for the changes in the market interest rates of the financial debentures in Korean won and foreign currency and the loans in foreign currency and cash flow hedge accounting for interest rate swaps and currency swaps to hedge cash flow risk due to interest rates of the debentures in Korean won and currency risk due to the loans in foreign currency.

2)	Nominal values and average hedge ratio for derivatives as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

	Within 1 year		1 to 2 years		2 to 3 years		3 to 4 years		4 to 5 years		Over 5 years		Total
Fair value hedges
Nominal amount of hedged items	￦	7,339,676	￦	4,868,449	￦	8,482,663	￦	7,285,890	￦	4,649,852	￦	9,051,088	￦	41,677,618
Nominal amount of hedging instruments		7,113,766		4,856,465		8,481,503		6,438,390		4,649,852		9,094,896		40,634,872
Average hedge ratio		96.92%		99.75%		99.99%		88.37%		100.00%		100.48%		97.50%
Cash flow hedges
Nominal amount of hedged items	￦	80,000	￦	56,500	￦	—	￦	—	￦	—	￦	—	￦	136,500
Nominal amount of hedging instruments		80,000		56,500		—		—		—		—		136,500
Average hedge ratio		100%		100%		—		—		—		—		100%

(December 31, 2020)

	Within 1 year		1 to 2 years		2 to 3 years		3 to 4 years		4 to 5 years		Over 5 years		Total
Fair value hedges
Nominal amount of hedged items	￦	9,451,404	￦	5,781,962	￦	5,665,046	￦	5,243,700	￦	6,531,111	￦	9,246,375	￦	41,919,598
Nominal amount of hedging instruments		9,038,034		5,770,424		5,662,797		5,243,700		5,727,209		9,288,553		40,730,717
Average hedge ratio		95.63%		99.80%		99.96%		100.00%		87.69%		100.46%		97.16%
Cash flow hedges
Nominal amount of hedged items	￦	80,000	￦	—	￦	—	￦	—	￦	—	￦	—	￦	80,000
Nominal amount of hedging instruments		80,000		—		—		—		—		—		80,000
Average hedge ratio		100%		—		—		—		—		—		100%

3)	Effect of hedge accounting on statements of financial position, statements of comprehensive income, statements of changes in equity

①

Effect of hedging instruments on statements of financial position, statements of comprehensive income, statements of changes in equity as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

Detail	Nominal amount		Carrying amount of assets		Carrying amount of liabilities		Changes of fair value in the year
Fair value hedges
Interest swap	￦	27,341,104	￦	413,884	￦	90,477	￦	(425,021)
Currency swap		13,293,768		516,502		340,183		(410,608)

Subtotal		40,634,872		930,386		430,660		(835,629)

Cash flow hedges
Interest swap		80,000		—		—		—
Currency swap		56,500		958		—		970

Subtotal		136,500		958		—		970

Total	￦	40,771,372	￦	931,344	￦	430,660	￦	(834,659)

(December 31, 2020)

Detail	Nominal amount		Carrying amount of assets		Carrying amount of liabilities		Changes of fair value in the year
Fair value hedges
Interest swap	￦	26,354,678	￦	636,346	￦	54,003	￦	704,102
Currency swap		14,376,039		863,420		364,967		853,656

Subtotal		40,730,717		1,499,766		418,970		1,557,758

Cash flow hedges
Interest swap		80,000		—		—		4

Total	￦	40,810,717	￦	1,499,766	￦	418,970	￦	1,557,762

②

Effect of hedged items on statements of financial position, statements of comprehensive income, statements of changes in equity as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

Detail	Nominal amount		Carrying amount of assets		Carrying amount of liabilities		Changes of fair value in six months ended June 30, 2021
Fair value hedges
Loans in foreign currencies	￦	145,800	￦	—	￦	690	￦	(2,767)
Debentures in local currency		680,000		—		40,485		1,670
Debentures in foreign currencies		40,851,818		930,386		389,485		602,371

Subtotal		41,677,618		930,386		430,660		601,274

Cash flow hedges
Loans in foreign currencies		56,500		958		—		(1,160)
Debentures in local currency		80,000		—		—		(1)

Subtotal		136,500		958		—		(1,161)

Total	￦	41,814,118	￦	931,344	￦	430,660	￦	600,113

(December 31, 2020)

Detail	Nominal amount		Carrying amount of assets		Carrying amount of liabilities		Changes of fair value in the year
Fair value hedges
Loans in foreign currencies	￦	479,274	￦	—	￦	19,802	￦	(18,762)
Debentures in local currency		650,000		—		37,782		8,756
Debentures in foreign currencies		40,790,324		1,499,766		361,386		(785,898)

Subtotal		41,919,598		1,499,766		418,970		(795,904)

Cash flow hedges
Debentures in local currency		80,000		—		—		(6)

Total	￦	41,999,598	￦	1,499,766	￦	418,970	￦	(795,910)

4)	Gains (losses) on hedged items and hedging instruments attributable to the hedged ineffectiveness for the six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

(Six months ended June 30, 2021)

	Gains on hedged items		Losses on hedging instruments		Hedge ineffectiveness recognized in profit
Fair value hedges	￦	601,274	￦	(555,830)	￦	45,444
Cash flow hedges		(1,161)		970		—

Total	￦	600,113	￦	(554,860)	￦	45,444

(Six months ended June 30, 2020)

	Losses on hedged items		Gains on hedging instruments		Hedge ineffectiveness recognized in profit
Fair value hedges	￦	(1,216,701)	￦	1,225,658	￦	8,957
Cash flow hedges		—		—		—

Total	￦	(1,216,701)	￦	1,225,658	￦	8,957

(7)	Interest Rate Benchmark Reform

The hedging relationship to which the Bank applies fair value hedge and cash flow hedge is affected by the interest rate benchmark, which is related with the reform. The interest rate benchmarks that the hedging relationship is exposed to, are as follows (Korean won in millions):

Interest rate benchmark	Nominal amount of hedging instruments
KRW CD 3M	￦	370,000
KRW CMS 10Y		110,000
USD LIBOR 3M		31,108,590
USD LIBOR 6M		3,426,260
EUR LIBOR 3M		201,663
EUR LIBOR 6M		2,890,503
EUR CMS 20Y		250,000
EUR CMS 30Y		30,000
GBP LIBOR 6M		121,302
BBSW 3M		1,952,378
YEN LIBOR 3M		204,424
HKD LIBOR 3M		106,252

Total	￦	40,771,372

21.	CAPITAL STOCK:

As of June 30, 2021, the authorized capital and paid-in capital of the Bank are ￦15,000,000 million and ￦12,748,254 million, respectively. The Bank does not issue share certificates.

Changes in capital stock for the six months ended June 30, 2021 and for the year ended December 31, 2020 are as follows (Korean won in millions):

	Six months ended June 30, 2021		2020
Beginning balance	￦	12,449,456	￦	11,871,143
Paid-in capital increase		298,798		578,313

Ending balance	￦	12,748,254	￦	12,449,456

22.	OTHER COMPONENTS OF EQUITY:

(1)	Details of other components of equity as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

	Jun. 30, 2021		Dec. 31, 2020
Gain (loss) on equity securities at FVOCI	￦	1,126,131	￦	773,104
Gain (loss) on debt securities at FVOCI		6,249		18,355
Gain (loss) on valuation of cash flow hedge		738		3
Remeasurement of net defined benefit liabilities		11,855		11,855

Total	￦	1,144,973	￦	803,317

(2)	Changes in other components for the six months ended June 30, 2021 and for the year ended December 31, 2020 are as follows (Korean won in millions):

(Six months ended June 30, 2021)

	Beginning Balance		Increase (decrease)		Tax effect		Ending balance
Gain (loss) on equity securities at FVOCI	￦	773,104	￦	465,732	￦	(112,705)	￦	1,126,131
Gain (loss) on debt securities at FVOCI		18,355		(15,971)		3,865		6,249
Gain (loss) on valuation of cash flow hedge		3		970		(235)		738
Remeasurement of net defined benefit liabilities		11,855		—		—		11,855

Total	￦	803,317	￦	450,731	￦	(109,075)	￦	1,144,973

(2020)

	Beginning Balance		Increase (decrease)		Tax effect		Ending balance
Gain (loss) on equity securities at FVOCI	￦	573,088	￦	263,872	￦	(63,856)	￦	773,104
Gain (loss) on debt securities at FVOCI		6,226		16,001		(3,872)		18,355
Gain (loss) on valuation of cash flow hedge		—		4		(1)		3
Remeasurement of net defined benefit liabilities		15,094		(4,272)		1,033		11,855

Total	￦	594,408	￦	275,605	￦	(66,696)	￦	803,317

23.	RETAINED EARNINGS:

(1)	Details of retained earnings as of as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

	Jun. 30, 2021		Dec. 31, 2020
Legal reserve (*1)	￦	446,237	￦	435,996
Voluntary reserve (*2)		712,729		471,964
Regulatory reserve for loan losses		149,219		338,574
Unappropriated retained earnings		523,342		102,410

Total	￦	1,831,527	￦	1,348,944

(*1)	Pursuant to the EXIM Bank Act, the Bank appropriates 10% of separate profit for each accounting period as legal reserve, until the accumulated reserve equals to its paid-in capital.
(*2)	The Bank appropriates the remaining balance of profit for the year, after the appropriation of regulatory reserve for loan losses and declaration of dividends, to voluntary reserve.

(2)	Changes in retained earnings for the six months ended June 30, 2021 and for the year ended December 31, 2020 are as follows (Korean won in millions):

	Six months ended June 30, 2021		2020
Beginning balance	￦	1,348,944	￦	1,355,571
Profit for the period		523,342		102,410
Dividends		(40,759)		(109,037)

Ending balance	￦	1,831,527	￦	1,348,944

(3)	Regulatory reserve for loan losses

Regulatory reserve for loan losses is calculated and disclosed according to Article 29 (1) and (2), Regulation on Supervision of Banking Business. In accordance with Regulation on Supervision of Banking Business, etc., if the estimated allowance for credit loss determined by K-IFRS for the accounting purpose is lower than those for the regulatory purpose required by Regulation on Supervision of Banking Business, the Bank should reserve such difference as the regulatory reserve for loan losses. Due to the fact that regulatory reserve for loan losses is a voluntary reserve, the amounts that exceed the existing regulatory reserve for loan losses over the compulsory regulatory reserve for loan losses at the period-end date are reversed in profit. In case of accumulated deficit, the Bank should recommence setting aside regulatory reserve for loan losses at the time when accumulated deficit is reduced to zero.

1)	Regulatory reserve for loan losses

Details of regulatory reserve for loan losses as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

	Jun. 30, 2021		Dec. 31, 2020
Accumulated regulatory reserve for loan losses	￦	149,219	￦	338,574
Reversal of regulatory reserve for loan losses		(27,315)		(189,355)

Regulatory reserve for loan losses	￦	121,904	￦	149,219

2)	Provision for regulatory reserve for loan losses and profit for the period after adjusting regulatory reserve for loan losses

Details of regulatory reserve for loan losses and profit for the period after adjusting the reserve for six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

	Six months ended June 30, 2021		Six months ended June 30, 2020
Profit for the period	￦	523,342	￦	180,028
Reversal of regulatory reserve for loan losses		27,315		100,325

Profit after adjusting the regulatory reserve for loan losses (*1)	￦	550,657	￦	280,353

(*1)

Adjusted profit considering regulatory reserve for loan losses as above is calculated by assuming that the provision in regulatory reserve for loan losses before income tax is reflected in profit for the period.

(4)	Details of dividends for the six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

	Six months ended June 30, 2021		Six months ended June 30, 2020
The Government	￦	27,711	￦	72,430
Bank of Korea		3,814		10,701
Korea Development Bank		9,234		25,906

Total	￦	40,759	￦	109,037

24.	NET INTEREST INCOME:

Net interest income is the amount after deduction of interest expenses from interest income, and the details are as follows:

(1)	Details of interest income for the six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

	Six months ended June 30, 2021		Six months ended June 30, 2020
Interest of due from financial institutions:
Due from financial institutions in local currency	￦	3,932	￦	6,286
Due from financial institutions in foreign currencies		3,440		19,210

Subtotal		7,372		25,496

Interest of financial assets at FVTPL:
Interest of securities at FVTPL		17		78
Interest of loans at FVTPL		75		75

Subtotal		92		153

Interest of financial investments:
Interest of securities at FVOCI		15,691		9,459
Interest of securities at amortized cost		6,264		7,584

Subtotal		21,955		17,043

Interest of loans:
Interest of loans in local currency		266,252		273,837
Interest of loans in foreign currencies		568,372		952,644
Interest of bills bought		4,252		7,322
Interest of call loans		1,346		14,998
Interest of interbank loans		1,374		1,449

Subtotal		841,596		1,250,250

Other interest income		234		605

Total	￦	871,249	￦	1,293,547

(2)	Details of interest expenses for the six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

	Six months ended June 30, 2021		Six months ended June 30, 2020
Interest of borrowings:
Interest of borrowings in foreign currencies	￦	17,715	￦	72,651
Interest of call-money		333		4,838
Interest of debentures:
Interest of debentures in local currency		120,905		145,623
Interest of debentures in foreign currencies		255,715		637,688

Subtotal		376,620		783,311

Other interest expense		371		1,090

Total	￦	395,039	￦	861,890

25.	NET COMMISSION INCOME:

Net commission income is the amount after deduction of commission expenses from commission income, and the details are as follows.

(1)	Details of commission income for the six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

	Six months ended June 30, 2021		Six months ended June 30, 2020
Commission income in local currency:
Commission income on management of EDCF (*1)	￦	10,410	￦	10,122
Commission income on management of IKCF (*2)		1,100		1,125
Sundry commissions received from local currencies revenue		980		—

Subtotal		12,490		11,247

Commission income in foreign currencies:
Commission income on letters of credit		1,157		865
Commission income on confirmation on export letter of credit		13		176
Commission income on loan commitments		12,302		10,417
Management fees		—		991
Arrangement fees		965		—
Advisory fees		197		51
Advance redemption fees		1,680		8,809
Sundry commission income on foreign exchange		265		66
Brokerage fees for foreign currencies exchange funds		116		281
Sundry commissions received from foreign currencies revenue		985		817

Subtotal		17,680		22,473

Others:
Other commission income		8,632		6,597
Guarantee fees in foreign currencies:
Guarantee fees in foreign currencies		60,393		77,243
Premium for guarantee		40,066		53,468

Subtotal		100,459		130,711

Total	￦	139,261	￦	171,028

(*1)	Economic Development Cooperation Fund
(*2)	Inter Korean Cooperation Fund

(2)	Details of commission expenses for the six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

	Six months ended June 30, 2021		Six months ended June 30, 2020
Commission expenses in local currency:
Commission expenses on domestic transactions	￦	141	￦	263
Commission expenses in foreign currencies:
Commission expenses on borrowings in foreign currencies		1,431		764
Sundry commission expenses on foreign exchange		1,857		1,962

Subtotal		3,288		2,726

Others:
Other commission expenses		5,565		2,751

Total	￦	8,994	￦	5,740

26.	DIVIDEND INCOME:

Details of dividend income for six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

	Six months ended June 30, 2021		Six months ended June 30, 2020
Financial assets at FVOCI		38,493		34,150
Investments in associates (*1)		10,931		16,913

Total	￦	49,424	￦	51,063

(*1)	Classified as net gain on investments in associates and subsidiaries

27.	GAIN (LOSS) ON FINANCIAL ASSETS AT FVTPL:

Details of gain (loss) on financial assets at FVTPL for the six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

	Six months ended June 30, 2021		Six months ended June 30, 2020
Securities at FVTPL:
Gain on valuation	￦	1,368	￦	9,429
Loss on valuation		(11,064)		(2,917)
Gain on disposal		5,344		6,852
Loss on disposal		(446)		(1,869)
Others		7,109		10,702

Subtotal		2,311		22,197

Loans at FVTPL:
Gain on valuation		3,662		54
Loss on disposal		—		(29)

Subtotal		3,662		25

Trading derivatives:
Gain on valuation		416,376		682,116
Loss on valuation		(557,372)		(537,750)
Gain on transaction		502,540		570,809
Loss on transaction		(339,211)		(589,165)

Subtotal		22,333		126,010

Total	￦	28,306	￦	148,232

28.	GAIN (LOSS) ON HEDGING DERIVATIVES:

Details of gain (loss) on hedging derivatives for the six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

	Six months ended June 30, 2021		Six months ended June 30, 2020
Gain on hedging instruments	￦	159,935	￦	1,519,776
Loss on hedging instruments		(920,198)		(555,995)

Total	￦	(760,263)	￦	963,781

29.	GAIN (LOSS) ON FINANCIAL INVESTMENTS:

Details of gain (loss) on financial investments for the six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

	Six months ended June 30, 2021		Six months ended June 30, 2020
Financial assets at FVOCI:
Gain on disposal	￦	1,530	￦	497

30.	OTHER OPERATING INCOME (EXPENSES):

Details of other operating income (expenses) for the six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

	Six months ended June 30, 2021		Six months ended June 30, 2020
Other operating income:
Gain on sale of loans at amortized cost	￦	2,709	￦	—
Gain on redemption of loans at amortized cost		—		18
Gain on fair value hedged items		674,246		79,032
Reversal of derivatives’ credit risk provision		18,578		2,671
Others		—		18

Subtotal		695,533		81,739

Other operating expenses:
Loss on fair value hedged items		(29,676)		(1,294,259)
Contribution to miscellaneous funds		(2,376)		(2,381)
Loss on redemption of bonds		—		(28)
Transfer of other provisions		(3,950)		—
Transfer to derivatives’ credit risk provision		(4,200)		(16,816)
Others		(303)		(424)

Subtotal		(40,505)		(1,313,908)

Total	￦	655,028	￦	(1,232,169)

31.	ADDITIONAL (REVERSAL OF) IMPAIRMENT LOSS ON CREDIT:

Details of additional (reversal of) impairment loss on credit for the six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

	Six months ended June 30, 2021		Six months ended June 30, 2020
Loans at amortized cost	￦	40,457	￦	179,141
Other financial assets		(20,366)		11,485
Guarantees		(61,485)		94,865
Unused loan commitments		(17,683)		(23,430)
Financial guarantee contract		(15,675)		71,937
Financial assets at FVOCI		561		604
Securities at amortized cost		26		—

Total	￦	(74,165)	￦	334,602

32.	GENERAL AND ADMINISTRATIVE EXPENSES:

Details of general and administrative expenses for the six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

	Detail	Six months ended June 30, 2021		Six months ended June 30, 2020
General and administrative	Short-term salaries	￦	55,539	￦	52,746
Other expenses in financing department	Office expenses		33,019		27,700

	Subtotal		88,558		80,446

Office expenses of EDCF			502		394
General and administrative—Others	Retirement benefits (defined contributions)		2,342		247
	Retirement benefits (defined benefits)		5,617		5,494
	Depreciation of tangible assets		3,516		3,832
	Amortization of intangible assets		5,401		5,836
	Taxes and dues		5,265		8,138
	Donations and contributions		2,000		3,000

	Subtotal		24,141		26,547

	Total	￦	113,201	￦	101,727

33.	NON-OPERATING INCOME (EXPENSES):

Details of non-operating income (expenses) for the six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

	Detail	Six months ended June 30, 2021		Six months ended June 30, 2020
Gain on investments in associates and subsidiaries	Dividend income	￦	10,931	￦	16,913
Other incomes	Gain on disposal of tangible assets		23		77
	Rent income		50		71
	Damages paid for breach of contracts		—		67
	Interest on other loans		34		58
	Revenue on research project		2,765		1,959
	Other miscellaneous income		247		259

	Subtotal		3,119		2,491

Other expenses	Loss on disposal of tangible assets		(1)		—
	Expenses for donation		(2,405)		(1,781)
	Court cost		(90)		(531)
	Expenses on research project		(2,758)		(1,939)
	Other miscellaneous expenses		(428)		(164)

	Subtotal		(5,682)		(4,415)

	Total	￦	8,368	￦	14,989

34.	INCOME TAX EXPENSE:

(1)	Details of income tax expenses (benefit) for the six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

	Six months ended June 30, 2021		Six months ended June 30, 2020
Current income tax payable	￦	136,161	￦	—
Adjustments recognized in the period for current tax of prior years		(8,364)		8,465
Changes in deferred income taxes due to temporary differences		142,764		74,572
Changes in deferred income taxes directly reflected in equity		(104,160)		(25,640)

Income tax expense	￦	166,401	￦	57,397

(2)	Details of the reconciliation between profit before income tax and income tax expense (benefit) for the six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

	Six months ended June 30, 2021		Six months ended June 30, 2020
Profit before income tax expense	￦	689,743	￦	237,425
Income tax calculated at statutory tax rate (11% up to ￦200 million, 22% over ￦200 million to ￦20 billion, 24.2% over ￦20 billion to ￦300 billion, and 27.5% over ￦300 billion)		179,317		56,995
Adjustments:
Effect on non-taxable income		—		(2,243)
Effect on non-deductible expense		140		79
Others		(4,692)		(5,899)

Subtotal		(4,552)		(8,063)

Adjustments recognized in the period for current tax of prior years		(8,364)		8,465

Income tax expense	￦	166,401	￦	57,397

Effective tax rate from operations		24.13%		24.17%

35.	STATEMENTS OF CASH FLOWS:

Details of significant noncash investing and financing transactions for the six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

	Six months ended June 30, 2021		Six months ended June 30, 2020
Loan-for-equity swap of loans	￦	409,110	￦	7,364
Gain on valuation of financial assets at FVOCI		428,696		103,669
Transfers investments in associates to financial assets at FVOCI		380,520		—
Written-off		309		13,132

36.	CONTINGENT LIABILITIES AND COMMITMENTS:

(1)	Details of contingent liabilities and commitments as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

	Detail	Jun. 30, 2021		Dec. 31, 2020
Guarantees	Confirmed	￦	27,273,380	￦	27,960,939
	Unconfirmed		8,494,098		6,741,575

	Subtotal		35,767,478		34,702,514

Loan commitments	Local currency, foreign currencies, offshore loan commitments		24,663,641		24,247,153
	Others		1,291,437		2,184,291

	Subtotal		25,955,078		26,431,444

	Total	￦	61,722,556	￦	61,133,958

(2)	Details of guarantees that have been provided for others as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

	Detail	Jun. 30, 2021		Dec. 31, 2020
Confirmed guarantees	Local currency:
	Performance of contracts	￦	75,088	￦	75,088
	Repayment of advances		76,915		88,958
	Others		45,925		49,814

	Subtotal		197,928		213,860

	Foreign currencies:
	Performance of contracts		6,554,391		7,065,461
	Repayment of advances		6,676,357		6,882,321
	Acceptances of imported goods		—		1,005
	Confirmation on export letter of credit		981		—
	Acceptances of import letter of credit		—		217,388
	Foreign liabilities		10,019,321		9,580,093
	Others		3,824,402		4,000,811

	Subtotal		27,075,452		27,747,079

Unconfirmed guarantees	Issuance of import letter of credit		310,984		207,315
	Repayment of advances		7,125,107		5,126,848
	Confirmation on export letter of credit		—		6,229
	Foreign liabilities		1,057,972		1,401,148
	Others		35		35

	Subtotal		8,494,098		6,741,575

	Total	￦	35,767,478	￦	34,702,514

(3)	Details of guarantees classified by country as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

		Confirmed guarantees			Unconfirmed guarantees			Total
Detail		Amount		Ratio (%)	Amount		Ratio (%)	Amount		Ratio (%)
Asia	Korea	￦	15,162,636	55.59	￦	7,427,838	87.45	￦	22,590,474	63.16
	China		187,902	0.69		—	—		187,902	0.53
	Saudi Arabia		1,253,419	4.60		—	—		1,253,419	3.50
	India		568,621	2.08		—	—		568,621	1.59
	Indonesia		712,474	2.61		319,585	3.76		1,032,059	2.89
	Vietnam		1,074,408	3.94		324,820	3.82		1,399,228	3.91
	Australia		220,066	0.81		—	—		220,066	0.62
	Qatar		221,435	0.81		—	—		221,435	0.62
	Singapore		130,194	0.48		—	—		130,194	0.36
	Oman		505,717	1.85		36,969	0.44		542,686	1.52
	Uzbekistan		333,752	1.22		4,588	0.05		338,340	0.95
	Others		1,415,190	5.20		194,729	2.30		1,609,919	4.49

	Subtotal		21,785,814	79.88		8,308,529	97.82		30,094,343	84.14

Europe	United Kingdom		559,891	2.05		—	—		559,891	1.57
	France		264,838	0.97		—	—		264,838	0.74
	Others		1,981,789	7.27		103,080	1.21		2,084,869	5.82

	Subtotal		2,806,518	10.29		103,080	1.21		2,909,598	8.13

America	United States		1,064,056	3.90		12,430	0.15		1,076,486	3.01
	Brazil		383,216	1.41		—	—		383,216	1.07
	Mexico		400,063	1.47		—	—		400,063	1.12
	Bermuda		—	—		—	—		—	—
	Others		455,983	1.67		70,059	0.82		526,042	1.47

	Subtotal		2,303,318	8.45		82,489	0.97		2,385,807	6.67

Africa	Madagascar		83,534	0.31		—	—		83,534	0.23
	Others		294,196	1.07		—	—		294,196	0.83

	Subtotal		377,730	1.38		—	—		377,730	1.06

	Total	￦	27,273,380	100.00	￦	8,494,098	100.00	￦	35,767,478	100.00

(December 31, 2020)

		Confirmed guarantees			Unconfirmed guarantees			Total
Detail		Amount		Ratio (%)	Amount		Ratio (%)	Amount		Ratio (%)
Asia	Korea	￦	16,207,650	57.97	￦	5,330,002	79.06	￦	21,537,652	62.06
	China		200,663	0.72		—	—		200,663	0.58
	Saudi Arabia		1,283,479	4.59		—	—		1,283,479	3.70
	India		554,211	1.98		—	—		554,211	1.60
	Indonesia		715,347	2.56		332,780	4.94		1,048,127	3.02
	Vietnam		988,464	3.53		405,658	6.02		1,394,122	4.02
	Australia		226,478	0.81		—	—		226,478	0.65
	Qatar		225,804	0.81		—	—		225,804	0.65
	Singapore		127,444	0.46		—	—		127,444	0.37
	Oman		439,393	1.57		88,691	1.31		528,084	1.52
	Uzbekistan		330,221	1.18		18,033	0.27		348,254	1.00
	Others		1,444,279	5.16		243,038	3.60		1,687,317	4.86

	Subtotal		22,743,433	81.34		6,418,202	95.20		29,161,635	84.03

Europe	United Kingdom		485,635	1.74		—	—		485,635	1.40
	France		281,363	1.00		—	—		281,363	0.81
	Others		1,510,303	5.40		184,871	2.74		1,695,174	4.88

	Subtotal		2,277,301	8.14		184,871	2.74		2,462,172	7.10

America	United States		1,166,979	4.18		11,968	0.18		1,178,947	3.40
	Brazil		371,831	1.33		—	—		371,831	1.07
	Mexico		397,508	1.42		—	—		397,508	1.14
	Bermuda		259,434	0.93		—	—		259,434	0.75
	Others		288,838	1.03		126,534	1.88		415,372	1.20

	Subtotal		2,484,590	8.89		138,502	2.06		2,623,092	7.56

Africa	Madagascar		161,761	0.58		—	—		161,761	0.46
	Others		293,854	1.05		—	—		293,854	0.85

	Subtotal		455,615	1.63		—	—		455,615	1.31

	Total	￦	27,960,939	100.00	￦	6,741,575	100.00	￦	34,702,514	100.00

(4)	Details of guarantees classified by industry as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

	Confirmed guarantees			Unconfirmed guarantees			Total
Detail	Amount		Ratio (%)	Amount		Ratio (%)	Amount		Ratio (%)
Manufacturing	￦	13,537,514	49.64	￦	7,252,375	85.37	￦	20,789,889	58.13
Transportation		2,217,407	8.13		—	—		2,217,407	6.20
Financial institution		1,344,929	4.93		8,287	0.10		1,353,216	3.78
Wholesale and retail		712,652	2.61		39,643	0.47		752,295	2.10
Real estate business		43,658	0.16		48,632	0.57		92,290	0.26
Construction		4,725,959	17.33		377,577	4.45		5,103,536	14.27
Public sector and others		4,691,261	17.20		767,584	9.04		5,458,845	15.26

Total	￦	27,273,380	100.00	￦	8,494,098	100.00	￦	35,767,478	100.00

(December 31, 2020)

	Confirmed guarantees			Unconfirmed guarantees			Total
Detail	Amount		Ratio (%)	Amount		Ratio (%)	Amount		Ratio (%)
Manufacturing	￦	13,914,707	49.76	￦	5,388,964	79.94	￦	19,303,671	55.63
Transportation		2,004,642	7.17		42,821	0.64		2,047,463	5.90
Financial institution		1,412,167	5.05		13,033	0.19		1,425,200	4.11
Wholesale and retail		514,662	1.84		31,114	0.46		545,776	1.57
Real estate business		43,962	0.16		48,408	0.72		92,370	0.27
Construction		5,270,863	18.85		377,321	5.60		5,648,184	16.28
Public sector and others		4,799,936	17.17		839,914	12.45		5,639,850	16.24

Total	￦	27,960,939	100.00	￦	6,741,575	100.00	￦	34,702,514	100.00

(5)	Global Medium-Term Note Program and CP programs

The Bank has been establishing the following programs regarding the issue of foreign currencies bonds and CPs:

1)

Established on August 1, 1991, initially, and annually renewed, U.S. Shelf Registration to issue foreign bonds under the Securities and Exchange Commission rule of the United States of America with an issuance limit of USD 55 billion.

2)	Established on May 14, 1997, and May 16, 1997, initially, and annually renewed, CP program to issue CPs with issuance limits of USD 6 billion and USD 2 billion, respectively.

3)	Established on November 6, 1997, initially, and annually renewed, Global Medium-Term Note Program to issue mid-to-long-term foreign currencies bonds with an issuance limit of USD 27.5 billion.

4)	Established on February 2, 2012, initially, and renewed every year, MYR MTN program to issue Malaysian Ringgit-denoted bonds with issuance limits of MYR 1 billion.

5)	Established in 1995, initially, and every other yearly renewed, Yen Shelf Registration to issue Samurai bond with an issuance limit of JPY 500 billion.

6)	Established on May 31, 2010, Australian Domestic Debt Issuance Program to issue Kangaroo bond with limit of AUD 6 billion.

7)	Established on January 17, 2011, and renewed every two years, Uridashi Shelf Registration to issue Uridashi bond with an issuance limit of JPY 500 billion.

(6)	Litigations

As of June 30, 2021, 11 lawsuits (aggregated claim amount: ￦57,092 million) were filed as a plaintiff and 15 pending litigations as a defendant were filed (aggregated claim amount: ￦157,861 million). The Bank’s management expects that there is no significant impact on the financial statements due to these lawsuits but it is possible to make additional loss to the Bank due to the results of future litigation.

(7)	Written-off loans

The Bank manages written-off loans that have claims on debtors due to the statute of limitations, uncollected after write-off, etc. The written-off loans as of June 30, 2021 and December 31, 2020 are ￦2,022,593 million and ￦1,982,456 million, respectively.

(8)	Significant events during the interim reporting period

The proliferation of COVID-19 has had a negative impact on the global economy, which may have a greater impact than the expected credit loss and potential impairment of assets in a particular portfolio, negatively impacting the profit generation capability of the Bank as follows:

•	Uncertainty may arise about the credit risk of a borrower that could be affected by COVID-19.

•	Uncertainty may arise about forward-looking macroeconomic information related to expected credit losses.

•

Korean won may depreciate against major foreign currencies. This may result in an increase in principal and interest payments on liabilities denominated in foreign currencies, and losses on foreign exchange transactions.

•	Possible significant decrease in the fair value of an entity affected by COVID-19 pandemic, in which the bank invested, may occur.

Meanwhile, the impact of COVID-19 on expected credit losses is described in note 10, Loans at amortized cost.

37.	TRANSACTIONS AND BALANCES WITH RELATED PARTIES:

Related parties consist of entities related to the Bank, postemployment benefits, a key management personnel and a close member of that person’s family, an entity controlled or jointly controlled and an entity influenced significantly.

(1)	Details of related parties as of June 30, 2021 are as follows:

Detail	Relationship	Ownership- percentage (%)
Parent:
Korean government	Parent	68.74
Subsidiaries and Associates:
KEXIM Bank UK Limited	Subsidiary	100.00
PT.KOEXIM Mandiri Finance	Subsidiary	85.00
KEXIM Vietnam Leasing Co.	Subsidiary	100.00
KEXIM Asia Limited	Subsidiary	100.00
EXIM PLUS Co., Ltd.	Subsidiary	100.00
Credit Guarantee and Investment Fund	Associate	15.18
KTB Newlake Global Healthcare PEF	Associate	25.00
Korea Aerospace Industries. Ltd.	Associate	26.41
Daewoo Shipbuilding & Marine Engineering Co., Ltd.	Associate	—

(2)	Significant balances of receivables, payables and guarantees with the related parties

1)	Significant balances of receivables and payables with the related parties as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

Detail	Receivables		Allowance / Provisions		Payables
Subsidiaries:
KEXIM Bank UK Limited	￦	175,131	￦	—	￦	—
PT.KOEXIM Mandiri Finance		142,485		259		—
KEXIM Vietnam Leasing Co.		117,413		277		12
KEXIM Asia Limited		158,003		84		—

Subtotal		593,032		620		12

Associates:
Daewoo Shipbuilding & Marine Engineering Co., Ltd. (*1)		2,924,733		889,477		—
Korea Aerospace Industries. Ltd.		—		100		—

Subtotal		2,924,733		889,577		—

Total	￦	3,517,765	￦	890,197	￦	12

(*1)	It includes ￦2,315,258 million of convertible bonds acquired through loan conversion.

(December 31, 2020)

Detail	Receivables		Allowance / Provisions		Payables
Subsidiaries:
KEXIM Bank UK Limited	￦	133,159	￦	—	￦	—
PT.KOEXIM Mandiri Finance		137,198		250		—
KEXIM Vietnam Leasing Co.		108,059		263		14
KEXIM Asia Limited		124,126		156		—

Subtotal		502,542		669		14

Associates:
DAESUN Shipbuilding & Engineering Co., Ltd.		522,111		515,596		44
Daewoo Shipbuilding & Marine Engineering Co., Ltd. (*1)		2,518,836		370,637		1,838
Korea Aerospace Industries. Ltd.		—		100		—

Subtotal		3,040,947		886,333		1,882

Total	￦	3,543,489	￦	887,002	￦	1,896

(*1)	It includes ￦1,991,465 million of convertible bonds acquired through loan conversion.

2)	Guarantees provided to the related parties as of June 30, 2021 and December 31, 2020 are as follows (Korean won in millions):

(June 30, 2021)

Detail	Confirmed guarantees		Unconfirmed guarantees		Loan commitments		Other commitments
Subsidiaries:
KEXIM Bank UK Limited	￦	—	￦	—	￦	178,911	￦	—
PT.KOEXIM Mandiri Finance		—		—		27,120		—
KEXIM Vietnam Leasing Co.		—		8,287		102,420		—
KEXIM Asia Limited		—		—		152,243		—

Subtotal		—		8,287		460,694		—

Associates:
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		2,470,449		2,066,742		1,450,000		—
Korea Aerospace Industries. Ltd.		—		—		35,000		—

Subtotal		2,470,449		2,066,742		1,485,000		—

Total	￦	2,470,449	￦	2,075,029	￦	1,945,694	￦	—

(December 31, 2020)

Detail	Confirmed guarantees		Unconfirmed guarantees		Loan commitments		Other commitments
Subsidiaries:
KEXIM Bank UK Limited	￦	—	￦	—	￦	210,800	￦	—
PT.KOEXIM Mandiri Finance		—		—		26,112		—
KEXIM Vietnam Leasing Co.		—		4,195		107,829		—
KEXIM Asia Limited		—		—		132,192		—

Subtotal		—		4,195		476,933		—

Associates:
DAESUN Shipbuilding & Engineering Co., Ltd.		65,010		75,574		15,000		—
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		2,795,481		1,615,016		1,450,000		—
Korea Aerospace Industries. Ltd.		—		—		35,000		—

Subtotal		2,860,491		1,690,590		1,500,000		—

Total	￦	2,860,491	￦	1,694,785	￦	1,976,933	￦	—

(3)	Profit and loss transactions with related parties

Profit and loss transactions with related parties for the six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

(Six months ended June 30, 2021)

	Revenue		Bad debt expenses		Expenses
Subsidiaries:
KEXIM Bank UK Limited	￦	209	￦	—	￦	—
PT.KOEXIM Mandiri Finance		309		9		—
KEXIM Vietnam Leasing Co.		271		12		—
KEXIM Asia Limited		341		(72)		—
EXIM PLUS Co., Ltd.		—		—		3,205

Subtotal		1,130		(51)		3,205

Associates:
DAESUN Shipbuilding & Engineering Co., Ltd. (*1)		4,564		—		—
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		36,697		(58,046)		—

Subtotal		41,261		(58,046)		—

Total	￦	42,391	￦	(58,097)	￦	3,205

(Six months ended June 30, 2020)

	Revenue		Bad debt expenses		Expenses
Subsidiaries:
KEXIM Bank UK Limited	￦	1,191	￦	—	￦	—
PT.KOEXIM Mandiri Finance		1,984		(9)		—
KEXIM Vietnam Leasing Co.		1,419		16		—
KEXIM Asia Limited		1,459		98		—
EXIM PLUS Co., Ltd.		—		—		3,212

Subtotal		6,053		105		3,212

Associates:
DAESUN Shipbuilding & Engineering Co., Ltd.		3,810		106,275		—
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		36,956		68,835		62

Subtotal		40,766		175,110		62

Total	￦	46,819	￦	175,215	￦	3,274

(*1)	As the company was excluded from related parties during the period of six months ended June 30, 2021, the transaction records are records until excluded from related parties.

(4)	Loan transactions with related parties

Loan transactions with related parties for six months ended June 30, 2021 and for the year ended December 31, 2020 is as follows (Korean won in millions):

(Six months ended June 30, 2021)

Detail	Financing transaction
	Loan		Collection
Subsidiaries:
KEXIM Bank UK Limited	￦	227,153	￦	188,887
PT.KOEXIM Mandiri Finance		283,252		283,259
KEXIM Vietnam Leasing Co.		224,733		219,441
KEXIM Asia Limited		162,217		132,442

Subtotal		897,355		824,029

Associates:
DAESUN Shipbuilding & Engineering Co., Ltd. (*1)		84,259		506,111

Total	￦	981,614	￦	1,330,140

(2020)

Detail	Financing transaction
	Loan		Collection
Subsidiaries:
KEXIM Bank UK Limited	￦	366,724	￦	381,663
PT.KOEXIM Mandiri Finance		558,838		567,054
KEXIM Vietnam Leasing Co.		567,377		590,328
KEXIM Asia Limited		415,372		451,482

Subtotal		1,908,311		1,990,527

Associates:
HSG SUNGDONG Shipbuilding Co., Ltd.		18,290		189,052
DAESUN Shipbuilding & Engineering Co., Ltd.		41,500		37,500

Subtotal		59,790		226,552

Total	￦	1,968,101	￦	2,217,079

(*1)	As the company was excluded from related parties during the period of six months ended June 30, 2021, the transaction records are records until excluded from related parties.

(5)	Details of compensation for key executives for the six months ended June 30, 2021 and 2020 are as follows (Korean won in millions):

Detail	Six months ended June 30, 2021		Six months ended June 30, 2020
Short-term employee benefits	￦	1,276	￦	1,248
Retirement benefits		277		75

Total	￦	1,553	￦	1,323

THE REPUBLIC OF KOREA

The Economy

Gross Domestic Product

Based on preliminary data, GDP growth in the first nine months of 2021 was 4.0% at chained 2015 year prices, primarily due to an increase in exports of goods and services by 11.1% and an increase in aggregate private and general government consumption expenditures by 3.2%, the effect of which was offset in part by an increase in imports of goods and services by 8.0%, each compared with the corresponding period of 2020.

Principal Sectors of the Economy

Prices, Wages and Employment

Based on preliminary data, the inflation rate was 2.1% and the unemployment rate was 3.9% in the first nine months of 2021.

The Financial System

Securities Markets

The Korea Composite Stock Price Index was 3,202.3 on July 30, 2021, 3,199.3 on August 31, 2021, 3,068.8 on September 30, 2021, 2,970.7 on October 29, 2021, 2,839.0 on November 30, 2021, 2,977.7 on December 30, 2021 and 2,988.8 on January 3, 2022.

Monetary Policy

Interest Rates

On August 26, 2021, The Bank of Korea raised its policy rate to 0.75% from 0.50%, which was further raised to 1.0% on November 25, 2021, in response to rising levels of household debt and inflationary pressures.

Foreign Exchange

The market average exchange rate between the Won and the U.S. Dollar (in Won per one U.S. Dollar) as announced by the Seoul Money Brokerage Service Ltd. was Won 1,147.4 to US$1.00 on July 30, 2021, Won 1,164.4 to US$1.00 on August 31, 2021, Won 1,184.9 to US$1.00 on September 30, 2021, Won 1,171.7 to US$1.00 on October 29, 2021, Won 1,193.4 to US$1.00 on November 30, 2021 and Won 1,185.5 to US$1.00 on December 31, 2021.

Balance of Payments and Foreign Trade

Balance of Payments

Based on preliminary data, the Republic recorded a current account surplus of US$70.1 billion in the first nine months of 2021. The current account surplus in the first nine months of 2021 increased from the current account surplus of US$43.0 billion in the corresponding period of 2020, primarily due to a decrease in deficit from the services account, and to a lesser extent, increases in surpluses from the income account and the goods account.

Trade Balance

Based on preliminary data, the Republic recorded a trade surplus of US$25.3 billion in the first nine months of 2021. Exports increased by 26.2% to US$467.7 billion in the first nine months of 2021 from US$370.6 billion in the corresponding period of 2020, primarily due to an improvement in the domestic economic conditions of the Republic’s major trading partners. Imports increased by 28.6% to US$442.5 billion in the first nine months of 2021 from US$344.0 billion in the corresponding period of 2020, primarily due to an increase in domestic production and an improvement in consumer sentiment reflecting gradual recovery from the COVID-19 pandemic.

Foreign Currency Reserves

The amount of the Government’s foreign currency reserves was US$463.9 billion as of November 30, 2021.

Government Finance

As part of the Government’s continued efforts to mitigate the adverse effects of the ongoing global outbreak of the COVID-19 pandemic on the Korean economy, the National Assembly approved the second supplementary budget of 2021 amounting to Won 34.9 trillion in July 2021. The second supplementary budget, most of which was funded through the Government’s excess tax revenue, has been used mainly for the following purposes: (i) provision of relief packages, including support for small businesses and direct payments to eligible individuals, (ii) various forms of financial support for local communities through subsidies, (iii) purchases of vaccines and disease prevention and treatment efforts and (iv) employment support and aid for low-income households.

In December 2021, the National Assembly approved the Republic’s budget for 2022 in the amount of Won 607.7 trillion, a significant portion of which is expected to be used for measures to continue to mitigate the adverse effects of the COVID-19 pandemic on the Korean economy. As of the date of this prospectus supplement, the Republic’s plans to return to normal have been put on hold in light of the surge in the number of new daily cases of COVID-19 infections in recent months as well as the ongoing spread of the new Omicron variant of COVID-19.

For further information regarding the COVID-19 pandemic and the Republic’s past budgets (including supplementary budgets), see “The Republic of Korea—The Economy—Worldwide Economic and Financial Difficulties” and “The Republic of Korea—Government Finance” in the accompanying prospectus.

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the form of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the U.S. Securities and Exchange Commission as exhibits to the registration statement no. 333-255836.

The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

We will issue the Notes under the fiscal agency agreement, dated as of August 1, 1991, between us and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor to JPMorgan Chase Bank, N.A.), as fiscal agent, as amended or supplemented from time to time (the “Fiscal Agency Agreement”). The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

2025 Notes

The 2025 Notes are initially limited to US$1,000,000,000 aggregate principal amount. The 2025 Notes will mature on January 18, 2025 (the “2025 Note Maturity Date”). The 2025 Notes will bear interest at a rate of 1.250% per annum, payable semi-annually in arrears on January 18 and July 18 of each year (each a “2025 Note Interest Payment Date”). The first interest payment on the 2025 Notes will be made on July 18, 2022 in respect of the period from (and including) January 18, 2022 to (but excluding) July 18, 2022.

Interest on the 2025 Notes will accrue from January 18, 2022. If any 2025 Note Interest Payment Date or the 2025 Note Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on such 2025 Note Interest Payment Date or the 2025 Note Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a 2025 Note at the close of business on the fifteenth day (whether or not a business day) preceding such Interest Payment Date. Interest on the 2025 Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the 2025 Notes in immediately available funds in U.S. dollars.

2027 Notes

The 2027 Notes are initially limited to US$1,000,000,000 aggregate principal amount. The 2027 Notes will mature on January 18, 2027 (the “2027 Note Maturity Date”). The 2027 Notes will bear interest at a rate of 1.625% per annum, payable semi-annually in arrears on January 18 and July 18 of each year (each a “2027 Note Interest Payment Date”). The first interest payment on the 2027 Notes will be made on July 18, 2022 in respect of the period from (and including) January 18, 2022 to (but excluding) July 18, 2022.

Interest on the 2027 Notes will accrue from January 18, 2022. If any 2027 Note Interest Payment Date or the 2027 Note Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on such 2027 Note Interest Payment Date or the 2027 Note Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a 2027 Note at the close of business on the fifteenth day (whether or not a business day) preceding such Interest Payment Date. Interest on the 2027 Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the 2027 Notes in immediately available funds in U.S. dollars.

2032 Notes

The 2032 Notes are initially limited to US$1,000,000,000 aggregate principal amount. The 2032 Notes will mature on January 18, 2032 (the “2032 Note Maturity Date”). The 2032 Notes will bear interest at a rate of 2.125% per annum, payable semi-annually in arrears on January 18 and July 18 of each year (each a “2032 Note Interest Payment Date”). The first interest payment on the 2032 Notes will be made on July 18, 2022 in respect of the period from (and including) January 18, 2022 to (but excluding) July 18, 2022.

Interest on the 2032 Notes will accrue from January 18, 2022. If any 2032 Note Interest Payment Date or the 2032 Note Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on such 2032 Note Interest Payment Date or the 2032 Note Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a 2032 Note at the close of business on the fifteenth day (whether or not a business day) preceding such Interest Payment Date. Interest on the 2032 Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the 2032 Notes in immediately available funds in U.S. dollars.

Denomination

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof.

Redemption

We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

The Notes will be represented by one or more fully registered global notes, which will be deposited with a custodian for, and registered in the name of a nominee of, DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear or Clearstream if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, in the event that a global note is exchanged for Notes in definitive form, we will appoint and maintain a paying agent in Singapore, where the Notes may be presented or surrendered for payment or redemption. In addition, in the event that a global note is exchanged for Notes in definitive form, an announcement of such exchange will be made by or on behalf of us through the SGX-ST and such announcement will include all material information with respect to the delivery of the Notes in definitive form, including details of the paying agent in Singapore.

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as any series of the Notes in all respects so that such further issue shall be consolidated and form a single series with the relevant series of the Notes. We will not issue any such additional debt securities unless the issuance would constitute a “qualified reopening” for U.S. federal income tax purposes or such additional debt securities would otherwise be part of the same “issue” for U.S. federal income tax purposes.

Notices

While the Notes are represented by the global note deposited with the custodian for DTC, notices to holders may be given by delivery to DTC, and such notices will be deemed to be given on the date of delivery to DTC. The fiscal agent may also mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the fiscal agent maintains. The fiscal agent will only mail these notices to the registered holder of the Notes. You will not receive notices regarding the Notes directly from us unless we reissue the Notes to you in fully certificated form.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

CLEARANCE AND SETTLEMENT

We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers Inc.

Euroclear and Clearstream

Like DTC, Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Ownership of Notes through DTC, Euroclear and Clearstream

We will issue each series of the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the Notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may also hold your beneficial interests in the Notes through Euroclear or Clearstream, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream in turn will hold such interests in their customers’ securities accounts with DTC.

We and the fiscal agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including DTC, Euroclear, Clearstream and their respective participants, to exercise any of the rights granted to holders of Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants, or persons holding beneficial interests in the Notes through such participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the Notes. Euroclear’s or Clearstream’s ability to take actions as holder under the Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

Transfers Within and Between DTC, Euroclear and Clearstream

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream Participants

Participants in Euroclear and Clearstream will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream.

Trading Between a DTC Seller and a Euroclear or Clearstream Purchaser

When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream participant, the purchaser must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Euroclear or Clearstream will credit the Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream will need to make funds available to Euroclear or Clearstream to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream until the Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant’s account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream for the benefit of Euroclear or Clearstream participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders who use Euroclear or Clearstream and who purchase Notes from DTC participants for credit to Euroclear participants or Clearstream participants should note that these trades will automatically fail unless one of three steps is taken:

•

borrowing through Euroclear or Clearstream for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream account, in accordance with the clearing system’s customary procedures;

•

borrowing the Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the Notes to be reflected in the Euroclear or Clearstream account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream participant.

Trading Between a Euroclear or Clearstream Seller and a DTC Purchaser

Due to time-zone differences in their favor, Euroclear and Clearstream participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to credit the Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream participant selling the Notes has a line of credit with Euroclear or Clearstream and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

Settlement in other currencies between DTC and Euroclear and Clearstream is possible using free-of-payment transfers to move the Notes, but funds movement will take place separately.

TAXATION

Korean Taxation

For a discussion of Korean tax considerations that may be relevant to you if you invest in the Notes, please refer to the section “Taxation—Korean Taxation” in the accompanying prospectus.

United States Tax Considerations

For a discussion of U.S. federal income tax considerations that may be relevant to you if you invest in the Notes and are a U.S. holder, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Relationship with the Underwriters

We and the underwriters named below (the “Underwriters” and each an “Underwriter”) have entered into a Terms Agreement dated January 5, 2022 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement—Standard Terms (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each of the Underwriters, severally, and each of the Underwriters has severally agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Names of the Underwriters	Principal Amount of 2025 Notes		Principal Amount of the 2027 Notes		Principal Amount of the 2032 Notes
BNP Paribas	US$	150,000,000	US$	150,000,000	US$	150,000,000
Citigroup Global Markets Inc.		150,000,000		150,000,000		150,000,000
Daiwa Capital Markets Europe Limited		150,000,000		150,000,000		150,000,000
The Hongkong and Shanghai Banking Corporation Limited		150,000,000		150,000,000		150,000,000
J.P. Morgan Securities LLC		150,000,000		150,000,000		150,000,000
KB Securities Co., Ltd.		100,000,000		100,000,000		100,000,000
MUFG Securities Asia Limited		150,000,000		150,000,000		150,000,000
KEXIM Asia Limited		—		—		—

Total	US$	1,000,000,000	US$	1,000,000,000	US$	1,000,000,000

KEXIM Asia Limited is an affiliate of ours and has agreed not to offer or sell any Notes in the United States or to any U.S. persons.

Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any Notes of a series, then the Underwriters are obligated to take and pay for all of the Notes of such series.

The Underwriters initially propose to offer the Notes directly to the public at the offering prices described on the cover page. After the initial offering of the Notes, the Underwriters may from time to time vary the offering prices and other selling terms.

If a jurisdiction requires that the offering be made by a licensed broker or dealer and the Underwriters or any affiliate of the Underwriters is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by that Underwriter or its affiliate on behalf of us in such jurisdiction.

The Notes are a new class of securities with no established trading market. Approval in-principle has been received from the SGX-ST for the listing and quotation of the Notes on the SGX-ST. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

In connection with this offering, any of the Underwriters appointed and acting in its capacity as stabilizing manager (the “Stabilizing Managers”) or any person acting on their behalf may purchase and sell the Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions.

Over-allotment involves sales of the Notes in excess of the principal amount of the Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of the Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Managers may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Managers commence any of these transactions, they may discontinue such transactions at any time, and must discontinue them after a limited period.

The amount of net proceeds of the 2025 Notes, the 2027 Notes and the 2032 Notes is US$995,500,000, US$993,750,000 and US$992,170,000, respectively, after deducting underwriting discounts but not estimated expenses. Our expenses associated with the Notes offering are estimated to be US$300,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the Notes.

The Underwriters and certain of their affiliates may have performed certain commercial banking, investment banking and advisory services for us and/or our affiliates from time to time for which they have received customary fees and expenses and may, from time to time, engage in transactions with and perform services for us and/or our affiliates in the ordinary course of their business.

The Underwriters or certain of their affiliates may purchase Notes and be allocated Notes for asset management and/or proprietary purposes but not with a view to distribution. The Underwriters or their respective affiliates may purchase Notes for its or their own account and enter into transactions, including credit derivatives, such as asset swaps, repackaging and credit default swaps relating to Notes and/or other securities of us or our subsidiaries or affiliates at the same time as the offer and sale of Notes or in secondary market transactions. Such transactions would be carried out as bilateral trades with selected counterparties and separately from any existing sale or resale of Notes to which this prospectus supplement relates (notwithstanding that such selected counterparties may also be purchasers of Notes).

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about January 18, 2022, which we expect will be the eighth business day following the date of this prospectus supplement. Under Rule 15c6-l promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in two business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on any day prior to the second business day before the settlement date, because the Notes will initially settle in T+8, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

Each Underwriter has agreed to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Korea

Each Underwriter has severally represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea or to, or for the account or benefit of, any resident of Korea, except as permitted by applicable Korean laws and regulations; and (ii) any securities dealer to whom it sells Notes will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

United Kingdom

Each Underwriter has severally represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

Prohibition of Sales to EEA Retail Investors

Each Underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus as contemplated by the final terms in relation thereto to any retail investor in the European Economic Area. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(a) a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(b) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Prohibition of Sales to UK Retail Investors

Each Underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus as contemplated by the final terms in relation thereto to any retail investor in the UK. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(a) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(b) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA.

Japan

Each Underwriter has severally represented and agreed that the Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”). Accordingly, each Underwriter has severally represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any Notes in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and other relevant laws and regulations of Japan.

Hong Kong

Each Underwriter has severally represented and agreed that:

•

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571)

of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and

•

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Singapore

Each Underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289) of Singapore (the “SFA”). Accordingly, each Underwriter has severally represented and agreed that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor under Section 274 of the SFA; (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(i) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Italy

The offering of the Notes has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no Notes may be offered, sold or delivered, nor may copies of this prospectus supplement or the accompanying prospectus or of any other document relating to any Notes be distributed in the Republic of Italy (“Italy”), except, in accordance with any Italian securities, tax and other applicable laws and regulations.

Each Underwriter has severally represented and agreed that it has not offered, sold or delivered, and will not offer, sell or deliver any Notes or distribute any copy of this prospectus supplement or the accompanying prospectus or any other document relating to the Notes in Italy except:

(a) to qualified investors (investitori qualificati), as defined pursuant to Article 100 of Legislative Decree no. 58 of February 24, 1998 (the “Financial Services Act”) and Article 34-ter, paragraph 1, letter (b) of CONSOB regulation No. 11971 of May 14, 1999 (the “Issuers Regulation”), all as amended from time to time; or

(b) in other circumstances which are exempted from the rules on public offerings pursuant to Article 100 of the Financial Services Act and Issuers Regulation.

In any event, any offer, sale or delivery of the Notes or distribution of copies of this prospectus supplement or the accompanying prospectus or any other document relating to the Notes in Italy under paragraphs (a) or (b) above must be:

(i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of September 1, 1993 (the “Banking Act”) and CONSOB Regulation No. 20307 of February 15, 2018, all as amended from time to time;

(ii) in compliance with Article 129 of the Banking Act, as amended from time to time, and the implementing guidelines of the Bank of Italy, as amended from time to time; and

(iii) in compliance with any other applicable laws and regulations, including any limitation or requirement which may be imposed from time to time by CONSOB or the Bank of Italy or other competent authority.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

The offering of the Notes in Switzerland is exempt from the requirement to prepare and publish a prospectus under the Swiss Financial Services Act (“FinSA”). The Notes will not be admitted to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. This prospectus supplement does not constitute a prospectus pursuant to the FinSA, and no such prospectus has been or will be prepared for or in connection with the offering of the Notes.

LEGAL MATTERS

The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Bae, Kim & Lee LLC, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Latham & Watkins LLP, Seoul, Korea. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Latham & Watkins LLP, Seoul, Korea may rely as to matters of Korean law upon the opinion of Bae, Kim  & Lee LLC.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chairman and President, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments—The Export-Import Bank of Korea.” Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments—The Republic of Korea” as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

We were established in 1976 as a special governmental financial institution pursuant to the Export-Import Bank of Korea Act, as amended. Our corporate registry number is 111235-0000158. Our authorized share capital is ￦15,000 billion. As of September 30, 2021, our paid-in capital was ￦15,802 billion.

Our board of directors can be reached at the address of our registered office: c/o 38 Eunhaeng-ro, Yeongdeungpo-gu, Seoul 07242, The Republic of Korea.

The issue of the Notes has been authorized by our Chairman and President on November 26, 2021. On December 21, 2021, our report on the proposed issuance of the Notes has been accepted by the Ministry of Economy and Finance of Korea.

The registration statement with respect to us and the Notes has been filed with the Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1580, 100 F Street N.E., Washington, D.C. 20549, United States.

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream:

	CUSIP	ISIN
2025 Notes	302154 DL0	US302154DL06
2027 Notes	302154 DM8	US302154DM88
2032 Notes	302154 DN6	US302154DN61

HEAD OFFICE OF THE BANK

38 Eunhaeng-ro

Yeongdeungpo-gu

Seoul 07242

Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

The Bank of New York Mellon

Global Finance Americas

101 Barclay St, 4E

New York, NY 10286

United States of America

LEGAL ADVISORS TO THE BANK

as to Korean law	as to U.S. law

Bae, Kim & Lee LLC	Cleary Gottlieb Steen & Hamilton LLP
Tower B, Centropolis 26 Ujeongguk-ro, Jongno-gu Seoul 03161 Korea	c/o 19th Floor, Ferrum Tower 19 Eulji-ro 5-gil, Jung-gu Seoul 04539 Korea

LEGAL ADVISOR TO THE UNDERWRITERS

as to U.S. law

Latham & Watkins LLP 29F One IFC 10 Gukjegeumyung-ro, Yeongdeungpo-gu Seoul 07326 Korea

AUDITOR OF THE BANK

KPMG Samjong Accounting Corp.

10th Floor, Gangnam Finance Center

152 Tehran-ro, Gangnam-gu

Seoul 06236

Korea

SINGAPORE LISTING AGENT

Shook Lin & Bok LLP

1 Robinson Road

#18-00 AIA Tower

Singapore 048542